As filed with the Securities and Exchange Commission on April 27, 2026.

Registration No. 333-294808

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

DUKE Robotics Corp.

(Exact name of registrant as specified in its charter)

Nevada	3721	47-3052410
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

10 HaRimon Street, Mevo Carmel Science and Industrial Park,

Israel, 2069203

+972-054-5707050

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Yossef Balucka

Chief Executive Officer

10 HaRimon Street, Mevo Carmel Science and Industrial Park,

Israel, 2069203

+972-054-5707050

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Alexander R. McClean, Esq. C. Christopher Murillo, Esq. Harter Secrest & Emery LLP 1600 Bausch & Lomb Place Rochester, New York 14604 Tel: (585) 232-6500 Fax: (585) 232-2152	Oded Har-Even, Esq. Ron Ben-Bassat, Esq. Sullivan and Worcester LLP 1251 Avenue of the Americas, 19th Floor New York, NY 10020 Tel: (212) 660-3000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Registration Statement contains two prospectuses, as set forth below.

●	Public Offering Prospectus. A prospectus to be used for the firm commitment underwritten offering of 648,298 units, consisting of shares of common stock and warrants (the “Public Offering Prospectus”) through the underwriters named in the Underwriting section of the Public Offering Prospectus.

●

Resale Prospectus. A prospectus to be used for the potential resale by the Selling Stockholders of 170,954 shares of common stock of the registrant held by them and/or issuable to them, collectively, that are not being sold pursuant to the Public Offering Prospectus (the “Resale Prospectus”).

The Resale Prospectus is substantively identical to the Public Offering Prospectus, except for the following principal points:

●	they contain different front covers;

●	all references in the Public Offering Prospectus to “this offering” will be changed in the Resale Prospectus to “the public offering,” defined as the underwritten public offering of our units;

●	all references in the Public Offering Prospectus to “underwriter” will be changed in the Resale Prospectus to “underwriter of the public offering”;

●	they contain different “Use of Proceeds” sections;

●	the section “Principal Shareholders” from the Public Offering Prospectus is deleted from the Resale Prospectus, and the section “Selling Stockholders” is inserted in its place;

●	they contain different “Summary — The Offering” sections;

●	the “Underwriting” section in the Public Offering Prospectus is deleted from the Resale Prospectus, and a “Plan of Distribution” section is inserted in its place;

●	the “Legal Matters” section in the Resale Prospectus deletes the reference to counsel for the underwriter that appears in the Public Offering Prospectus; and

●	they contain different back covers.

The registrant has included in this Registration Statement a set of alternate pages after the back cover page of the Public Offering Prospectus, or the “Alternate Pages”, to reflect the foregoing differences in the Resale Prospectus as compared to the Public Offering Prospectus. The Public Offering Prospectus will exclude the Alternate Pages and will be used for the public offering by the registrant. The Resale Prospectus will be substantively identical to the Public Offering Prospectus except for the addition or substitution of the Alternate Pages, as the case may be, and will be used for the resale offering by the Selling Stockholders of their shares.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the Company is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED April 27, 2026

648,298 Units

Each Unit Consisting of

One Share of Common Stock and

One Warrant to Purchase One Share of Common Stock

This is a firm commitment underwritten public offering of units (the “Units”), based on an assumed public offering price of $12.34 per Unit, of DUKE Robotics Corp., a Nevada corporation (the “Company”, “we”, “us” or “our”). Each Unit consists of one share of common stock, $0.0001 par value per share (“common stock”), and one warrant to purchase one share of common stock at an exercise price of $13.57 per share (110% of the price of each Unit sold in this offering based on an assumed public offering price of $12.34 per Unit, and not to be less than 100% of such price). The Units have no stand-alone rights and will not be certificated or issued as stand-alone securities. The shares of common stock and the warrants comprising the Units must be purchased together in this offering as Units and are immediately separable and will be issued separately in this offering. Each warrant offered hereby is immediately exercisable on the date of issuance and will expire five years from the date of issuance.

Our common stock is presently traded on the over-the-counter market and quoted on the OTCQB tier operated by the OTC Markets Group Inc. (the “OTCQB”) under the symbol “DUKR.” On April 24, 2026, the last reported sale price of our common stock was $12.34 per share. We intend to apply to list our common stock and warrants on the Nasdaq Capital Market under the symbol “DUKR” and “DUKRW” respectively. No assurance can be given that our application will be approved or that the trading prices of our common stock on the OTCQB will be indicative of the prices of our common stock if our common stock were traded on the Nasdaq Capital Market. If our listing application is not approved by the Nasdaq Capital Market, we will not be able to consummate the offering and will terminate this offering.

There is no established public trading market for the Units or the warrants, and we do not expect a market to develop. We do not intend to apply for listing of the Units or the warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Units and the warrants will be limited.

The offering price of the Units will be determined between the underwriters and us at the time of pricing, considering our historical performance and capital structure, prevailing market conditions, and overall assessment of our business, and may be at a discount to the current market price.

In addition, we have registered an aggregate of 170,954 shares of common stock for resale by certain stockholders (the “Selling Stockholders”) by means of a separate prospectus. The Selling Stockholders may offer and sell the shares covered by such separate prospectus from time to time in a number of different ways and at varying prices. We will not receive any proceeds from the sale of any of the 170,954 shares of common stock for resale by the Selling Stockholders.

On March 6, 2026, we effected a reverse stock split of our common stock at a ratio of 1-for-25. Unless otherwise noted, the share and per share information in this prospectus reflects the effect of the reverse stock split.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 9 of this prospectus. You should carefully consider these risk factors, as well as the information contained in this prospectus, before you invest.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price	$12.34	$8,000,000
Underwriting discount and commissions (1)	$0.99	$640,000
Proceeds to us before offering expenses (2)	$11.35	$7,360,000

(1)	We have also agreed to issue warrants to purchase shares of our common stock to the representative of the underwriters in this offering and to reimburse the representative of the underwriters for certain expenses. See “Underwriting” for additional information regarding total underwriter compensation, including information on underwriting discounts and offering expenses.

(2)	The amount of offering proceeds to us presented in this table does not give effect to any exercise of the: (i) over-allotment option (if any) we have granted to the representative of the underwriters as described below, (ii) the warrants included in the Units offered hereby, and (iii) warrants being issued to the representative of the underwriters in this offering.

This Offering is being conducted on a firm commitment basis. The underwriters are obligated to take and pay for all the Units offered by this prospectus if any such Units are taken.

We have granted a 45-day option to the representative of the underwriters, exercisable one or more times in whole or in part, to purchase up to an additional 97,245 shares of common stock and/or 97,245 additional warrants from us in any combination thereof at the public offering price per share of common stock and $0.0001 per warrant, respectively, less the underwriting discounts payable by us, solely to cover over-allotments, if any.

We will deliver the shares of common stock being issued to the purchasers of Units electronically upon closing and receipt of investor funds for the purchase of the Units offered pursuant to this prospectus. The underwriters expect to deliver the shares of common stock against payment to the investors in this offering on or about                   , 2026.

Sole Book-Running Manager

Maxim Group LLC

The date of this prospectus is               , 2026.

i

ABOUT THIS PROSPECTUS

The registration statement on Form S-1, of which this prospectus forms a part and that we have filed with the Securities and Exchange Commission (the “SEC”), includes exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC, together with the additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained in this prospectus or in any related free-writing prospectus. Neither we, the Selling Stockholders, nor the underwriters have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectus prepared by us or on our behalf or to which we have referred you. Neither we, the Selling Stockholders, nor the underwriters take responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. Neither we, the Selling Stockholders, nor the underwriters are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale.

For investors outside the United States: Neither we nor any of the Selling Stockholders or underwriters have taken any action that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities covered hereby and the distribution of this prospectus outside of the United States.

The information in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since those dates.

No person is authorized in connection with this prospectus to give any information or to make any representations about us, the securities offered hereby or any matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us.

Neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You are required to inform yourself about, and to observe any restrictions relating to, this offering and the distribution of this prospectus.

ii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are intended to qualify for the “safe harbor” created by those sections. The words “aim,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. All statements other than statements of historical facts contained in this prospectus, including among others, statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, opportunities, plans, objectives of management, competitive advantages, and expected market growth are forward-looking statements.

Our actual results and the timing of certain events may differ materially from those expressed or implied in such forward-looking statements due to a variety of factors and risks, including, but not limited to, those set forth under “Risk Factors,” those set forth from time to time in our other filings with the SEC.

Although the forward-looking statements contained in this registration statement are based upon what management believes to be reasonable assumptions, there is no assurance that actual results will be consistent with these forward-looking statements. These forward-looking statements are made as of the date of this registration statement or as of the date specified in the documents incorporated by reference herein, as the case may be. The forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. You should not rely upon forward-looking statements as predictions of future events.

The forward-looking statements in this prospectus are made only as of the date hereof or as indicated and represent our views as of the date of this prospectus. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or revise any forward-looking statement, whether as the result of new information, future events or otherwise, except as required by law.

Industry and Market Data

This prospectus contains estimates made, and other statistical data published, by independent parties and by us relating to market size and growth and other data about our industry.

This data involves a number of assumptions and limitations and contains projections and estimates of the future performance of the industries in which we operate that are inherently subject to a high degree of uncertainty and actual events or circumstances may differ materially from events and circumstances reflected in this information. We caution you not to give undue weight to such projections, assumptions and estimates. While we believe that these publications, studies and surveys are reliable, we have not independently verified the data contained in them. In addition, while we believe that the results and estimates from our internal research are reliable, such results and estimates have not been verified by any independent source.

All information included herein relating to shares or price per share reflects the 1-for-25 reverse split effected by us on March 6, 2026.

iii

PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information you should consider before investing in our securities and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information included elsewhere in this prospectus. Before you make an investment decision, you should read this entire prospectus carefully, including the sections of this prospectus entitled “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and similar headings. You should also carefully read our financial statements, and the exhibits to the registration statement of which this prospectus is a part. This prospectus includes forward-looking statements that involve risks and uncertainties. See “Cautionary Statement Regarding Forward-Looking Statements.”

Business Overview

We are a robotics company developing advanced robotic and drone-based systems. Our technologies include an advanced robotic stabilization system that enables remote, real-time, pinpoint-accurate firing of small arms and light weapons, as well as civilian drone-based solutions focused on infrastructure maintenance, which is a drone technology for conducting routine maintenance of critical infrastructure for electric utility insulator cleaning.

Although our stabilization technology was initially designed for use on unmanned aerial systems (“UAS”), our robotic solutions are adaptable to other military platforms and civilian applications.

On January 29, 2021, we, through Duke Airborne Systems Ltd. (“Duke Israel”), and Elbit Systems Land Ltd., an Israeli corporation (“Elbit”), entered into a collaboration agreement (the “Collaboration Agreement”) for the global marketing and sales, and the production and further development by Elbit of our developed advanced robotic system mounted on an unmanned aerial system, or UAS, armed with lightweight firearms, which we then marketed under the commercial name “TIKAD.” On April 2, 2025, we and Elbit executed a supplement letter (the “Supplement Letter”) to the Collaboration Agreement relating to the stabilized weapons drone system technology that Elbit has been marketing and deploying under the brand name “Bird of Prey”. Pursuant to the Supplement Letter, we and Elbit have agreed to expand our collaboration to allow us to market the system to military, defense, home-land security and para-military customers, in coordination with Elbit. We will be entitled to a commission fee, in the mid-single figure percentage range, from any proceeds resulting from our marketing activities, in addition to the royalties we will receive as part of the Collaboration Agreement.

On August 15, 2022, Duke Israel introduced the Insulator Cleaning (“IC”) Drone, a drone technology for conducting routine maintenance of critical infrastructure, and has signed an agreement with Israel Electric Corporation Ltd. (the “IEC”) to provide drone-enabled systems for cleaning electric utility cable insulators. During October 2023, we completed our obligations under the agreement with the IEC. This was followed in August 2024, by a new agreement with the IEC to utilize our innovative IC Drone system for cleaning electric utility cable insulators.  On May 12, 2025, we announced the successful commencement of our 2025 insulator cleaning activity in Israel with the IEC under our previously announced service agreement. On June 10, 2025, we announced the launch of our next-generation IC Drone System - the ICDS2 - representing a significant technological advancement in our innovative utility maintenance drone solution. The ICDS2 features several key technological advancements over its predecessor, featuring extended flight time, higher payload capacity, enhanced stability, advanced radar and improved cleaning durability. It has been successfully deployed at the start of the insulator cleaning season in May 2025, marking a full-season operational timeline compared to 2024’s mid-season commencement.

Corporate History

We were founded in 2014 as Unlimited Aerial Systems, LLP (“UAS LLP”). Prior to 2020, we operated as a developer and manufacturer of commercial unmanned aerial systems, with a focus on providing quadrotor aerial platforms for law enforcement and first responder markets.

Duke Robotics Inc. (“Duke Inc.”) was formed in April 2016 and has a wholly owned Israeli subsidiary, Duke Israel, incorporated under the laws of the State of Israel. Duke Israel’s principal offices are located at 10 HaRimon Street, Mevo Carmel Science and Industrial Park, Israel 2069203, and our telephone number is +972-054-5707050. Our website address is https://dukeroboticsys.com.

On March 9, 2020, we completed a share exchange transaction pursuant to which Duke Inc. became our majority-owned subsidiary (the “Share Exchange”). As a result of the Share Exchange, we adopted Duke Inc.’s business plan. On April 29, 2020, we entered into an Agreement and Plan of Merger with Duke Inc. and our wholly owned subsidiary, UAS Acquisition Corp. On June 25, 2020, Duke Inc. filed a Certificate of Merger with the State of Delaware, and the merger was consummated, resulting in Duke Inc. becoming our wholly owned subsidiary.

On February 18, 2025, we established Duke Robotics Hellas M I.K.E (“Duke Greece”), a wholly owned subsidiary formed under the laws of Greece. On January 13, 2026, Duke Greece received operational authorization from the Hellenic Civil Aviation Authority following completion of the Specific Operations Risk Assessment (“SORA”) process under EU Regulation 2019/947. This authorization enables IC Drone operations in Greece and aligns the system with European Union regulatory standards.

Effective October 22, 2020, our common stock began trading on the OTCQB Venture Market under the symbol “USDR.”

On October 28, 2024, we filed a Certificate of Amendment to change our corporate name from UAS Drone Corp. to DUKE Robotics Corp., effective November 4, 2024. In connection with the name change, our OTCQB trading symbol was changed from “USDR” to “DUKR,” effective November 4, 2024.

Listing on the Nasdaq Capital Market

Our common stock is currently quoted on the OTCQB under the symbol “DUKR”. In connection with this offering, we have applied to list our common stock and warrants on the Nasdaq Capital Market (“Nasdaq”) under the symbol “DUKR” and “DUKRW” respectively. If our listing application is approved, we expect to list our common stock on Nasdaq upon consummation of this offering, at which point our common stock will cease to be traded on the OTCQB Market. No assurance can be given that our listing application will be approved. This offering will only be consummated if Nasdaq approves the listing of our common stock and warrants. Nasdaq listing requirements include, among other things, a stock price threshold. If Nasdaq does not approve the listing of our common stock and warrants, we will not proceed with this offering. There can be no assurance that our common stock and warrants will be listed on Nasdaq.

Reverse Stock Split

On March 4, 2026, we filed a Certificate of Change to effect a reverse stock split of the Company’s issued and outstanding common shares, par value $0.0001 per share at a ratio of 25-for-1 (the “Reverse Stock Split”), effective as of March 6, 2026. The Company will trade under a new CUSIP Number, 903448207. The Company’s common stock began trading on the OTCQB on a post-split basis at the market open on March 6, 2026. Following the Reverse Stock Split, the Company’s ticker symbol on the OTCQB is traded under the symbol DUKRD for 20 trading days, in accordance with OTC Marketplace rules.

Corporate Information

We were founded in 2014 as UAS LLP. We are a Nevada corporation operating under the name DUKE Robotics Corp. (formerly UAS Drone Corp.). Our principal executive offices are located at 10 HaRimon Street, Mevo Carmel Science and Industry Park, Israel, 2069203. Our corporate telephone number is +972-054-5707050. Our website address is https://dukeroboticsys.com. We have not incorporated by reference into this prospectus, or the registration statement to which this prospectus forms a part, the information included on or linked from our website and you should not consider it to be part of this prospectus or the registration statement.

Risk Factors Summary

We are subject to various risks discussed in detail under “Risk Factors,” which include risks related to the following:

●	We have a limited operating history and have generated limited revenues to date;

●	We may not be able to obtain adequate financing to continue our operations;

●	A substantial portion of our expected revenues is subject to Israeli export control regulations, and any failure to obtain or maintain required approvals or licenses could materially and adversely affect our business, results of operations and financial condition;

●	We have inadequate capital and need for additional financing to accomplish our business and strategic plans. Terms of subsequent financing, if any, may adversely impact your investment;

●	Our revenues will depend heavily on government contracts;

●	Significant changes or developments in U.S. laws or policies, including changes in U.S. trade policies and tariffs and the reaction of other countries thereto, may have a material adverse effect on our business and financial statements;

●	We face other risks in our expected international sales;

●	We may experience production delays if suppliers fail to make compliant or timely deliveries;

●	If we fail to manage growth or to prepare for product scalability effectively, it could have an adverse effect on our employee efficiency, product quality, working capital levels and results of operations;

●	We were granted a patent for certain of our key technologies and may apply for additional patents in the future. Our ability to protect our intellectual property and proprietary technology is uncertain and may be inadequate, which may have a material and adverse effect on us;

●	We may become subject to claims of infringement or misappropriation of the intellectual property rights of others, which could prohibit us from developing our products, require us to obtain licenses from third parties or to develop non-infringing alternatives and subject us to substantial monetary damages;

●	We believe our current cash on hand will not be sufficient to fund our projected operating requirements for a period of twelve months from the issuance of our third quarter financial statements. This raises substantial doubt about our ability to continue as a going concern;

●	Our executive officer, directors and certain stockholders who are beneficial owners of more than 5% of our outstanding common shares possess the majority of our voting power, and through this ownership, have the ability to control our Company and our corporate actions;

●	Challenges in attracting analyst coverage and institutional investor interest due to the way we originally became a public company;

●	There is a substantial lack of liquidity of our common stock and volatility risks;

●	Our common stock is subject to price volatility unrelated to us or our operations;

●	Sales of a substantial number of shares of our common stock, including shares that may be issued upon the exercise or conversion of outstanding securities or become freely tradable under Rule 144 could cause the market price of our common stock to decline;

●	Our financial position raises substantial doubt about our ability to continue as a going concern;

●	We do not plan to declare or pay any dividends to our stockholders in the near future;

●	“Penny Stock” rules may make buying or selling our common stock difficult;

●	The sales practice requirements of FINRA may also limit a stockholder’s ability to buy and sell our stock;

●	Our principal executive offices and other significant operations are located in Israel, and, therefore, our results may be adversely affected by political, economic and military instability in Israel, including attacks by Hamas and other terrorist organizations;

●	Our operations are subject to currency and interest rate fluctuations;

●	It may be difficult to enforce a judgment of a United States court against us and our officers and directors to assert United States securities laws claims in Israel or to serve process on our officers and directors and these experts;

●	Our operations may be disrupted as a result of the obligation of management or key personnel to perform military service;

●	the dilution of our shares as a result of the issuance of additional shares in connection with financing arrangements;

●	the decline in the price of our stock due to offers or sales of substantial number of shares;

●	the limited trading volume and price fluctuations of our stock;

●	the immediate and substantial dilution of the net tangible book value of our common stock;

●	the speculative nature of warrants;

●	provisions of the warrants may discourage a third-party from acquiring us;

●	our ability to meet the initial or continuing Nasdaq listing requirements;

●	We operate in a competitive industry;

●	Undetected defects or malfunctions in our products could impair our financial results, harm our reputation, and expose us to significant product liability claims that may not be adequately covered by insurance;

●	Our business depends on proprietary technology that may be infringed;

●	We rely on highly skilled personnel and, if we are unable to retain or motivate key personnel or hire additional qualified personnel, we may not be able to grow effectively;

●	Our management team may not be able to successfully implement our business strategies;

●	Significant disruptions of our information technology systems or breaches of our data security could adversely affect our business;

●	A decline in the price of our common stock could affect our ability to raise working capital and adversely impact our ability to continue operations;

●	The requirements of being a public company may strain our resources and distract management;

●	Future changes in financial accounting standards or practices may cause adverse unexpected financial reporting fluctuations and affect reported results of operations.

Please see “Risk Factors” beginning on page 9 for a more detailed discussion of these risks. Additional risks, beyond those summarized above or discussed under the caption “Risk Factors” or described elsewhere in this prospectus may also materially and adversely impact our business, operations or financial results.

Summary of the Offering

Issuer:	DUKE Robotics Corp.

Securities offered by us:	648,298 Units, based on a $12.34 assumed public offering price per Unit, each Unit consisting of one share of our common stock and one warrant to purchase one share of our common stock. Each warrant will have an exercise price of $13.57 per share (110% of the assumed public offering price of each Unit, and not to be less than 100% of such price), is exercisable immediately and will expire five (5) years from the date of issuance. The Units will not be certificated or issued in stand-alone form. The shares of our common stock and the warrants comprising the Units must be purchased together in this offering as Units and are immediately separable upon issuance and will be issued separately in this offering.

Number of shares of common stock offered by us:	648,298 shares.

Number of warrants offered by us:	Warrants to purchase up to 648,298 shares of common stock.

Assumed public offering price:	$12.34 per Unit. The actual number of Units we will offer will be determined based on the actual public offering price.

Number of shares of common stock offered by Selling Stockholders:	170,954 shares.

Shares of common stock outstanding prior to the offering (1):	2,260,383

Shares of common stock outstanding after the offering (2):	2,908,681 shares (assuming no exercise of the over-allotment option and that none of the warrants issued in this offering and none of the Representative’s Warrants are exercised).

Over-allotment option:	We have granted a 45-day option to the representative of the underwriters to purchase up to 97,245 additional shares of common stock at a price of $12.34 per share (based on an assumed offering price of $12.34 per Unit) and/or 97,245 additional warrants at a price of $0.0001 per warrant less, in each case, the underwriting discounts payable by us, solely to cover over-allotments, if any. If the representative of the underwriters exercises the option in full, the total underwriting discounts and commissions payable by us will be $736,000 and the total proceeds to us, before expenses, will be $9,200,000.

Use of proceeds:

We estimate that we will receive net proceeds of approximately $6,850,000 from our sale of Units in this offering, after deducting underwriting discounts and estimated offering expenses payable by us (assuming no exercise of the underwriter’s over-allotment options, the warrants included in the Units or the Representative’s Warrants (as defined below) offered hereby). We intend to use the net proceeds of this offering to provide funding for research and development, sales force expansion, marketing, business development and potential acquisitions and for general working capital. See “Use of Proceeds.”

We will not receive any proceeds from the sale of shares by the Selling Stockholders.

Description of the warrants:	The exercise price of the warrants is $13.57 per share (110% of the assumed public offering price of one Unit, and not to be less than 100% of such price). Each warrant is exercisable for one share of common stock, subject to adjustment in the event of stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock as described herein. A holder may not exercise any portion of a warrant to the extent that the holder, together with its affiliates and any other person or entity acting as a group, would own more than 4.99% of the outstanding common stock after exercise, as such percentage ownership is determined in accordance with the terms of the warrants, except that upon notice from the holder to us, the holder may waive such limitation up to a percentage, not in excess of 9.99%. Each warrant will be exercisable immediately upon issuance and will expire five years after the initial issuance date. The terms of the warrants will be governed by a Warrant Agreement, dated as of the effective date of this offering, between us and Direct Transfer, LLC, a subsidiary of Issuer Direct Corporation, as the warrant agent (the “Warrant Agent”). This prospectus also relates to the offering of the shares of common stock issuable upon exercise of the warrants. For more information regarding the warrants, you should carefully read the section titled “Description of Securities—Warrants” in this prospectus.

Representative’s Warrants:	The registration statement of which this prospectus is a part also registers for sale warrants (the “Representative’s Warrants”) to purchase up to 59,643 shares of our common stock (based on an assumed offering price of $12.34 per Unit) to Maxim Group LLC (the “Representative”) at an exercise price of $15.43 (125% of the assumed public offering price of the Units), as the representative of the several underwriters, as a portion of the underwriting compensation payable to the Representative in connection with this offering. The Representative’s Warrants will be exercisable at any time, and from time to time, in whole or in part, commencing six months following the effective date of the registration statement of which this prospectus is a part and will expire five years from such effective date. Please see “Underwriting—Representative’s Warrants” for a description of these warrants.

Trading symbol:	Our common stock is currently quoted on the OTCQB under the symbol “DUKR.” We have applied to have our common stock and warrants listed on Nasdaq under the symbol “DUKR” and “DUKRW,” respectively. We cannot guarantee that Nasdaq will approve our initial listing application for our common stock. If our listing application is not approved by Nasdaq, we will not be able to consummate this offering and will terminate the offering.

Risk factors:	Investing in our securities involves a high degree of risk and purchasers of our securities may lose their entire investment. See “Risk Factors” and the other information included and incorporated by reference into this prospectus for a discussion of risk factors you should carefully consider before deciding to invest in our securities.

Lock-up Agreements:	We and our directors, officers and certain principal shareholders have agreed with the Representative not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our common stock or securities convertible into common stock for a period of 180 days after the date of this prospectus. See “Underwriting—Lock-Up Agreements.”

Transfer Agent and Registrar:	The transfer agent and registrar for our common stock is Direct Transfer, LLC, a subsidiary of Issuer Direct Corporation, with its business address at One Glenwood Ave, Suite 1001 Raleigh, NC 27603.

(1)	Unless we indicate otherwise, the number of shares of our common stock outstanding is based on 2,260,383 shares of common stock outstanding as of April 24, 2026, do not include, as of that date:

●	731,394 shares of our common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $16.25 per share;

●	319,876 shares of our common stock issuable upon exercise of outstanding options at a weighted average exercise price of $0.78 per share;

●	160,124 shares of our common stock that are reserved for equity awards that may be granted under our existing equity incentive plan;

●	shares of our common stock issuable upon exercise of warrants to be issued in this offering; and

●	shares of our common stock issuable upon exercise of the Representative’s Warrants.

(2)	Except as otherwise indicated, all information in this prospectus assumes:

●	that the public offering price is $12.34 per Unit;

●	no exercise of the warrants included in the Units;

●	no exercise of the Representative’s Warrants; and

●	no exercise of the Representative’s option to purchase additional shares and/or warrants from us in this offering.

RISK FACTORS

Any investment in our securities involves a high degree of risk. You should consider carefully the risks and uncertainties described below and all information contained in this prospectus, before you decide whether to purchase our securities. If any of the following risks or uncertainties actually occurs, our business, financial condition, results of operations and prospects would likely suffer, possibly materially. In addition, we may face additional risks and uncertainties not currently known to us, or which as of the date of this registration statement we might not consider significant, which may adversely affect our business. If any of the following risks occur, our business, financial condition and results of operations could be materially adversely affected. In such case the trading price of our common stock could decline due to any of these risks or uncertainties, and you may lose part or all of your investment.

Risks Related to our Business and Industry

We have a limited operating history and have generated limited revenues to date.

Our limited operating history makes evaluating the business and future prospects difficult and may increase the risk of your investment. Our operating subsidiary in Israel was formed in March 2014. To date, we have generated limited revenues, through our commercialization efforts with respect to our products. We intend in the long-term to derive substantial revenues from the sales of the IC Drone, as well as future models of other robots and our UAS platforms for both military and civilian use, but there can be no assurance that we will be able to do so.

In addition, our relatively new IC Drone product offering to the civilian market may pose risks due to the evolving nature of our business model, which requires expertise that is still being developed internally and could introduce operational challenges. There can be no assurance that we will be able to successfully implement and manage this new business model. Our business, results of operations, financial condition and cash flows could be materially adversely affected if we are unable to successfully integrate the shift in our business model into our existing operations and any inability to do so may also hinder our ability to grow, divert the attention of management and our key personnel, disrupt our business and impair our financial results.

We may not be able to obtain adequate financing to continue our operations.

We expect that we will need to raise additional funds to continue the design, manufacture, sale and servicing of the IC Drone and our stabilized robotic technology as well as develop future robot products and other platforms for the implementation of our products. We believe that we will need to raise additional capital in the future to fund our research and development and commercialization efforts. If we seek to raise additional capital, we may do so through the issuance of equity, equity-related, or debt securities or through obtaining credit from government or financial institutions or other persons. This capital will be necessary to fund ongoing operations, continue research, development and design efforts, establish a sales infrastructure and make the investments in tooling and equipment required to develop and manufacture our products. Moreover, the terms of any financing may adversely affect the holdings or the rights of holders of our securities and the issuance of additional securities, whether equity or debt, by us, or the possibility of such issuance, may cause the market price of our common stock to decline. The incurrence of indebtedness could result in increased fixed payment obligations, and we may be required to agree to certain restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. We could also be required to seek funds through arrangements with collaborative partners or otherwise at an earlier stage than otherwise would be desirable, and we may be required to relinquish rights to some of our technologies or product candidates or otherwise agree to terms unfavorable to us, any of which may have a material adverse effect on our business, operating results and prospects. Even if we believe that we have sufficient funds for our current or future operating plans, we may seek additional capital if market conditions are favorable or if we have specific strategic considerations.

We have inadequate capital and need for additional financing to accomplish our business and strategic plans. Terms of subsequent financing, if any, may adversely impact your investment.

We have limited funds, and such funds are not fully adequate to fully support our future development and business plans. Our ultimate success may depend on our ability to raise additional capital. In the absence of additional financing or significant revenues and profits, the Company will have to approach its business plan from a much different and much more restricted direction, attempting to secure additional funding sources to fund its growth, borrowing money from lenders or elsewhere or to take other actions to attempt to obtain funding.

We may have to engage in common equity, debt, or preferred stock financings in the future. Your rights and the value of your investment in the common stock could be reduced by the dilution caused by future equity issuances. Interest on debt securities could increase costs and negatively impact operating results. In the event we are permitted to issue preferred stock pursuant to the terms of our Articles of Incorporation, preferred stock could be issued in series from time to time with such designation, rights, preferences, and limitations as needed to raise capital. The terms of preferred stock would be more advantageous to those investors than to the holders of common stock. In addition, if we need to raise more equity capital from the sale of common stock, institutional or other investors may negotiate terms possibly less favorable to us, and thereby adversely impact your investment. Shares of common stock which we sell from time to time could be sold into any market that develops, which could adversely affect the market price of our common stock.

Our revenues will depend heavily on government contracts

We expect to derive most of our immediate future revenues from the civilian sector or from governmental and quasi-governmental customers in the energy utility sector As a result, our revenues may be concentrated among a relatively limited number of customers, and the loss of, or a material reduction in business from, any significant customer could have a disproportionate adverse effect on our revenues, results of operations and cash flows. Governmental and quasi-governmental customers are subject to budgeting, appropriations and procurement processes that are inherently uncertain and may be delayed, reduced or eliminated due to numerous factors, including changes in political leadership, shifting policy priorities, macroeconomic conditions and geo-political events that are beyond our control. The funding of government programs could be reduced or eliminated due to numerous factors, including geo-political events and macro-economic conditions that are beyond our control. Reduction or elimination of government spending under our contracts would imperil the sales of our products and may cause a negative effect on our revenues, results of operations, cash flow and financial condition.

In addition, our business is subject to heightened regulatory and compliance requirements applicable to government contractors and suppliers to operators of critical infrastructure, including requirements relating to cybersecurity, data protection, export controls, safety certifications, reporting obligations and audit rights. Compliance with these requirements may increase our operating costs, require significant management attention and expose us to fines, penalties, contract termination, suspension or debarment if we fail to comply.

Our contracts with governmental and quasi-governmental customers may also limit our ability to pass through cost overruns, inflationary pressures or other pricing increases, which could adversely affect our margins and profitability.

Political developments, changes in government policy or international relations and heightened sensitivity around defense, security and critical infrastructure technologies may further restrict our ability to compete for contracts or may subject our products and operations to increased scrutiny.

The deployment of our products and technologies in high-risk or mission-critical applications, including critical infrastructure maintenance or security-sensitive environments, may expose us to increased litigation risk, including claims arising from alleged product failures, malfunctions, property damage, personal injury or other adverse events. Defending against such claims could be costly and time-consuming and could result in significant damages, reputational harm or limitations on our ability to deploy our technologies.

Any actual or perceived failure of our products, or adverse publicity related to their use in high-risk environments, could also result in reputational harm that may adversely affect our relationships with customers, regulators and other stakeholders.

A substantial portion of our expected revenues is subject to Israeli export control regulations, and any failure to obtain or maintain required approvals or licenses could materially and adversely affect our business, results of operations and financial condition.

The sale and export of the “Bird of Prey” stabilized weapons drone systems by Elbit are subject to extensive regulation by the Israeli Ministry of Defense (“IMOD”) and other governmental authorities. Israeli law regulates the export of defense-related hardware, software and technology, as well as certain “dual-use” items, and generally requires the receipt of marketing approvals and export licenses prior to offering, selling or exporting covered products. We are required to obtain and maintain applicable IMOD approvals for each relevant transaction, and such approvals may be delayed, conditioned, limited, revoked or not renewed. As a result, our revenues from royalties for sales of the “Bird of Prey” stabilized weapons drone systems through our collaboration with Elbit are highly dependent on Elbit’s continued ability to obtain and maintain the necessary approvals and licenses in a timely manner. Any delay, denial, revocation or non-renewal of required export approvals or licenses, changes in Israeli export policy, geopolitical developments, or heightened regulatory scrutiny could restrict or prevent marketing, selling or delivering of these products to certain customers or in certain jurisdictions.

In addition, non-compliance with applicable export control laws or regulations could result in fines, penalties, suspension or revocation of licenses, criminal liability, reputational harm and restrictions on our ability to conduct future export activities. Any of these outcomes could materially and adversely affect our business, results of operations and financial condition.

We face other risks in our expected international sales.

We expect to derive a significant portion of our revenues ultimately from international sales. Changes in international, political, economic or geographic events could cause significant reductions in our revenues, which could harm our business, financial condition and results of operations. In addition to the other risks from international operations set forth elsewhere in these Risk Factors, some of the risks of doing business internationally include imposition of tariffs and other trade barriers and restrictions, political and economic instability in the countries of our customers and suppliers, changes in diplomatic and trade relationships and increasing instances of terrorism worldwide. Due to our subsidiary being located in the State of Israel, some of these risks may be affected by Israel’s overall political situation. (See “Risks Related to Israeli Law and Our Operations in Israel” below.)

We may experience production delays if suppliers fail to make compliant or timely deliveries.

The manufacturing process for some of our products largely consists of the assembly, integration and testing of purchased components. If a supplier stops delivery of such components, finding another source could result in added cost and manufacturing delays. Our supply chain may also be exposed to broader risks beyond individual supplier performance, including limited availability of certain specialized or critical components, subcomponents or raw materials, such as electronics, sensors, batteries, semiconductors or materials that may be sourced from a limited number of suppliers or geographic regions. Moreover, if our subcontractors fail to meet their design, delivery schedule or other obligations we could be held liable by our customers, and we may be unable to obtain full or partial recovery from our subcontractors for those liabilities. In addition, certain components or materials used in our products may be subject to export controls, trade restrictions, tariffs, sanctions or embargoes, including restrictions related to dual-use technologies, defense-related systems or materials sourced from jurisdictions subject to heightened regulatory scrutiny. Changes in trade policy, geo-political tensions or the imposition of new sanctions or embargoes could limit our ability to procure components, require us to redesign products, seek alternative suppliers or obtain governmental approvals, any of which could result in increased costs, production delays or reduced margins.

Supply chain disruptions may also arise from macroeconomic conditions, inflation, labor shortages, transportation constraints, natural disasters or other events beyond our control, which could further impact the availability, quality or cost of components used in our products.

The foregoing risks could have a material adverse effect on our operating results.

If we fail to manage growth or to prepare for product scalability effectively, it could have an adverse effect on our employee efficiency, product quality, working capital levels and results of operations.

Any significant growth in the market for our products or our entry into new markets may require an expansion of our employee base for managerial, operational, financial, and other purposes. As of March 12, 2026, we have engaged three (3) executive officers, our Chief Executive Officer (“CEO”), Chief Technology Officer (“CTO”) and our Chief Financial Officer (“CFO”). During any period of growth, we may face problems related to our operational and financial systems and controls, including quality control and delivery and service capacities. We would also need to continue to expand, train and manage our employee base. Continued future growth will impose significant added responsibilities upon the members of management to identify, recruit, maintain, integrate, and motivate new employees.

Aside from increased difficulties in the management of human resources, we may also encounter working capital issues, as we will need increased liquidity to finance the development of new products, and the hiring of additional employees. For effective growth management, we will be required to continue improving our operations, management, and financial systems and controls. Our failure to manage growth effectively may lead to operational and financial inefficiencies that will have a negative effect on our profitability. We cannot assure investors that we will be able to timely and effectively meet that demand and maintain the quality standards required by our existing and potential customers.

We were granted a patent for certain of our key technologies and may apply for additional patents in the future. Our ability to protect our intellectual property and proprietary technology is uncertain and may be inadequate, which may have a material and adverse effect on us.

Our success depends significantly on our ability to protect our proprietary rights to the technologies used in our products. We were granted a patent with the United States Patent and Trademark Office to protect certain of our key technologies, however, we cannot assure you that we will be able to control all of the rights for all of our intellectual property. We do not know whether any of our future patent applications, if any, will result in the issuance of any patents. Even issued patents may be challenged, invalidated or circumvented. Patents may not provide a competitive advantage or afford protection against competitors with similar technology. Competitors or potential competitors may have filed applications for, or may have received patents and may obtain additional and proprietary rights to technologies or processes used by or competitive with ours. Both the patent application process and the process of managing patent disputes can be time-consuming and expensive. Competitors may be able to design around our patents or develop products which provide outcomes which are comparable or may even be superior to ours.

Rapid advances in artificial intelligence, machine learning and automation technologies may further increase competitive pressure and could, over time, enable competitors or third parties to replicate, approximate or otherwise achieve similar functional outcomes to certain aspects of our technologies without infringing our patents or proprietary rights. While we believe that our technology stack is differentiated by its control software, hardware design and system-level engineering, there can be no assurance that advances in AI-driven modeling, simulation or autonomous control systems will not reduce the technological barriers to entry in our markets or diminish the competitive advantage of our proprietary solutions.

In the event a competitor infringes upon our intellectual property rights, enforcing those rights may be costly, uncertain, difficult and time consuming. Even if successful, litigation to enforce our intellectual property rights or to defend our patents against challenge could be expensive and time consuming and could divert our management’s attention. We may not have sufficient resources to enforce our intellectual property rights or to defend our patents rights against a challenge. The failure to obtain patents and/or protect our intellectual property rights could have a material and adverse effect on our business, results of operations and financial condition.

In addition, we have taken steps to protect our intellectual property and proprietary technology, including entering into confidentiality agreements and intellectual property assignment agreements with all of our executive officers, employees, consultants and advisors, however, such agreements may not provide meaningful protection for our trade secrets or other proprietary information in the event of unauthorized use or disclosure or other breaches of the agreements. Furthermore, the laws of foreign countries may not protect our intellectual property rights to the same extent as do the laws of the United States. However, we have not executed confidentiality agreement or non-compete agreements with our third-party suppliers and there is no restriction on their working with our competitors or selling our component designs to other parties. In that regard, we deem our complex kinematic algorithms and control software to be our most valuable intellectual property and is done in-house only with no sub-contractor involved. In that regard, while our complex kinematic algorithms and control software are developed entirely in-house and are not shared with subcontractors, we primarily rely on a combination of trade secret protection, copyright law and contractual confidentiality measures to protect these technologies. Trade secret protection depends on our ability to maintain the secrecy of the underlying information, and may be lost if such information is disclosed, misappropriated or independently developed by third parties. Copyright protection generally protects the expression of software code, but does not prevent others from developing independent software, algorithms or systems that perform similar functions or achieve comparable results.

These forms of protection are subject to inherent limitations and weaknesses, including risks arising from employee turnover, cybersecurity incidents, unauthorized access, reverse engineering, inadvertent disclosure during product deployment or customer support, and the use of third-party components or interfaces. In addition, enforcement of trade secret or copyright rights can be costly, uncertain and time-consuming, particularly in foreign jurisdictions where legal protections and remedies may be more limited. As a result, we may be unable to prevent competitors from replicating or approximating aspects of our proprietary technologies, which could materially adversely affect our competitive position and business.

We may become subject to claims of infringement or misappropriation of the intellectual property rights of others, which could prohibit us from developing our products, require us to obtain licenses from third parties or to develop non-infringing alternatives and subject us to substantial monetary damages.

Third parties could, in the future, assert infringement or misappropriation claims against us with respect to products we develop. Whether a product infringes a patent or misappropriates other intellectual property involves complex legal and factual issues, the determination of which is often uncertain. Therefore, we cannot be certain that we have not infringed the intellectual property rights of others. Our potential competitors may assert that some aspect of our product infringes their patents. Because patent applications may take years to issue, there also may be applications now pending of which we are unaware that may later result in issued patents upon which our products could infringe. There also may be existing patents or pending patent applications of which we are unaware upon which our products may inadvertently infringe.

Any infringement or misappropriation claim could cause us to incur significant costs, place significant strain on our financial resources, divert management’s attention from our business and harm our reputation. If the relevant patents in such claim were upheld as valid and enforceable and we were found to infringe them, we could be prohibited from selling any product that is found to infringe unless we could obtain licenses to use the technology covered by the patent or are able to design around the patent. We may be unable to obtain such a license on terms acceptable to us, if at all, and we may not be able to redesign our products to avoid infringement. A court could also order us to pay compensatory damages for such infringement, plus prejudgment interest and could, in addition, treble the compensatory damages and award attorney fees. These damages could be substantial and could harm our reputation, business, financial condition and operating results. A court also could enter orders that temporarily, preliminarily or permanently enjoin us and our customers from making, using, or selling products, and could enter an order mandating that we undertake certain remedial activities. Depending on the nature of the relief ordered by the court, we could become liable for additional damages to third parties.

Significant changes or developments in U.S. laws or policies, including changes in U.S. trade policies and tariffs and the reaction of other countries thereto, may have a material adverse effect on our business and financial statements.

Significant changes or developments in U.S. laws and policies, such as laws and policies surrounding international trade, foreign affairs, manufacturing and development and investment in the territories and countries where we or our customers operate, can materially adversely affect our business and financial statements. Tariffs imposed by the U.S. government, may increase the cost of certain raw materials and components used in our products. If these tariffs remain in place or are expanded, or if new trade restrictions are implemented, our manufacturing costs could increase, which could materially and adversely affect our margins and financial results.

Furthermore, changes in trade policy have increased uncertainty in our industry, and any escalation in trade tensions could disrupt our supply chain, delay production timelines, or require costly modifications to sourcing and logistics strategies. The extent and duration of the tariffs and the resulting impact on general economic conditions and on our business are uncertain and depend on various factors, such as negotiations between the U.S. and affected countries, the responses of other countries or regions, exemptions or exclusions that may be granted, availability and cost of alternative sources of supply, and demand for our products in affected markets.

Risks Related to Our Financial Condition and Capital Requirements

We believe our current cash on hand will not be sufficient to fund our projected operating requirements for a period of twelve months from the issuance of the financial statements for the year ended December 31, 2025. This raises substantial doubt about our ability to continue as a going concern.

We believe that our current cash on hand will not be sufficient to fund our projected operating requirements for a period of twelve months from the issuance of our annual financial statements for the year ended December 31, 2025. This raises substantial doubt about our ability to continue as a going concern and could materially limit our ability to raise additional funds through the issuance of equity or debt securities or otherwise. If we cannot continue as a going concern, our investors may lose their entire investment in our securities. Until we can generate significant revenues, if ever, we expect to satisfy our future cash needs through debt or equity financing. We cannot be certain that additional funding will be available to us on acceptable terms, if at all. If funds are not available, we may be required to delay, reduce the scope of, or eliminate research or development plans for, or commercialization efforts with respect to our products.

Risks Related to this Offering and our Securities

Our executive officer, directors and certain stockholders who are beneficial owners of more than 5% of our outstanding common shares possess the majority of our voting power, and through this ownership, have the ability to control our Company and our corporate actions.

Our current executive officer and directors hold approximately 12.6% of the issued and outstanding voting power of the Company’s outstanding shares. These persons have a controlling influence in determining the outcome of any corporate transaction or other matters submitted to our stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets, election of directors, and other significant corporate actions. As such, our directors and executive officer may have the power, acting alone or together, to prevent or cause a change in control; therefore, without their consent we could be prevented from entering into transactions that could be beneficial to us. The interests of our executive officer may give rise to a conflict of interest with the Company and the Company’s shareholders.

In addition, we have a number of stockholders who are beneficial owners of more than 5% of our outstanding common shares, including one such shareholder who beneficially owns approximately 19.9% of our issued and outstanding shares, and as such, also may have the ability to prevent us from entering into transactions that could be beneficial to us and/or other shareholders. In addition, we have one additional non-affiliated stockholder who beneficially owns more than 5% of our outstanding common shares. Although none of these non-affiliated stockholders currently have a controlling influence in determining the outcome of any corporate transaction or other matters submitted to our stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets, election of directors, and other significant corporate actions, obtaining their vote on certain matters may be necessary to effect certain actions that our management and directors otherwise deem to be in the best interests of the Company.

Because we originally became a public company through a reverse merger, we may continue to face challenges in attracting analyst coverage and institutional investor interest.

We originally became a public company through a reverse merger, rather than through a traditional underwritten initial public offering. Companies that enter the public markets through reverse mergers often receive less attention from securities analysts and institutional investors, and such perceptions may persist notwithstanding our uplisting to a national securities exchange. Because no investment bank acted as an underwriter in connection with our becoming a public company, there is no broker-dealer with an inherent incentive to provide research coverage of our company. The absence or limited availability of research coverage may reduce the visibility of our business in the public markets, which could limit investor interest, reduce trading volume and adversely affect the market price and liquidity of our securities. Although our uplisting may increase our visibility and improve access to a broader investor base, there can be no assurance that analysts will initiate or maintain coverage of our company following the uplisting or that we will be able to attract institutional investors.

There is a substantial lack of liquidity of our common stock and volatility risks.

Our common stock is traded on the over-the-counter market with quotations published on the OTC Markets Group, Inc.’s OTCQB® tier Venture Market, under the symbol “DUKR.” The trading volume of our common stock historically has been limited and sporadic, and the stock prices have been volatile. As a result of the limited and sporadic trading activity, the quoted price for our common stock on the over-the-counter market is not necessarily a reliable indicator of its fair market value. The price at which our common stock will trade in the future may be highly volatile and may fluctuate as a result of a number of factors, including, without limitation, any potential business combination that we announce, as well as the number of shares available for sale in the market.

The trading volume of our common stock may be limited and sporadic. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would likely be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained, or that current trading levels will be sustained. As a result of such trading activity, the quoted price for our common stock on the OTCQB may not necessarily be a reliable indicator of our fair market value. In addition, if our shares of common stock cease to be quoted, holders would find it more difficult to dispose of or to obtain accurate quotation as to the market value of our common stock and as a result, the market value of our common stock likely would decline.

Other factors that could have a similar impact include, but are not limited to:

●	the increased concentration of the ownership of our shares by a limited number of affiliated stockholders following the Share Exchange may limit interest in our securities;

●	limited “public float” in the hands of a small number of persons whose sales or lack of sales could result in positive or negative pricing pressure on the market price for our common stock;

●	variations in quarterly operating results from the expectations;

●	revisions in securities analysts’ estimates or reductions;

●	our ability to obtain working capital financing;

●	announcements of new products or services by us or our competitors and changes in our industry;

●	reductions in the market share of our products;

●	announcements by us or our competitors of significant strategic acquisitions;

●	loss of any strategic relationship;

●	regulatory developments;

●	general technological, market or economic trends;

●	investor perception of our industry or prospects;

●	insider selling or buying;

●	investors entering into short sale contracts;

●	regulatory developments affecting our industry; and

●	additions or departures of key personnel.

Many of these factors are beyond our control and may decrease the market price of our common stock, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our common stock will be at any time, including as to whether our common stock will sustain current market prices, or as to what effect that the sale of shares or the availability of common stock for sale at any time will have on the prevailing market price.

Our common stock is subject to price volatility unrelated to us or our operations.

The market price of our common stock could fluctuate substantially due to a variety of factors, including quarterly operating results of other companies in the same industry, changes in general conditions in the economy and the financial markets, or other developments affecting the Company’s competitors.

In addition, the securities markets have from time-to-time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

Sales of a substantial number of shares of our common stock, including shares that may be issued upon the exercise or conversion of outstanding securities or become freely tradable under Rule 144, could cause the market price of our common stock to decline.

Out of the currently 2,260,383 outstanding shares of our common stock of which only 728,024 were registered pursuant to a registration statement on Form S-1 with the SEC on June 5, 2020, the rest of our shares of common stock that are currently outstanding are “restricted securities” within the meaning of Rule 144 under the Securities Act. Restricted securities may be sold only pursuant to an effective registration statement under the Securities Act, in compliance with Rule 144, or under another available exemption from registration, and in each case in compliance with applicable state securities laws.

In general, once the applicable holding period and other requirements of Rule 144 are satisfied, a person who is not an “affiliate” of our company and has not been an affiliate during the preceding three months may resell restricted shares without limitation. Affiliates may resell restricted shares in accordance with the volume, manner of sale and other limitations of Rule 144, which, among other things, generally limit the number of shares that may be sold within any three-month period to the greater of 1% of the then-outstanding shares of our common stock or the average weekly trading volume of our common stock on the principal trading market during the four calendar weeks immediately preceding the sale.

If our existing stockholders, particularly our affiliates or significant stockholders, or the Selling Stockholders, sell substantial amounts of our common stock in the public market, or the perception exists that such sales may occur, the market price of our common stock could decline. Any such sales, or the perception that they may occur, could also impair our ability to raise additional capital through the sale of equity or equity-linked securities in the future.

The registration statement of which this prospectus forms a part also registers on behalf of the Selling Stockholders an aggregate of 170,954 shares of common stock. Sales of a substantial number of our shares of common stock by the Selling Stockholders at such time could cause the market price of our shares of common stock to drop (possibly below the assumed public offering price of the shares in this offering). The market price of our shares of common stock may drop significantly when the restrictions on resale by our other existing stockholders lapse or if there is an expectation that such a lapse of resale restrictions or registration of shares will occur. A decline in the trading price of our common stock might impede our ability to raise capital through the issuance of additional shares of our common stock or other equity securities and may impair your ability to sell shares at a price higher than the price you paid for them or at all.

If we fail to maintain our listing on Nasdaq and our common stock once again becomes subject to the “penny stock” rules, it may be more difficult for investors to sell their shares.

Prior to our proposed listing on the Nasdaq, our common stock has been quoted on the OTCQB and, during that time, has been subject to the “penny stock” rules under the Exchange Act. Securities subject to the penny stock rules are generally equity securities with a market price of less than $5.00 per share that are not listed on a national securities exchange and that do not otherwise qualify for an exemption from the penny stock definition.

While we expect that, upon and for so long as our common stock is listed on Nasdaq and we satisfy the applicable quantitative listing standards, our common stock will not be considered a penny stock, there can be no assurance that we will be able to maintain such listing. If, in the future, our common stock ceases to be listed on a national securities exchange and does not otherwise qualify for an exemption, it could again become subject to the penny stock rules. In that event, broker-dealers effecting transactions in our common stock would be subject to additional sales practice and disclosure requirements, including making a special written suitability determination and obtaining the purchaser’s written agreement to the transaction. These additional burdens may discourage broker-dealers from effecting transactions in our common stock, which could reduce liquidity and have an adverse effect on the market price of our common stock.

The sales practice requirements of FINRA may also limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, FINRA has adopted Rule 2111 that requires a broker-dealer to have reasonable grounds for believing that an investment is suitable for a customer before recommending the investment. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy the Company’s common stock, which may limit your ability to buy and sell the Company’s stock and have an adverse effect on the market for our shares.

Investors in this offering will experience immediate and substantial dilution in net tangible book value.

The public offering price of the shares of common stock included in the Units will be substantially higher than the net tangible book value per share of our outstanding shares of common stock. As a result, investors in this offering will incur immediate dilution of $9.92 per share based on the assumed public offering price of $12.34 per Unit. Investors in this offering will pay a price per Unit that substantially exceeds the book value of our assets after subtracting our liabilities. See “Dilution” for a more complete description of how the value of your investment will be diluted upon the completion of this offering.

Our management will have broad discretion over the use of proceeds from this offering and may not use the proceeds effectively.

Our management will have broad discretion over the use of proceeds from this offering. We intend to use the net proceeds from this offering for research and development, sales force expansion, marketing, business development and potential acquisitions and for general working capital. Our management will have considerable discretion in the application of the net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not improve our operating results or enhance the value of our securities.

Our expected use of net proceeds from this offering represents our current intentions based upon our present plans and business condition. As of the date of this prospectus, we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering. The amounts and timing of our actual use of the net proceeds will vary depending on numerous factors, including amount of cash used in our operations, which can be highly uncertain, subject to substantial risks and can often change. Our management will have broad discretion in the application of the net proceeds, and investors will be relying on our judgment regarding the application of the net proceeds of this offering.

The warrants included in the Units are speculative in nature.

The warrants included in the Units offered in this offering do not confer any rights of common stock ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of our common stock at a fixed price for a limited period of time. Specifically, commencing on the date of issuance, holders of such warrants may exercise their right to acquire shares of common stock and pay an exercise price of $13.57 per share (110% of the assumed public offering price of a Unit, and not to be less than 100% of such price), prior to five years from the date of issuance, after which date any such unexercised warrants will expire and have no further value. In addition, there is no established trading market for such warrants and we do not expect a market to develop.

Holders of the warrants included in the Units offered hereby will have no rights as a common stockholder until they acquire our common stock.

Until holders of the warrants included in the Units offered hereby acquire shares of our common stock upon exercise of the warrants, the holders will have no rights with respect to shares of our common stock issuable upon exercise of the warrants. Upon exercise of the warrants, the holder will be entitled to exercise the rights of a common stockholder as to the security exercised only as to matters for which the record date occurs after the exercise.

Provisions of the warrants offered by this prospectus could discourage an acquisition of us by a third party.

In addition to the discussion of the provisions of our Articles of Incorporation, as amended, our amended by-laws, certain provisions of the warrants included in the Units offered by this prospectus could make it more difficult or expensive for a third party to acquire us. Such warrants prohibit us from engaging in certain transactions constituting “fundamental transactions” unless, among other things, the surviving entity assumes our obligations under such warrants. These and other provisions of the warrants included in the Units offered by this prospectus could prevent or deter a third party from acquiring us even where the acquisition could be beneficial to you.

Even though we conducted the Reverse Stock Split, we cannot assure you that the market price of our common stock will remain high enough for such reverse split to have the intended effect of complying with Nasdaq’s minimum bid price requirement.

Even if the Reverse Stock Split achieves the requisite increase in the market price of our common stock to be in compliance with the minimum bid price of Nasdaq, there can be no assurance that (i) the market price of our common stock will remain at the level required for continuing compliance with that requirement, or (ii) we will meet Nasdaq’s minimum requirements or standards. It is not uncommon for the market price of a company’s common stock to decline in the period following a reverse stock split. If the market price of our common stock declines following the effectuation of the Reverse Stock Split, the percentage decline may be greater than would occur in the absence of the Reverse Stock Split. In any event, other factors unrelated to the number of shares of our common stock outstanding, such as negative financial or operational results, could adversely affect the market price of our common stock and jeopardize our ability to meet or maintain Nasdaq’s minimum bid price requirement.

If we are unable to satisfy these requirements or standards, we would not be able to meet Nasdaq’s initial listing standards, which could cause us to terminate this offering. We can provide no assurance that any such action taken by us would allow our common stock to be listed, stabilize the market price or improve the liquidity of our common stock, prevent our common stock from dropping below the minimum bid price requirement, or prevent future non-compliance with the listing requirements.

Even if Nasdaq approves the listing of our securities, there can be no assurance that we will be able to comply with Nasdaq’s continued listing standards, a failure of which could result in a de-listing of our common stock.

In conjunction with this offering, we have applied to list our common stock on Nasdaq. Prior to this offering, our common stock has been quoted on OTCQB. There is no assurance that our common stock will ever be listed on Nasdaq or that we will be able to comply with such applicable listing standards. Should our common stock be listed on Nasdaq, in order to maintain that listing, Nasdaq requires that the trading price of a company’s listed stock on Nasdaq remain above one dollar in order for such stock to remain listed. If a listed stock trades below one dollar for more than 30 consecutive trading days, then it is subject to delisting from Nasdaq. In addition, to maintain a listing on Nasdaq, we must satisfy minimum financial and other continued listing requirements and standards, including those regarding director independence and independent committee requirements, minimum stockholders’ equity, and certain corporate governance requirements. If we are unable to satisfy these requirements or standards, we could be subject to delisting, which would have a negative effect on the price of our common stock and would impair your ability to sell or purchase our common stock when you wish to do so. In the event of a delisting, we would expect to take actions to restore our compliance with the listing requirements, but we can provide no assurance that any such action taken by us would allow our common stock to become listed again, stabilize the market price or improve the liquidity of our common stock, prevent our common stock from dropping below the minimum bid price requirement, or prevent future non-compliance with the listing requirements.

If our listing application for our common stock is not approved by Nasdaq, we will not be able to consummate the offering and will terminate this offering.

An approval of our listing application by Nasdaq will be subject to, among other things, our fulfillment of the following conditions: (i) the offering is completed and closed; and (ii) we have raised a sufficient amount of equity necessary to qualify for the minimum equity requirements necessary to list on Nasdaq. If we fail to meet the minimum requirements for listing on Nasdaq, we will not be able to consummate the offering and will terminate this offering. Failure to have our common stock listed on Nasdaq would make it more difficult for our stockholders to dispose of our common stock and more difficult to obtain accurate price quotations on our common stock. Our ability to issue additional securities for financing or other purposes, or otherwise to arrange for any financing we may need in the future, may also be materially and adversely affected if our common stock is not traded on a national securities exchange. We will need to receive a minimum net proceeds from the offering of $5.5 million in order to satisfy the listing conditions to trade our common stock on Nasdaq.

There is no assurance that once listed on Nasdaq we will not continue to experience volatility in our share price.

The OTCQB, where our common stock is currently quoted, is an inter-dealer, over-the-counter market that provides significantly less liquidity than Nasdaq. Our common stock is thinly traded due to the limited number of shares available for trading on the OTCQB thus causing large swings in price. As such, investors and potential investors may find it difficult to obtain accurate stock price quotations, and holders of our common stock may be unable to resell their securities at or near their original offering price or at any price. Our public offering price per Unit may vary from the market price of our common stock after the offering. If an active market for our common stock develops and continues, our common stock price may nevertheless be volatile. If our common stock experiences volatility, investors may not be able to sell their common stock at or above the public offering price per Unit. Sales of substantial amounts of our common stock, or the perception that such sales might occur, could adversely affect prevailing market prices of our common stock and our common stock price may decline substantially in a short period of time. As a result, our shareholders could suffer losses or be unable to liquidate their holdings. No assurance can be given that the price of our common stock will become less volatile when listed on Nasdaq.

Market prices for our common stock will be influenced by a number of factors, including:

●	the issuance of new equity securities of the Company pursuant to a future offering, including issuances of preferred stock;

●	the introduction of new products or services by us or our competitors;

●	any future reseller arrangements with global and domestic providers and brand owners;

●	changes in interest rates;

●	significant dilution caused by the anti-dilutive clauses in our financial agreements;

●	competitive developments, including announcements by our competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

●	variations in our quarterly operating results;

●	change in financial estimates by securities analysts;

●	a limited amount of news and analyst coverage for our Company;

●	the depth and liquidity of the market for our shares of common stock;

●	sales of large blocks of our common stock, including sales by our major stockholders, any executive officers or directors appointed in the future, or by other significant shareholders;

●	investor perceptions of our Company; and

●	general economic and other national and international conditions.

Market price fluctuations may negatively affect the ability of investors to sell our shares at consistent prices.

Offers or availability for sale of a substantial number of shares of our common stock, including following this offering, may cause the price of our common stock to decline.

Sales of large blocks of our common stock could depress the price of our common stock. The existence of these shares, warrants and options create a circumstance commonly referred to as an “overhang” which can act as a depressant to our common stock price. The existence of an overhang, whether or not sales have occurred or are occurring, also could make our ability to raise additional financing through the sale of equity or equity-linked securities more difficult in the future at a time and price that we deem reasonable or appropriate. If our existing shareholders and investors seek to sell a substantial number of shares of our common stock, such selling efforts may cause significant declines in the market price of our common stock.

In addition, the shares of our common stock included in the Units and underlying warrants sold in the offering will be freely tradable without restriction or further registration under the Securities Act. As a result, a substantial number of shares of our common stock may be sold in the public market following this offering. If there are significantly more shares of common stock offered for sale than buyers are willing to purchase, then the market price of our common stock may decline to a market price at which buyers are willing to purchase the offered common stock and sellers remain willing to sell our common stock.

Our common stock may be affected by limited trading volume and price fluctuations, which could adversely impact the value of our common stock.

Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially. These fluctuations may also cause short sellers to periodically enter the market in the belief that we will have poor results in the future. We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our common stock will be stable or appreciate over time.

Because we may issue preferred stock without the approval of our shareholders and have other anti-takeover defenses, it may be more difficult for a third party to acquire us and could depress our stock price.

In general, our board of directors may issue, without a vote of our shareholders, one or more additional series of preferred stock that have more than one vote per share, although the Company’s ability to designate and issue preferred stock is currently restricted by covenants under our agreements with prior investors. Without these restrictions, our board of directors could issue preferred stock to investors who support us and our management and give effective control of our business to our management. Additionally, issuance of preferred stock could block an acquisition resulting in both a drop in our stock price and a decline in interest of our common stock. This could make it more difficult for shareholders to sell their common stock. This could also cause the market price of our common stock shares to drop significantly, even if our business is performing well.

We do not expect to declare or pay cash dividends on our common stock for the foreseeable future, and any return to stockholders will therefore be limited to the appreciation in the value of our shares.

We have not declared or paid any dividends in the past, and we do not currently intend to declare or pay any cash dividends on our common stock for the foreseeable future. We anticipate that we will retain any future earnings for the development, operation and expansion of our business. The declaration, payment and amount of any future dividends, if any, will be at the discretion of our board of directors and will depend on a number of factors, including our results of operations, cash flows, financial condition, operating and capital requirements and other factors deemed relevant by our board of directors. There can be no assurance that we will pay dividends in the future or, if dividends are paid, as to the amount of any such dividends. As a result, stockholders may only realize a return on their investment through the appreciation in the market price of our common stock, if any.

Our Selling Stockholders have purchased their shares at a price that is lower than the purchase price of the shares in this offering and will be able to sell their shares after completion of this offering subject to restrictions under the lock-up requirement.

Our Selling Stockholders have purchased their shares of common stock at an average price of approximately $1.70 per share, which is lower than the assumed initial public offering price of $12.34 per share. The shares issued to the Selling Stockholders are “restricted” securities under applicable U.S. federal and state securities laws and are being registered to provide the Selling Stockholders the opportunity to sell those shares. Because these stockholders have paid a lower price per share than participants in this offering, they may be more willing to accept a lower sales price than the assumed initial public offering price. This fact could impact the trading price of the shares following completion of the offering to the detriment of participants in this offering.

Risks Related to Israeli Law and Our Operations in Israel

Our principal executive offices and other significant operations are located in Israel, and, therefore, our results may be adversely affected by political, economic and military instability in Israel, including the 2023 attack by Hamas and other terrorist organizations from the Gaza Strip and Israel’s war against them.

Our executive offices and corporate headquarters are located in Israel. In addition, our officers and directors are residents of Israel. Accordingly, political, economic and military and security conditions in Israel and the surrounding region may directly affect our business. Any conflicts, political instability, terrorism, cyberattacks or any other hostilities involving Israel or the interruption or curtailment of trade between Israel and its present trading partners could adversely affect our operations. Ongoing and revived hostilities in the Middle East or other Israeli political or economic factors, could harm our operations.

In October 2023, Hamas terrorists infiltrated Israel’s southern border from the Gaza Strip and conducted a series of attacks on civilian and military targets. Hamas also launched extensive rocket attacks on Israeli population and industrial centers located along Israel’s border with the Gaza Strip and in other areas within the State of Israel. These attacks resulted in extensive deaths, injuries and kidnapping of civilians and soldiers. Following the attack, Israel’s security cabinet declared war against Hamas and a military campaign against these terrorist organizations commenced in parallel to their continued rocket and terror attacks.

Following Hamas’s attack on Israel, other regional hostilities became more pronounced and evolved into a multi-front war. This included a northern front war between Israel and Hezbollah in Lebanon. As of the end of November 2024, Israel entered into a ceasefire agreement with Hezbollah, but there are no assurances as to whether the agreement will hold or whether further hostilities with Hezbollah will resume. In addition, the Iranian-backed Houthi Movement in Yemen launched direct attacks on Israel involving drones and missiles, and attacked container ships on the Red Sea. Such disruption to our operations previously included certain delays and diversions of the import of certain components for manufacturing and production as a result of reduced air travel and the attacks on container ships on the Red Sea route by the Houthi Movement. However, following the announcement of a ceasefire with Hamas, the Houthi Movement has stated that it will suspend such attacks, so long as the ceasefire with Hamas remains in place, and the immediate risk of further disruption has temporarily decreased.

In April 2024 and October 2024, Iran launched direct attacks on Israel involving hundreds of drones and missiles. On June 13, 2025, in light of continued nuclear threats and intelligence assessments indicating imminent attacks, Israel launched a preemptive strike directly targeting military and nuclear infrastructure inside Iran aimed to disrupt Iran’s capacity to coordinate or launch further hostilities against Israel, as well as disrupt its nuclear program.  For 12 days, both sides launched attacks against one another, with Iran targeting civilian infrastructure. As a result of the escalation with Iran, Israel temporarily closed its airspace and ceased all port activity related to commercial shipments. On June 22, 2025, the United States military joined Israel in launching strikes directly targeting nuclear infrastructure in Iran. More recently, in February 2026, hostilities between Israel and Iran escalated again. In late February 2026, the United States and Israel conducted a major joint military campaign of air and missile strikes against targets in Iran, which triggered a broad Iranian response and contributed to significant regional instability. The situation remains highly fluid, and we are unable to predict when, or on what terms, this escalation will be resolved.

Further escalation, whether involving direct confrontation between Israel and Iran or through regional proxy groups, could result in additional mobilization of reserve personnel, further restrictions on movement or commerce, damage to infrastructure, supply chain interruptions, disruptions to global energy markets, and heightened cybersecurity threats. Any of the foregoing could materially and adversely affect our operations, financial condition, and results of operations, particularly if disruptions are prolonged or recur.

While the intensity and duration of the multi-front conflict have been difficult to predict, the current ceasefire marks a potential shift towards stability in the region. If sustained, this could reduce disruptions to our business and operations, and on Israel’s economy in general. However, if the war resumes or expands to other fronts, our operations may be harmed.

Further, in the past, the State of Israel and Israeli companies have been subjected to economic boycotts. Several countries still restrict business with the State of Israel and with Israeli companies. These restrictive laws and policies may have an adverse impact on our operating results, financial condition or the expansion of our business. A campaign of boycotts, divestment and sanctions has been undertaken against Israel, which could also adversely impact our business. Moreover, we cannot predict how this war will ultimately affect Israel’s economy in general, which may involve a downgrade in Israel’s credit rating by rating agencies (such as Moody’s outlook rating of Israel as “stable” and rating level as Baa1). We may also be targeted by cyber terrorists specifically because we are an Israeli-related company.

Prior to the Hamas attack in October 2023, the Israeli government pursued extensive changes to Israel’s judicial system. In response to the foregoing developments, individuals, organizations and institutions, both within and outside of Israel, have voiced concerns that the proposed changes may negatively impact the business environment in Israel including due to reluctance of foreign investors to invest or transact business in Israel as well as to increased currency fluctuations, downgrades in credit rating, increased interest rates, increased volatility in securities markets, and other changes in macroeconomic conditions. The risk of such negative developments has increased in light of the recent Hamas attacks and the war against Hamas declared by Israel, regardless of the proposed changes to the judicial system and the related debate. To the extent that any of these negative developments do occur, they may have an adverse effect on our business, our results of operations and our ability to raise additional funds, if deemed necessary by our management and board of directors.

Our operations are subject to currency and interest rate fluctuations.

We incur expenses in U.S. dollars, Euro and NIS, but our financial statements are denominated in U.S. dollars. The U.S. dollar is our functional currency. However, as we also incur expenses in NIS and Euro, we are affected by foreign currency exchange fluctuations through both translation risk and transaction risk. As a result, we are exposed to the risk that the NIS may appreciate relative to the dollar, or, if the NIS instead devalues relative to the dollar or the Euro, that the inflation rate in Israel may exceed such rate of devaluation of the NIS, or that the timing of such devaluation may lag behind inflation in Israel. In any such event, the dollar cost of our operations in Israel would increase and our dollar-denominated results of operations would be adversely affected.

It may be difficult to enforce a judgment of a United States court against us and our officers and directors to assert United States securities laws claims in Israel or to serve process on our officers and directors and these experts.

Our executive office, corporate headquarters and manufacturing facilities are located in Israel. In addition, all of our officers and directors are residents of Israel. All of our assets and most of the assets of these persons are located in Israel. Service of process upon us or our non-U.S. resident directors and officers and enforcement of judgments obtained in the United States against us or our non-U.S. our directors and executive officers may be difficult to obtain within the United States. We have been informed by our legal counsel in Israel that it may be difficult to assert claims under U.S. securities laws in original actions instituted in Israel, or obtain a judgment based on the civil liability provisions of U.S. federal securities laws. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws against us or our non-U.S. officers and directors because Israel may not be the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law. There is little binding case law in Israel addressing the matters described above. Israeli courts might not enforce judgments rendered outside Israel, which may make it difficult to collect on judgments rendered against us or our non-U.S. officers and directors.

Moreover, an Israeli court will not enforce a non-Israeli judgment if it was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases), if its enforcement is likely to prejudice the sovereignty or security of the State of Israel, if it was obtained by fraud or in the absence of due process, if it is at variance with another valid judgment that was given in the same matter between the same parties, or if a suit in the same matter between the same parties was pending before a court or tribunal in Israel at the time the foreign action was brought.

General Risk Factors

We operate in a competitive industry.

Our industry is characterized by rapid and innovative technological change. If we are unable to improve existing systems and products and develop new systems and technologies in order to meet evolving customer demands, our business could be adversely affected. In addition, our competitors could introduce new products with innovative capabilities, which could adversely affect our business. We compete with many large and mid-tier defense companies on the basis of system performance, cost, overall value, delivery and reputation. Many of these competitors are larger and have greater resources than us, and therefore may be better positioned to take advantage of economies of scale and develop new technologies.

Our business depends on proprietary technology that may be infringed.

Many of our systems and products depend on our proprietary technology for their success. Like other technology-oriented companies, we rely on a combination of trade secrets, copyrights and trademarks, together with non-disclosure agreements, confidentiality provisions in sales, procurement, employment and other agreements and technical measures to establish and protect proprietary rights in our products. While we are in the process of seeking patents for our technology, there is no guarantee that such patents will be granted. Our ability to successfully protect our technology may be limited because:

●	intellectual property laws in certain jurisdictions may be relatively ineffective;

●	detecting infringements and enforcing proprietary rights may divert management’s attention and company resources;

●	contractual measures such as non-disclosure agreements and confidentiality provisions may afford only limited protection;

●	any patents we may receive will expire, thus providing competitors access to the applicable technology;

●	competitors may independently develop products that are substantially equivalent or superior to our products or circumvent our intellectual property rights; and

●	competitors may register patents in technologies relevant to our business areas.

In addition, various parties may assert infringement claims against us. The cost of defending against infringement claims could be significant, regardless of whether the claims are valid. If we are not successful in defending such claims, we may be prevented from the use or sale of certain of our products, or liable for damages and required to obtain licenses, which may not be available on reasonable terms, any of which may have a material adverse impact on our business, results of operation or financial condition.

Undetected defects or malfunctions in our products could impair our financial results, harm our reputation and expose us to significant product liability claims that may not be adequately covered by insurance.

Our products and systems are complex and may contain undetected defects in design, production or testing. If such defects or malfunctions were to occur, we could incur substantial repair, replacement or service costs, suffer reputational harm and experience delays or disruptions in our operations. In addition, defects or malfunctions in our products could result in serious injury, loss of life or other adverse effects, which could expose us to significant product liability claims. We may not be able to obtain or maintain product liability or other insurance at reasonable cost or on acceptable terms, or such insurance may not fully cover all potential liabilities. Even where insurance coverage is available, it may be subject to coverage limits, exclusions or deductibles that could leave us exposed to substantial uninsured losses. Any significant product liability claims, increased insurance costs or uninsured liabilities could materially and adversely affect our business, results of operations and financial condition.

We rely on highly skilled personnel and, if we are unable to retain or motivate key personnel or hire additional qualified personnel, we may not be able to grow effectively.

Our performance is largely dependent on the talents and efforts of highly skilled individuals. Our future success depends on our continuing ability to identify, hire, develop, motivate, and retain highly skilled personnel for all areas of our organization. Our continued ability to compete effectively depends on our ability to retain and motivate existing employees. Due to our reliance upon skilled laborers, the failure to attract, integrate, motivate, and retain current and/or additional key employees could have a material adverse effect on our business, operating results and financial condition. We do not maintain key person life insurance for any of our employees.

Our management team may not be able to successfully implement our business strategies.

If our management team is unable to execute on its business strategies, then our development, including the establishment of revenues and our sales and marketing activities would be materially and adversely affected. In addition, we may encounter difficulties in effectively managing the budgeting, forecasting and other process control issues presented by any future growth. We may seek to augment or replace members of our management team, or we may lose key members of our management team, and we may not be able to attract new management talent with sufficient skill and experience.

Significant disruptions of our information technology systems or breaches of our data security could adversely affect our business.

A significant invasion, interruption, destruction or breakdown of our information technology systems and/or infrastructure by persons with authorized or unauthorized access could negatively impact our business and operations. We could also experience business interruption, information theft and/or reputational damage from cyber-attacks, which may compromise our systems and lead to data leakage either internally or at our third-party providers. The risk of a security breach or disruption, particularly through cyberattacks or cyber intrusion, including by computer hackers, foreign governments, and cyber terrorists, has generally increased as the number, intensity and sophistication of attempted attacks and intrusions from around the world have increased. If such an event were to interrupt our operations, it could result in a material disruption of our product development programs. Our systems have been, and are expected to continue to be, the target of malware and other cyber-attacks. Although we have invested in measures to reduce these risks, we cannot assure that these measures will be successful in preventing compromise and/or disruption of our information technology systems and related data.

A decline in the price of our common stock could affect our ability to raise working capital and adversely impact our ability to continue operations.

A prolonged decline in the price of our common stock could result in a reduction in the liquidity of our common stock and a reduction in our ability to raise capital. A decline in the price of our common stock could be especially detrimental to our liquidity and our operations. Such reductions may force us to reallocate funds from other planned uses and may have a significant negative effect on our business plan and operations, including our ability to develop new services and continue our current operations. If our common stock price declines, we can offer no assurance that we will be able to raise additional capital or generate funds from operations sufficient to meet our obligations. If we are unable to raise sufficient capital in the future, we may not be able to have the resources to continue our normal operations.

The requirements of being a public company may strain our resources and distract management.

As a public company, we are subject to the reporting requirements of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). These requirements are extensive. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal controls over financial reporting.

We may incur significant costs associated with our public company reporting requirements and costs associated with applicable corporate governance requirements. We expect all of these applicable rules and regulations to significantly increase our legal and financial compliance costs and to make some activities more time consuming and costly. This may divert management’s attention from other business concerns, which could have a material adverse effect on our business, financial condition and results of operations. We also expect that these applicable rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

Future changes in financial accounting standards or practices may cause adverse unexpected financial reporting fluctuations and affect reported results of operations.

A change in accounting standards or practices can have a significant effect on our reported results and may even affect our reporting of transactions completed before the change is effective. New accounting pronouncements and varying interpretations of accounting pronouncements have occurred and may occur in the future. Changes to existing rules or the questioning of current practices may adversely affect our reported financial results or the way we conduct business.

USE OF PROCEEDS

Assuming no exercise of the underwriters’ over-allotment option or of the warrants issued in this offering, including the Representative’s Warrants, and the: (i) uplist to Nasdaq of our common stock; and (ii) Units sold in the offering at an assumed public offering price per share of $12.34, we estimate that the net proceeds from this offering will be approximately $6,850,000 after deducting estimated underwriting discounts and estimated offering expenses payable by us. We will not receive any proceeds from the sale of the shares by the Selling Stockholders. Assuming the same, if the Representative’s over-allotment option is exercised in full, we estimate that our net proceeds will be approximately $7,954,000. We intend to use the net proceeds from this offering, and any proceeds from the exercise of warrants included in the Units and the Representative’s Warrants, for research and development, sales force expansion, marketing, business development and potential acquisitions and for general working capital.

	With Over-Allotment	Without Over-Allotment
Uses:
Research and Development	$1,113,560	$1,027,500
Sales Force Expansion, Marketing, Business Development and Potential Acquisitions	$5,726,880	$4,795,000
Working Capital	$1,113,560	$1,027,500
Total Uses	$7,954,000	$6,850,000

This is an estimated use of proceeds; the actual allocation of proceeds realized from this offering will depend upon our operating revenues and cash position and our working capital requirements and may change.

Therefore, as of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering. Accordingly, we will have discretion in the application of the net proceeds, and investors will be relying on our judgment regarding the application of the proceeds of this offering.

Pending our use of the net proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments and U.S. government securities. We anticipate that the proceeds from this offering will enable us to become cash flow from operations positive.

Each $1.00 increase (decrease) in the assumed public offering price of $12.34 would change our net proceeds by $0.65 million, assuming the number of Units offered by us, as set forth on the cover of this prospectus, remains the same and after deducting the underwriters discount and estimated offering expenses payable by us, and assuming no exercise of the underwriter's over-allotment option. We may also increase or decrease the number of Units we are offering. An increase (decrease) of 100,000 in the number of units we are offering would increase (decrease) the net proceeds to us from this offering, after deducting the underwriters discount and estimated offering expenses payable by us, by approximately $1.23 million, assuming the assumed public offering price stays the same.

Management believes that the proceeds from this offering will be sufficient to satisfy the Company’s cash needs for the next twelve months.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2025:

●	on an actual basis; and

●	on an as adjusted basis to reflect the issuance and sale of the Units in this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us and the receipt by us of the proceeds of such sale.

You should consider this table in conjunction with “Use of Proceeds” above as well as our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the notes to those financial statements included elsewhere in this prospectus.

	As of December 31, 2025
	Actual (1)	As Adjusted (2)
Cash and cash equivalents	$750,000	$7,600,000
Total Current Liabilities	756,000	673,000
Total Long-Term Liabilities	393,000	393,000
Stockholders’ Equity:
Common stock of US$ 0.0001 par value each: 350,000,000 and 100,000,000 shares authorized as of December 31, 2025 and December 31, 2024, respectively; issued and outstanding 2,168,813 shares as of December 31, 2025 and December 31, 2024.	*	*

Additional paid-in capital	12,505,000	19,355,000
Foreign currency translation adjustments	(2,000)	(2,000)
Accumulated deficit	(12,403,000)	(12,320,000)

Total Stockholders’ Equity	$100,000	$7,033,000

*	less than $1,000

(1)	On an actual basis as of December 31, 2025.

(2)	On an as adjusted basis to give effect to our receipt of estimated net proceeds from the sale of the Units that we are offering at a assumed public offering price of $12.34 per Unit after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Assumes no exercise of the underwriters’ over-allotment option and no exercise of any of the warrants included in the Units or Representative’s Warrants issued pursuant to this offering.

Each $1.00 increase (decrease) in the assumed public offering price of $12.34 would change our net proceeds by $0.65 million, assuming the number of Units offered by us, as set forth on the cover of this prospectus, remains the same and after deducting the underwriters discount and estimated offering expenses payable by us, and assuming no exercise of the underwriter's over-allotment option. We may also increase or decrease the number of Units we are offering. An increase (decrease) of 100,000 in the number of units we are offering would increase (decrease) the net proceeds to us from this offering, after deducting the underwriters discount and estimated offering expenses payable by us, by approximately $1.23 million, assuming the assumed public offering price stays the same.

The above discussion and table are based on 2,168,813 shares of common stock outstanding as of December 31, 2025. The discussion and table do not include, as of that date:

●	731,394 shares of our common stock issuable upon exercise of warrants at a weighted average exercise price of $16.25 per share;

●	319,876 shares of our common stock issuable upon exercise of outstanding options at a weighted average exercise price of $0.78 per share;

●	160,124 shares of our common stock that are reserved for equity awards that may be granted under our existing equity incentive plans;

●	shares of our common stock issuable upon exercise of warrants to be issued in this offering; and

●	shares of common stock issuable upon the exercise of the Representative’s Warrants to be issued in this offering.

DETERMINATION OF OFFERING PRICE

The offering price of the Units has been negotiated between us and the Representative. Among the factors considered in determining the assumed public offering price of the Units, including the exercise price of the warrants were:

●	our history and our prospects;

●	the industry in which we operate;

●	our past and present operating results;

●	the anticipated market price of our common stock following this offering, the expected volatility of our common stock, the terms of the warrants (including their duration and exercise mechanics), and the likelihood that the warrants would be exercised;

●	the previous experience of our executive officers; and

●	the general condition of the securities markets at the time of this offering.

The offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the Units sold in this offering, the exercise price of the warrants, or the shares of common stock or warrants included in such Units. The values of such securities are subject to change as a result of market conditions and other factors.

MARKET FOR OUR COMMON STOCK

Our common stock is quoted on the OTCQB under the trading symbol “DUKR.” Quotations on the OTCQB reflect inter-dealer prices, without retail mark-up, mark-down commission, and may not represent actual transactions. On April 24, 2026, the last reported sale price of our common stock was $12.34 per share.

Holders

As of April 24, 2026, we had approximately 159 shareholders of record of our common stock.

Dividend Policy

We have never paid or declared any cash dividends on our common stock, and we do not anticipate paying any cash dividends on our common stock in the foreseeable future. We intend to retain all available funds and any future earnings to fund the development and expansion of our business. Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon a number of factors, including our results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant.

Equity Compensation Plan Information

On May 27, 2021, our board of directors approved the 2021 Equity Incentive Plan (the “2021 Plan”), pursuant to which we may issue awards, from time to time, consisting of non-qualified stock options, restricted stock grants and restricted stock units (“RSUs”). In addition, stock option awards that qualify under Section 102 of the Israeli Tax Ordinance (New Version) 1961 (the “ITO”), and/or under Section 3(i) of the ITO, may be granted. A summary of the 2021 Plan is found below.

Under the 2021 Plan, options, restricted share and RSUs may be granted to our officers, directors, employees and consultants or the officers, directors, employees and consultants of our subsidiary. On March 18, 2025, our board of directors approved an increase in the amount of shares of common stock available under the 2021 Plan from 192,000 to 360,000. On March 10, 2026, our board of directors approved an increase in the number of shares available under the plan from 360,000 to 480,000  shares, and also approved to adjust the number of shares under the 2021 Equity Incentive Plan and the numbers of options and per-option exercise price of the options that were already granted according to the Reverse Stock Split ratio of 25:1. To the extent that an award lapses or is forfeited, the shares subject to such Award will again become available for grant under the terms of the 2021 Plan.

We do not have any formal policy that requires the Company to grant, or avoid granting, equity-based compensation at certain times. We do not grant equity awards in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our common stock, and do not time the public release of such information based on award grant dates. The timing of any equity grants to executive officers or directors in connection with new hires, promotions, or other non-routine grants is tied to the event giving rise to the award (such as an executive officer’s commencement of employment or promotion effective date).

On March 10, 2026, our board of directors approved the following grants: (i) options to purchase 16,000 shares of our common stock to each of Yossef Balucka, our Chief Executive Officer, and Erez Nachtomy, our Vice Chairman; (ii) options to purchase 10,000 shares of our common stock to Shlomi Zakai, our Chief Financial Officer; and (iii) options to purchase 4,000 shares of our common stock to each of Vadim Maor, our Chief Technology Officer, Eran Antebi, a member of our board of directors, and Keren Gousman, a member of our board of directors. Each of the aformentioned options have an exercise price of $7.88 per share, a term of six (6) years from issuance and vest over a three (3) year period, with one third vesting on each of the first three anniversaries of the dates of grant.

The following table summarizes certain information regarding our equity compensation plans as of December 31, 2025:

Plan Category	Number of securities to be issued upon exercise of outstanding options	Weighted- average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plan not approved by security holders	179,876	20.33	180,124

No Loans for Option Exercises. It is our policy to not make loans to employees or officers for the purpose of paying for the exercise of stock options.

DILUTION

If you invest in our Units in this offering, your interest will be diluted to the extent of the difference between the assumed public offering price per share of common stock that is part of the Unit and the as adjusted net tangible book value per share of common stock immediately after this offering.

Our net tangible book value is the amount of our total tangible assets less our total liabilities. Our net tangible book value as of December 31, 2025 was $100,000, or approximately $0.046 per share of common stock. Net tangible book value per share represents our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding.

As adjusted net tangible book value is our net tangible book value after taking into account the effect of the sale of Units in this offering at the assumed public offering price of $12.34 per Unit and after deducting the underwriting discounts and commissions and other estimated offering expenses payable by us. Our as adjusted net tangible book value as of December 31, 2025 would have been approximately $7,033,000, or $2.42 per share. This amount represents an immediate increase in as adjusted net tangible book value of approximately $2.37 per share to our existing stockholders, and an immediate dilution of $9.92 per share to new investors participating in this offering. Dilution per share to new investors is determined by subtracting as adjusted net tangible book value per share after this offering from the public offering price per Unit paid by new investors.

The following table illustrates this per share dilution:

Assumed public offering price per share (attributing no value to the warrants)	$12.34
Net tangible book value per share as of December 31, 2025	$0.046
Increase in as adjusted net tangible book value per share after this offering	$2.37
As adjusted net tangible book value per share after giving effect to this offering	$2.42
Dilution in as adjusted net tangible book value per share to new investors	$9.92

Each $1.00 increase (decrease) in the assumed public offering price of $12.34 would change our net proceeds by $0.65 million, assuming the number of Units offered by us, as set forth on the cover of this prospectus, remains the same and after deducting the underwriters discount and estimated offering expenses payable by us, and assuming no exercise of the underwriter's over-allotment option. We may also increase or decrease the number of Units we are offering. An increase (decrease) of 100,000 in the number of units we are offering would increase (decrease) the net proceeds to us from this offering, after deducting the underwriters discount and estimated offering expenses payable by us, by approximately $1.23 million, assuming the assumed public offering price stays the same.

The following table summarizes as of December 31, 2025, on an as-adjusted basis and giving effect to the sale of all Units offered to the investors in this offering, as described above, the number of shares of common stock, the total consideration and the average price per share (1) paid to us by our existing stockholders and (2) to be paid by investors purchasing Units in this offering at an assumed public offering price of $12.34 per Unit, before deducting underwriting discounts and commissions and estimated offering expenses payable by us:

	Shares Purchased		Total Consideration		Average Price
	Number	Percent	Amount	Percent	Per Share
Existing stockholders	2,260,383	77.7%	$6,357,000	44.3%	$2.81
New investors	648,298	22.3%	8,000,000	55.7%	12.34
Total	2,908,681	100.0%	$14,357,000	100.0%	$4.94

The information above assumes that the Representative does not exercise its over-allotment option. If the Representative exercises its over-allotment option in full, the as adjusted net tangible book value will increase to $2.71 per share, representing an immediate increase to existing stockholders of $2.66 per share and an immediate dilution of $9.63 per share to new investors.

The foregoing discussion and table do not take into account further dilution to new investors that could occur upon the exercise or conversion of outstanding warrants, and options, having a per share exercise or conversion price less than the per share offering price to the public in this offering.

We may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

The above discussion and table are based on 2,168,813 shares of common stock outstanding as of December 31, 2025. The discussion and table do not include, as of that date:

●	731,394 shares of our common stock issuable upon exercise of warrants, at a weighted average exercise price of $16.25 per share;

●	319,876 shares of our common stock issuable upon exercise of outstanding options at a weighted average exercise price of $0.78 per share;

●	160,124 shares of our common stock that are reserved for equity awards that may be granted under our existing equity incentive plan;

●	shares of our common stock issuable upon exercise of warrants to be issued in this offering; and

●	shares of our common stock issuable upon the exercise of the Representative’s Warrants to be issued in this offering.

OUR BUSINESS

Corporate Overview

We are a robotics company developing advanced robotic and drone-based systems. Our technologies include an advanced robotic stabilization system that enables remote, real-time, pinpoint-accurate firing of small arms and light weapons, as well as civilian drone-based solutions focused on infrastructure maintenance, which is a drone technology for conducting routine maintenance of critical infrastructure for electric utility insulator cleaning.

Although our stabilization technology was initially designed for use on UAS, our robotic solutions are adaptable to other military platforms and civilian applications.

Corporate History and Structure

We were founded in 2014 as UAS LLP. Prior to 2020, we operated as a developer and manufacturer of commercial unmanned aerial systems, with a focus on providing quadrotor aerial platforms for law enforcement and first responder markets.

Duke Inc. was formed in April 2016 and has a wholly owned Israeli subsidiary, Duke Israel, incorporated under the laws of the State of Israel. Duke Israel’s principal offices are located at 10 HaRimon Street, Mevo Carmel Science and Industrial Park, Israel 2069203, and our telephone number is +972-054-5707050. Our website address is https://dukeroboticsys.com.

On March 9, 2020, we completed a share exchange transaction pursuant to which Duke Inc. became our majority-owned subsidiary. As a result of the Share Exchange, we adopted Duke Inc.’s business plan. On April 29, 2020, we entered into an Agreement and Plan of Merger with Duke Inc. and our wholly owned subsidiary, UAS Acquisition Corp. On June 25, 2020, Duke Inc. filed a Certificate of Merger with the State of Delaware, and the merger was consummated, resulting in Duke Inc. becoming our wholly owned subsidiary.

On February 18, 2025, we established Duke Robotics Hellas M I.K.E, a wholly owned subsidiary formed under the laws of Greece. On January 13, 2026, Duke Greece received operational authorization from the Hellenic Civil Aviation Authority following completion of the SORA process under EU Regulation 2019/947. This authorization enables IC Drone operations in Greece and aligns the system with European Union regulatory standards.

Effective October 22, 2020, our common stock began trading on the OTCQB Venture Market under the symbol “USDR.”

On October 28, 2024, we filed a Certificate of Amendment to change our corporate name from UAS Drone Corp. to DUKE Robotics Corp., effective November 4, 2024. In connection with the name change, our OTCQB trading symbol was changed from “USDR” to “DUKR,” effective November 4, 2024.

On March 4, 2026, we filed a Certificate of Change to effect the Reverse Stock Split, effective as of March 6, 2026. The Company will trade under a new CUSIP Number, 903448207. The Company’s common stock began trading on the OTCQB on a post-split basis at the market open on March 6, 2026. Following the Reverse Stock Split, the Company’s ticker symbol on the OTCQB is traded under the symbol DUKRD for 20 trading days, in accordance with OTC Marketplace rules.

Business Strategy and Technology Focus

Following the Share Exchange, we transitioned our strategic focus to advanced robotic stabilization systems for military and defense applications, while expanding into civilian infrastructure maintenance solutions.

Our business activities are focused on stabilized robotic systems for defense and homeland security applications and civilian drone-based solutions for infrastructure inspection and maintenance. Our commercialization efforts in the civilian market are primarily focused in Europe, with secondary efforts in other global markets, including the United States.

Defense and Stabilized Weapons Systems

Elbit Collaboration

On January 29, 2021, Duke Israel entered into a Collaboration Agreement with Elbit Systems Land Ltd. for the global marketing and sales, and the production and further development, of Duke’s stabilized weapons drone system mounted on a UAS, marketed under the commercial name “TIKAD.” Under the Collaboration Agreement, Elbit markets and deploys the stabilized weapons drone system under the brand name “Bird of Prey.” We are entitled to royalties from sales of this system in accordance with the terms of the agreement.

On April 2, 2025, we and Elbit executed a Supplement Letter expanding the collaboration to allow us to market the stabilized weapons drone system to military, defense, homeland security, and para-military customers, in coordination with Elbit. We are entitled to receive a commission, in the mid-single digit percentage range, from proceeds resulting from our marketing activities, in addition to royalties under the Collaboration Agreement. On July 9, 2025, we announced that we had begun to generate royalty revenues from sales of the Bird of Prey system, and during the second quarter of 2025 we recognized our initial royalty revenues under the Collaboration Agreement.

On August 28, 2025, we announced that the “Bird of Prey” stabilized weapons drone system was prominently featured in a comprehensive television report by Israel’s Channel 14 News examining the IDF’s advanced weaponized drone warfare capabilities. The television report provided rare insight into the IDF’s ‘secretive drone units’ and their revolutionary combat methodologies that have transformed modern battlefield operations, including in operational use throughout the “Iron Swords” war. The “Bird of Prey” system, which is developed and marketed as part of our strategic collaboration with Elbit was specifically highlighted in the broadcast as part of the coverage showcasing advanced weaponized drone technologies currently deployed by the IDF.

The report documented how these cutting-edge drone systems operate with “surgical precision” from the air, silently identifying, targeting, and neutralizing threats while keeping soldiers out of harm’s way.

Civilian Infrastructure Solutions

Insulator Cleaning Drone (IC Drone)

On August 15, 2022, Duke Israel introduced the IC Drone, a drone-based system designed for routine maintenance of critical infrastructure, including cleaning high-voltage electric utility cable insulators. In August 2022, Duke Israel entered into an agreement with the IEC to provide drone-enabled insulator cleaning systems. In October 2023, we completed our obligations under this agreement.

In August 2024, we entered into a new commercial agreement with the IEC for insulator cleaning services using the IC Drone. On November 11, 2024, following our commercial agreement with IEC from August 2024, we announced the commercial launch of the IC Drone and the transition of the technology into active service.

On November 25, 2024, we announced initial revenue generation under the August 2024 IEC agreement. The IEC committed to a minimum utilization level with a guaranteed payment in the low seven figures (in NIS) during the first year of the agreement. The IEC satisfied this minimum utilization commitment, and on May 27, 2025, extended the agreement for an additional year.

On March 17, 2026, we announced that we received a new purchase order from the IEC for IC Drone services, expected to generate over a million U.S. Dollars in revenue in 2026.

The IC Drone provides: (i) enhanced safety and precision for high-voltage insulator cleaning; (ii) reduced water usage supporting environmental sustainability; and (iii) lower operational costs compared to traditional maintenance methods.

On June 10, 2025, we announced the launch of our next-generation Insulator Cleaning Drone System, featuring:

●	Extended flight and operational time;

●	Increased maximum takeoff weight;

●	Enhanced stability and position holding;

●	Advanced radar capabilities; and

●	Improved cleaning durability.

The ICDS2 was deployed at the start of the 2025 insulator cleaning season, marking a full-season operational timeline.

AEROTRACE™

In February 2026, we introduced AEROTRACE™, an aerial monitoring and intelligence solution designed to support infrastructure operators in assessing asset conditions and enhancing situational awareness. AEROTRACE™ integrates aerial data capture with software-driven analytics, including AI-assisted image analysis, and may be deployed as a standalone solution or in conjunction with our IC Drone services.

Intellectual Property

On June 15, 2021, Duke Israel received a notice of allowance from the U.S. Patent and Trademark Office for a patent titled “Stabilization System,” relating to the Company’s robotic stabilization technology.

Capital Structure and Financings

Equity Incentive Plan

On May 27, 2021, our board of directors approved the 2021 Plan. On March 18, 2025, our board approved an increase in the number of shares available under the 2021 Plan from 192,000 to 360,000 shares. On March 10, 2026, our board of directors approved an increase in the number of shares available under the 2021 Plan from 360,000 to 480,000 shares, and also approved to adjust the number of shares under the 2021 Plan and the numbers of options and per-option exercise price of the options that were already granted pursuant to the Reverse Stock Split ratio of 25:1.

Private Placements

On May 11, 2021, we entered into securities purchase agreements with eight non-U.S. investors (the “Investors”) in a private placement offering in which we agreed to issue and sell an aggregate of: (i) 500,000 shares of common stock at a price of $10 per share; and (ii) warrants to purchase 500,000 shares of common stock. The warrants were exercisable immediately and for a term of 18 months and had an exercise price of $10 per share. The aggregate gross proceeds from the offering were approximately $5,000,000 and the offering closed on May 11, 2021. On April 5, 2022, we entered into an agreement with the Investors pursuant to which we extended the term of the warrants, to expire on November 11, 2023. On November 1, 2023, we and the Investors executed a second extension agreement, such that the term of the warrants was to expire on November 11, 2024.

On June 20, 2024, we entered into a Warrant Amendment Agreement (the “Warrant Amendment Agreement”) with the Investors to amend the terms of the warrants issued in connection with the May 11, 2021 securities purchase agreements. Under the Warrant Amendment Agreement, we and the Investors agreed to: (i) extend the warrant exercise term to May 11, 2026; (ii) amend the warrant exercise price, increasing it from $10 per share to $16.25 per share; and (iii) include a beneficial ownership blocker that limits the exercise of such warrants if the exercise would result in the holder beneficially owning more than 19.99% of our common stock immediately following the exercise. On March 10, 2026, we entered into an additional Warrant Amendment Agreement with the Investors pursuant to which we extended the term of the warrants, to expire on May 1, 2031.

On December 30, 2025, we entered into securities purchase agreements with seven (7) non-U.S. investors, pursuant to which we, in a private placement offering, agreed to issue and sell to the investors an aggregate of: (i) 83,338  shares of our common stock at a price of $9 per share (the “Purchase Price”); and (ii) warrants to purchase 83,338  shares of common stock. The warrants have an exercise price of $16.25 per share, are exercisable immediately and expire on November 30, 2026, subject to extension to May 30, 2028 if a public offering or other qualifying financing of at least $2,500,000 has not occurred prior to such date. In addition, the securities purchase agreement contains a make whole provision that provides for the investors to receive additional shares of common stock in the event that we consummate a firm-commitment underwritten public offering on a major stock exchange by November 30, 2026 at a price per share (after giving effect to a 20% discount) that is less than the Purchase Price. The aggregate gross proceeds from the offering were approximately $750,000 and the offering closed on January 6, 2026. Proceeds from the offering were used for general corporate purposes and working capital, including supporting our operational and commercialization initiatives. On March 10, 2026, we entered into an additional Warrant Amendment Agreement with the Investors pursuant to which we extended the term of the warrants, to expire on May 1, 2031.

Authorized Capital Increase

On October 15, 2025, we filed a Certificate of Amendment to increase our authorized common stock from 100,000,000 to 350,000,000 shares and to authorize up to 10,000,000 shares of blank-check preferred stock.

Market Opportunity

Civilian sector

Insulator Cleaning Drone

Insulators are key components of every high voltage electrical infrastructure around the world while routine cleaning and maintenance of insulators is crucial in order to optimize system efficiency, prevent power outages, reducing risks of flashovers and corrosion. Cleaning of high voltage infrastructure leads to better system performance and efficiency, improves safety by reducing the risk of electricity failure and accidents especially in urban areas, and extends the life of the insulators.

Currently, the global standard for routine cleaning of insulators involves the use of helicopter fleets and crane trucks. The cleaning routine requires getting near to active high voltage lines and using high-pressure washers carried by helicopters or crane trucks. Such process is considered extremely dangerous and bears significant risks of electricity shock or an impact of the helicopter blades with the electricity grid resulting in damages to the grid line and possible harm to human life.

IC Drone offers a revolutionary, safer and cost-efficient method for maintenance of high voltage electrical infrastructure. The worldwide electricity transmission market is huge and estimated in millions of insulators. The current cost per insulator cleaning is high and electricity operators around the world fail to meet cleaning plans.

Defense and Military Market

The United States and other countries around the world have significantly increased their use of UASs for intelligence gathering, surveillance and tactical applications, such as delivery of heavy ordnance bombs and missiles. The use of UASs to fire small arms and light weapons from the air are becoming a viable option as demonstrated by recent conflicts in the Ukraine and the near Middle East. Our technology thus addresses a crucial need of modern warfare to bring a wide range of weapons other than bombs and missiles to bear on remote hostile targets without risk to the military personnel deploying the weapons, while at the same time minimizing collateral damage. In addition, the rapid evolution of small, unmanned air systems (“sUAS”) technologies, along with their size and low cost, enables novel concepts of employment that present challenges to current defense systems, creating new asymmetric threats for warfighters. Our system also addresses the crucial need for counter sUAS solutions and offers a kinetic interception, or “drone kill drone,” capability for defeating enemy sUAS.

Our system was designed with input from veterans of Israel’s elite special mission units. It is operated intuitively via a touch-based tablet, which serves as its control unit. Minimal prior training is required in order to operate the robot. In June 2016, our robot mounted on our UAS Octocopter platform was awarded the top prize at the Combating Terrorism Technology Conference sponsored by the United States Defense Department’s Combating Terrorism Technical Support Office, Israel’s Ministry of Defense Directorate of Defense Research and Development and the MIT Enterprise Forum of Israel.

Products

IC Drone

Our IC Drone is a first-of-its-kind robotic, drone-enabled system for cleaning electric utility insulators. The IC Drone’s unique system, based on Duke’s advanced intellectual property and know-how, integrates algorithms, autonomous systems, and robotic technologies used in mission-critical applications. The IC Drone complies with the various applicable international standards (IEEE 516, IEEE 957, AS 5804, and IS-BAO) relating to work on electric utility infrastructure and International Standard for Business Aircraft Operations.

Our IC Drone offers a revolutionary, safer and cost-efficient, method for maintenance of high voltage electrical infrastructure, which require routine cleaning of insulators in order to optimize system efficiency and prevent power outages. Currently, the global standard for routine cleaning of insulators involves the use of helicopter fleets and crane trucks.

Our aim is to expand our IC Drone service offerings to additional utility providers worldwide while continuing to develop new solutions to address evolving industry needs. Accordingly, we are also developing AI-driven monitoring and analytics solutions designed to support continuous inspection, anomaly detection and predictive maintenance for power grids and other critical utility infrastructure. These solutions are being advanced both internally and, in certain cases, through collaborations with third-party technology partners.

On June 10, 2025, we announced the launch of our next-generation Insulator Cleaning Drone System, representing a significant technological advancement in our innovative utility maintenance drone solution. The ICDS2 builds upon our proven IC Drone technology with substantial performance improvements designed to enhance operational capabilities for utility providers worldwide. The ICDS2 is agnostic to the drone platform and can be adjusted and adapted to fit and be mounted on other type of drone platforms that meet our specifications and certification.

The ICDS2 features several key technological advancements over its predecessor:

●	Extended Flight and Operational Time: Offering longer flight duration, enabling more efficient servicing of multiple high-voltage insulators in every flight mission.

●	Increased Maximum Takeoff Weight: A considerably higher payload capacity allows the system to carry more cleaning agent, allowing longer refill intervals and enhancing operational efficiency.

●	Enhanced Stability and Position Holding: Advanced stabilization algorithms and improved communication systems deliver superior precision during cleaning operations, enabling operational capabilities even in more challenging weather conditions.

●	Advanced Radar System: Next-generation sensors provide improved detection capabilities, enhancing safety and allowing for operations in more complex environments.

●	Superior Cleaning Durability: Reinforced cleaning mechanisms and optimized water delivery systems increase cleaning effectiveness while reducing maintenance requirements.

AEROTRACE™ aerial monitoring and intelligence solution

In February 2026, we announced the introduction of AEROTRACE™, an aerial monitoring and intelligence solution, integrating a combination of capabilities and developments in the fields of hardware, sensors, software and artificial intelligence (“AI”), including through collaboration with other parties, designed to support infrastructure operators in assessing asset conditions and enhancing situational awareness. AEROTRACE™ integrates aerial data capture with software-driven analytics, including AI-assisted image analysis, to help identify areas of interest and potential anomalies across large-scale and distributed infrastructure assets, and generate a targeted report for proactive and predictive maintenance. AEROTRACE™ is designed to be deployed as a standalone monitoring solution and may also complement our existing robotic IC Drone services by informing maintenance planning and prioritization. The introduction of AEROTRACE™ reflects our ongoing efforts to expand its technology portfolio beyond robotic hardware to include data- and intelligence-driven solutions.

UAS Octocopter Integrated with Stabilized Robotic Gimbal Remote Weapon Systems

Our advanced 6 Degrees of Freedom (“DOF”) robotic system enables remote, real-time, pinpoint accurate firing of small arms and light weapons that can achieve pinpoint accuracy regardless of the movement of the weapons platform or the target. It is intended primarily for Military and homeland security purposes and our lightweight robot allows accurate firing from various configurations consisting of UAS-mounted, land-mounted on light all-terrain vehicles and sea-mounted on boats.

Through Duke Israel we entered into a Collaboration Agreement with Elbit for the global marketing and sales, and the production and further development by Elbit of our developed advanced robotic system mounted on a UAS, armed with lightweight firearms, which we then marketed under the commercial name “TIKAD”.

Elbit is marketing the drone-mounted remote weapon systems, including a system in the name of “Bird of Prey”.

Assembly and Testing

Our manufacturing facility of the ICDS that is mounted on the drone, is located in Israel. The manufacturing process of our ICDS largely consists of the assembly, integration and testing of purchased components.

We purchase custom-made machined parts and other components required for production of the ICDS from third-party manufacturers. We source parts and materials from approximately twenty suppliers located primarily in the United States, Europe, Israel and China. Although certain components are manufactured to our specifications, we believe they are common in nature and can be obtained from alternative suppliers if needed. We are not dependent on any single supplier. However, if a supplier discontinues delivery, identifying a replacement source may result in additional cost and manufacturing delays.

The manufacturing process for our ICDS primarily consists of the assembly, integration, and testing of purchased components. As part of the testing process, components are evaluated and approved against the expected points of failure during extended and high-intensity operations, including tests of load-carrying capacity, software performance, and compliance with electrical utility safety and live-line standards. Following laboratory testing, the ICDS and the UAS platforms undergo a multi-stage field-testing process designed to validate the performance of each system function. The ICDS is then mounted and integrated onto third-party commercially available drones, followed by airborne testing phases.

Our ICDS is designed to be drone-platform agnostic and can be adapted to different drone platforms that meet our defined specifications and regulatory certifications. We currently utilize a commercially available drone (including its batteries and chargers) manufactured by a well-known international drone manufacturer, which has been deployed by us in thousands of flight hours.

We have built an in-house laboratory to support assembly, system integration, testing and ongoing commercialization activities. We believe the current size and capacity of this laboratory will be sufficient to support our near-term production and commercialization needs.

Pursuant to our Collaboration Agreement with Elbit, manufacturing of the defense-market variant of our technology—branded as the “Bird of Prey”—is conducted by Elbit. Research and development related to the defense variant is likewise carried out by Elbit, while we retain the contractual right to make mutual and unlimited use for civilian applications of any new knowledge developed by Elbit under the collaboration.

Our research and development capabilities support both ongoing improvements to the ICDS and the development of new applications for utility and infrastructure customers. In collaboration with the IEC, we continue to develop complementary capabilities such as hydrophobic coating applications for insulators. In parallel, we are developing AI-based monitoring solutions for power grids and other critical utility infrastructure, including through collaborations with third parties. These capabilities are expected to integrate with and enhance the performance, safety, and value proposition of our robotic aerial service systems.

Market Strategy

Civilian Market

We are currently focused on expanding the commercialization of the IC Drone, a first-of-its-kind robotic, drone-enabled system for cleaning electric utility insulators, in the civilian market. The unique system, based on our advanced intellectual property and know-how, integrates algorithms, autonomous systems, and robotic technologies used in mission-critical applications.

On August 15, 2022, we signed an agreement with the IEC to provide drone-enabled systems for cleaning electric utility cable insulators. During October 2023, we successfully completed our obligations under our agreement with the IEC by proving the efficiency and safety that comes by using our IC Drone. Following that successful pilot, in August 2024, we, through Duke Israel, entered into another agreement with the IEC to provide high-voltage insulator washing services using the IC Drone system and on May 27, 2025, IEC extended the agreement for an additional year. On March 17, 2026, we received a new purchase order from the IEC for IC Drone services, expected to generate over one million U.S. Dollars in revenue in 2026.

On February 18, 2025, we announced that we established Duke Greece, which is focused on expanding our innovative IC Drone technology in Greece. Our IC Drone technology provides utility companies with a safer, more efficient, and environmentally sustainable solution for maintaining high-voltage electric infrastructure as well as potential other applications of our technologies and capabilities. The IC Drone’s proven success with the IEC demonstrates its significant market potential for broader deployment across additional regions and sectors. On January 13, 2026, we announced that Duke Greece, received operational authorization for its IC Drone system from the HCAA, Greece’s civil aviation regulator. The authorization to operate the IC Drone in Greece was granted following Duke Greece’s successful completion of the SORA process, a comprehensive, risk-based methodology developed by the EASA to ensure that complex drone operations are conducted safely and in compliance with EU Regulation 2019/947. The authorization permits Duke Greece to conduct drone flights as part of its IC Drone product. With the receipt of this authorization, Duke Greece has completed the regulatory process required to enable IC Drone operations in the Greek market. The SORA framework is an accepted means of compliance under EASA regulations governing drone operations across all European Union member states. While authorizations remain subject to review by individual national aviation authorities, the completion of the SORA process under the EU-harmonized framework aligns the IC Drone system with the regulatory standards applicable across the EU.

We are currently in the initial phases of our global expansion strategy and remain focused on leveraging our proprietary technologies to unlock new growth opportunities for the IC Drone and AEROTRACE™ in the civilian sector. We aim to expand our IC Drone service and AEROTRACE™ offerings to additional utility providers worldwide with the goal of generating recurring revenues streams, while continuing to develop new solutions to address evolving industry needs.

Defense and Military Market

We expect that our growth in the defense and military market, through our Collaboration Agreement with Elbit, will initially derive from sales of robotic technology mounted on UAS Octocopter platform, and later from sales of our robot mounted on other platforms, such as light all-terrain vehicles and boats.

●	Focus on sales in the United States. We believe that the United States military will be a lead and reference customer. The United States alone presents a significant and diverse market opportunity - special operation forces units, various counter-terrorism (federal, state and city) units, regular local police forces (the use of less-lethal weapons), U.S. Army, National Guard, U.S. Navy, Coast Guard and the Border Police.

●	Sales to the North Atlantic Treaty Organization (NATO) Countries. We believe adoption of such products in the United States will open the markets in countries that are U.S. allies such as the NATO countries.

Intellectual Property

Our success depends, at least in part, on our ability to protect our proprietary technology and intellectual property, and to operate without infringing or violating the proprietary rights of others. We rely on a combination of patents, trade secrets, know-how, and other contractual rights (including confidentiality and invention assignment agreements) to protect our intellectual property rights. We also restrict access to our sensitive intellectual property information to our most senior management.

To protect certain key technologies, we have currently only submitted a U.S. patent Application for stabilization system patents. On June 15, 2021, we announced that our wholly owned Israeli subsidiary, Duke Airborne Systems Ltd., received a notice of allowance from the U.S. Patent and Trademark Office for a patent titled “Stabilization System” regarding its stabilization technology incorporated in its advanced robotic system. We do not know whether any of our current or future patent applications will result in the issuance of any patents. We currently do not have pending patent applications or approved patents in any other country.

Certain of our product and solution names, including AEROTRACE™, are used by us in connection with our business and offerings. AEROTRACE™ is a product name used by us and we are in the process of preparing an application to register the name as a trademark. Until such registration is completed, we rely on common law rights and other applicable protections with respect to such product names.

Sales and Marketing

Civilian Sector

Marketing and sales efforts are currently concentrated on the IC Drone as well as other potential applications of the Company’s technologies and capabilities, using company service providers, agent and related electric infrastructure companies. The current marketing efforts increased significantly following the official launch of the latest version of the IC Drone in June 2025 and the establishment of our wholly owned subsidiary Duke Greece in February 2025.

Defense and Military Market

On January 29, 2021, we, through Duke Israel, and Elbit entered in the Collaboration Agreement. Pursuant to the Collaboration Agreement, Duke Israel has granted Elbit a worldwide exclusive license for the use of Duke Israel’s know-how and intellectual property and the marketing, sales, production, and further development of the system we marketed under the name TIKAD (“System”) for military, defense, homeland security, and para-military uses. As consideration for granting the worldwide exclusive license, Elbit will pay Duke Israel royalties from revenues received from worldwide sales of the System, with royalty rates ranging from low to mid-double-figure percentages, depending on the tiers of the selling price of System, for a period starting from the date of the Collaboration Agreement until 15 years following receipt of $50 million in cumulative revenues from sales of System units. In addition, Duke Israel agreed to pay Elbit similar rates of royalties for revenues received by Duke from sales of its advanced robotic system for civil use, if such systems will include new know-how developed by Elbit.

The Collaboration Agreement also contemplates a joint steering committee comprised of representatives of each party to facilitate coordination of the collaboration, including review of development activities, commercialization efforts, strategic planning, and other initiatives relating to the System. The steering committee serves as a coordination and discussion forum and does not replace the independent decision-making authority of either party, except as expressly provided in the Collaboration Agreement.

On April 2, 2025, we and Elbit executed a Supplement Letter expanding the collaboration to allow us to market the stabilized weapons drone system to military, defense, homeland security, and para-military customers, in coordination with Elbit. We are entitled to receive a commission, in the mid-single digit percentage range, from proceeds resulting from our marketing activities, in addition to royalties under the Collaboration Agreement.

During the second quarter of 2025, we recognized our first royalty revenues under the Collaboration Agreement in connection with sales of Elbit’s Bird of Prey military drone system, representing the first financial returns generated from our defense technology collaboration.

Marketing and sales efforts related to the System are led by Elbit due to our Collaboration Agreement with Elbit, and we are aware that Elbit is marketing drone-mounted remote weapon systems, including a system in the name of “Bird of Prey”.

Competition

Civilian Sector

To our knowledge there are several drone based systems for cleaning different types of infrastructures including solar panels, wind turbines, buildings, windows, etc., using high pressure water. We believe such systems are not designed to handle the challenges that come with cleaning high voltage power grid insulators due to the high voltage environment that affects the drones.

Competition is based on product and program performance, price, reputation, reliability, life cycle costs, overall value to the customer and responsiveness to customer requirements. This includes the ability to respond to rapid changes in technology. In addition, our competitive position sometimes may be affected by specific requirements in particular geographic and product markets.

We plan to continually adapt to market conditions by adjusting our business strategy to changing market conditions. In addition, we plan to seek to enter into strategic partnership and cooperation agreements that we believe can assist us in overcoming the challenges of competing in our industry.

Our competitors, either alone or through their strategic partners, might have substantially greater name recognition and financial, technical, manufacturing, marketing and human resources than we do. These entities may also have significantly greater experience and infrastructure in commercializing civilian or defense products, obtaining regulatory approval for those products and commercializing those products around the world.

Defense and Military Market

While we believe that our products are novel, and that we have unique knowledge of military operational demands and challenges and years of developing complex military airborne systems and advanced robotics, the defense industry is a competitive environment.

Government Regulation

Government Contracting Regulations. We operate under laws, regulations and administrative rules governing defense and other government contracts, mainly in Israel and the United States. Some of these carry major penalty provisions for non-compliance, including disqualification from participating in future contracts. In addition, our participation in governmental procurement processes in Israel, the United States and other countries is subject to specific regulations governing the conduct of the process of procuring defense and homeland security contracts.

Israeli Export Regulations. Israel’s defense export policy regulates the sale of a number of our systems and products. Current Israeli policy encourages exports to approved customers of defense systems and products such as ours, as long as the export is consistent with Israeli government policy. Subject to certain exemptions, a license is required to initiate marketing activities. We also must receive a specific export license for defense related hardware, software and technology exported from Israel. Israeli law also regulates export of “dual use” items (items that are typically sold in the commercial market but that also may be used in the defense market).

Approval of Israeli Defense Acquisition. The Israeli Defense Entities Law (Protection of Defense Interests) establishes conditions for the approval of an acquisition or transfer of control of an entity that is determined to be an Israeli “defense entity” under the terms of the law. Designation as a “defense entity” is to occur through an order to be issued jointly by the Israeli Prime Minister, Defense Minister and Economy Minister. Although no such orders relating to us have been issued as of the date hereof, it is possible that our Israeli subsidiary may be designated as a “defense entity” under the law. An order (pursuant to the law) would establish conditions and restrictions regarding non-Israeli control of our Israeli subsidiary. For example, Israeli government approval might be required for acquisition of twenty-five percent (25%) or more of the voting securities or a smaller percentage of shares of common stock that grant “means of control” in the Company, if such were to directly affect the control of our Israeli subsidiary. Means of Control for the purposes of the law includes the right to control the vote at a shareholders’ meeting or to appoint a director.

Approval of U.S. and Other Defense Acquisitions. Many countries in addition to Israel also require governmental approval of acquisitions of local defense companies or assets by foreign entities. Mergers and acquisitions of certain types of defense related businesses in the U.S. are subject to the Foreign Investment and National Security Act (“FINSA”). Under FINSA, foreign acquisitions of certain types of defense related businesses in the U.S. require review, and in some cases approval, by the Committee on Foreign Investment in the United States (“CFIUS”). In that regard, if a foreign entity attempts to acquire us or all of our domestic assets, such transactions may be subject to FINSA, and in certain instances CFIUS has the authority to order divestment and cancellation of the transaction.

“Buy American” Laws. The U.S. “Buy American” laws impose price differentials or prohibitions on procurement of products purchased under U.S. government programs. The price differentials or prohibitions apply to products that are not made in the United States or that do not contain U.S. components making up at least fifty percent (50%) of the total cost of all components in the product. However, a Memorandum of Agreement between the United States and Israeli governments waives the “Buy American” laws for specified products, including most of the products we may sell in the United States.

“The American Security Drone Act (ASDA)”. The ASDA, part of the National Defense Authorization Act (NDAA), bans U.S. federal agencies from procuring or operating drones manufactured in “covered foreign entities,” primarily targeting China, due to security risks. It prohibits the use of federal funds for such drones and mandates the removal of existing foreign drones from federal inventory, with limited exceptions for, e.g., research or emergency operations.

Procurement Regulations. Solicitations for procurements by governmental purchasing agencies in Israel, the United States and other countries are governed by laws, regulations and procedures relating to procurement integrity, including avoiding conflicts of interest, corruption, human trafficking and conflict minerals in the procurement process. Such regulations also include provisions relating to information assurance and for the avoidance of counterfeit parts in the supply chain.

Anti-Bribery Regulations. We conduct operations in a number of markets that are considered high risk from an anti-bribery compliance perspective. Laws and regulations such as the Israel Penal Code, the Organization for Economic Cooperation and Development (“OECD”) Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act and corresponding legislation in other countries, prohibit providing personal benefits or bribes to government officials in connection with the governmental procurement process. Israeli defense exporters, like ourselves, are required to maintain an anti-bribery compliance program, including specific procedures, record keeping and training.

Audit Regulations. The IMOD may audit our books and records relating to its contracts with us. Our books and records and other aspects of projects that will be related to the U.S. defense contracts will be subject to audit by U.S. government audit agencies. Such audits review compliance with government contracting cost accounting and other applicable standards. If discrepancies are found this could result in a downward adjustment of the applicable contract’s price. Some other customers have similar rights under specific contract provisions.

Civil Aviation Regulations. Several of our products for commercial aviation applications are subject to flight safety and airworthiness standards of the U.S. Federal Aviation Administration and similar civil aviation authorities in Israel, Greece, the EU, and other countries. On January 13, 2026, Duke Greece received operational authorization from the Hellenic Civil Aviation Authority following completion of the SORA process under EU Regulation 2019/947. This authorization enables IC Drone operations in Greece and aligns the system with European Union regulatory standards.

Environmental, Health and Safety Regulations. We are subject to a variety of environmental, health and safety laws and regulations in the jurisdictions in which we have operations. This includes regulations relating to air, water and ground contamination, hazardous waste disposal and other areas with a potential environmental or safety impact.

Employees

We engage three (3) executive officers: our CEO, CTO and CFO as well as one (1) additional employee that serves as our Vice President Business Development. We engage freelance contractors and consultants in order to limit our operating expenses and therefore allowing us to scale as necessary. We maintain long-term relationships with these freelance contractors and consultants.

Some of our consulting agreements include undertakings with respect to non-competition and assignment to us of intellectual property rights developed in the course of employment and confidentiality. The enforceability of such provisions is limited for some employees by Israeli law.

We are also currently a “smaller reporting company,” meaning that we are not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent company that is not a smaller reporting company and have a public float of less than $75 million and annual revenues of less than $50 million during the most recently completed fiscal year. As a “smaller reporting company” we are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings, including, among other things, only being required to provide two years of audited financial statements in annual reports.

PROPERTIES

Our principal executive office is currently located at 10 HaRimon Street, Mevo Carmel Science and Industrial Park, Israel, which is approximately 240 square meters (approximately 2,600 square feet). In April 2022, Duke Israel entered into a lease agreement for an office space in Mevo Carmel Science and Industry Park, Israel for a term of 3 years, with an option to extend the term of the lease agreement for an additional 2 years. The property became available for the Company’s use on February 1, 2023. The option to extend the lease for additional 2 years, starting February 1, 2026, was exercised. In addition, pursuant to an agreement entered into by Duke, we have the right to use office space and receive other administrative services at a location in the State of Florida, and pursuant to an agreement entered into by Duke Greece, it has the right to use office space and receive other administrative services at a location in Athens, Greece.

LEGAL PROCEEDINGS

On March 23, 2025, a complaint was filed against our wholly owned Israeli subsidiary, Duke Israel, by LOOL T.V. Ltd. (the “Plaintiff”), an Israeli company, in the Tel Aviv-Yafo Magistrate’s Court (Case No. 60460-03-25). The complaint asserts that pursuant to an agreement of principles between Duke Israel and the Plaintiff, Duke Israel is in breach of the agreement, specifically with respect to an allegation that the parties were required to set up a partnership with respect to certain services provided to the IEC. The complaint asserts a claim for breach of contract, unlawful use of intellectual property that is not exclusively owned by Duke Israel and unjust enrichment with regards to the agreement of principles. In addition, the Plaintiff’s complaint seeks an order for a permanent injunction to prevent Duke Israel from continuing providing these services to the IEC, and an order to enforce the agreement of principles ordering Duke Israel to act as necessary to establish a partnership or joint venture.

We filed a statement of defense against the complaint. On February 26, 2026, the court issued a decision ordering the dismissal of the complaint without prejudice. The court’s decision also stipulated that if the Plaintiff files a new complaint in this matter, then as a condition to filing such a complaint the Plaintiff will pay us additional expenses.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes appearing elsewhere in this prospectus. References in this Management’s Discussion and Analysis of Financial Condition and Results of Operations to “us,” “we,” “our,” and similar terms refer to DUKE Robotics Corp., a Nevada corporation, and its subsidiaries. This discussion includes forward-looking statements, as that term is defined in the federal securities laws, based upon current expectations that involve risks and uncertainties, such as plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors. Words such as “anticipate,” “estimate,” “plan,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions are used to identify forward-looking statements.

We caution you that these statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond our control, which may influence the accuracy of the statements and the projections upon which the statements are based. See “Cautionary Statement Regarding Forward-Looking Statements.” Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors discussed in “Risk Factors” and elsewhere in this prospectus. Any one or more of these uncertainties, risks and other influences could materially affect our results of operations and whether forward-looking statements made by us ultimately prove to be accurate. Our actual results, performance and achievements could differ materially from those expressed or implied in these forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether from new information, future events or otherwise.

Company Overview

We are a robotics company developing advanced robotics and drone-based systems. Our advanced robotic system enables remote, real-time, pinpoint accurate firing of small arms and light weapons that can achieve pinpoint accuracy regardless of the movement of the weapons platform or the target. We also introduced an insulator cleaning drone, which is a drone technology for conducting routine maintenance of critical infrastructure for cleaning electric utility cable insulators.

Operating Results

The selected historical financial information presented below is derived from the Company’s audited consolidated financial statements for the year ended December 31, 2025 and Duke’s audited consolidated financial statements for the year ended December 31, 2024. The data set forth below should be read in conjunction with the financial statements and accompanying notes elsewhere in this registration statement.

	Year ended
	December 31
	2025	2024
Revenues	377,000	108,000
Cost of revenues	(198,000)	(71,000)
Gross profit	179,000	37,000

Research and development expenses	(104,000)	(157,000)
General and administrative expenses	(1,281,000	(905,000)
Operating loss	(1,206,000)	(1,025,000)
Financial income (expenses), net	(25,000)	40,000
Other loss	(10,000)	-
Net loss	(1,241,000)	(985,000)
Other comprehensive gain (loss) - Foreign currency translation adjustments	(2,000)	-
Comprehensive loss	(1,243,000)	(985,000)

Comparison of the year ended December 31, 2025 to the year ended December 31, 2024

Revenues. We had $377,000 in revenues for the year ended December 31, 2025. During the year ended December 31, 2024, we had $108,000 in revenues. The increase in revenue was primarily attributable to the expansion of our IC Drone service operations, following the successful launch of the full cleaning season in May 2025. During 2024, the Company commenced its cleaning operations midway through the season, which limited revenue generation for that period. The increase in revenue was partially offset by temporary disruptions to our regular business operations during the third quarter of 2025, resulting from the ongoing military operations in the Gaza Strip. Revenues also reflect the initial recognition of revenues from royalties derived from sales of the “Bird of Prey” stabilized weapons drone systems, through our Collaboration Agreement with Elbit, which contributed for the first time to our revenues, while the majority of the revenues for the year ended December 31, 2025 continued to be generated from our IC Drone service activities.

Cost of revenues. During the year ended December 31, 2025, we had $198,000 in cost of revenues expenses, compared to $71,000 for the year ended December 31, 2024. The cost of revenues mainly consists of operational expenses associated with our agreements with the IEC as detailed above. The increase in cost of revenues was primarily attributed to the growth in our IC Drone service activities.

Research and Development. During the year ended December 31, 2025, we had $104,000 in research and development expenses, compared to $157,000 in research and development expenses for the year ended December 31, 2024. The decrease in our research and development expenses are mainly due to allocating more resources to the execution of our IC Drone insulator service activities, and less to development activities.

General and Administrative Expenses. For the year ended December 31, 2025, our general and administrative expenses amounted to $1,281,000, of which $871,000 were related to professional services, such as accounting, auditing, insurance costs, consulting and legal services, and $224,000 were related to stock-based compensation expenses, and were $905,000 for the year ended December 31, 2024, of which $686,000 were related to professional services and $28,000 related to stock-based compensation expenses. This increase in general and administrative expenses for the year ended December 31, 2025, was mainly due to an increase in professional services attributable to our expansion in Greece activities and officer compensation expenses, as well as in stock-based compensation expenses, attributable to equity awards granted in March 2025.

Financial Income (expenses), net. For the year ended December 31, 2025, our financial expenses amounted to $25,000 as compared to financial income of $40,000 for the year ended December 31, 2024. The reason for the increase in financial expenses for the year ended December 31, 2025, was mainly due to the decrease in the balance of our cash bank deposits which resulted in a decrease in interest income.

Net Loss. For the year ended December 31, 2025 and 2024, we recorded a net loss of $1,241,000 and $985,000, respectively, which represented an increase of $256,000 in 2025 compared to 2024.

Critical Accounting Policies

This Management Discussion and Analysis of Financial Condition and Results of Operations discusses our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). In connection with the preparation of our financial statements, we are required to make assumptions and estimates about future events and apply judgments that affect the reported amounts of assets, liabilities, revenue, expenses and the related disclosures. We base our assumptions, estimates and judgments on historical experience, current trends and other factors that management believes to be relevant at the time our consolidated financial statements are prepared. On a regular basis, management reviews the accounting policies, assumptions, estimates and judgments to ensure that our financial statements are presented fairly and in accordance with U.S. GAAP. However, because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such differences could be material.

Our significant accounting policies and estimates are discussed in Note 2, “Summary of Significant Accounting Policies,” and “Use of Estimates in the preparation of financial statements” of the notes to consolidated financial statement, which are included in this registration statement.

As of December 31, 2025, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4) of Regulation S-K.

Liquidity and Capital Resources

Since inception, we have devoted substantially most our efforts to research and development and have incurred accumulated losses of $12,403,000.

During the year ended December 31, 2025, our loss of $1,241,000 included non-cash stock-based compensation of $224,000. As of December 31, 2025, we had a working capital of $151,000 as compared to a working capital of $1,010,000 as of December 31, 2024.

As of December 31, 2025, we had a cash balance of $750,000 compared to a cash balance of $1,256,000 as of December 31, 2024. The reason for the decrease in our cash balance was mainly due to operating expenses described above. This balance excludes $275,000 received in January 2026 under our December 30, 2025, Securities Purchase Agreement.

Cash used in operations for the year ended December 31, 2025, was $811,000 as compared to cash used in operations of $918,000 for the year ended December 31, 2024. The reason for the decrease in cash used in operations is mainly related to increase in trade receivable and other liabilities.

Since our inception we and Duke have funded our operations through equity and debt financing, bank loans, loans provided by shareholders and demonstration projects of its technology to potential customers.

Since Duke’s inception and until 2017, certain Duke affiliates provided loans to Duke from time to time, as needed. Before entering into the Share Exchange, Duke entered into debt cancellation letters (the “Debt Cancellation Letters”) with regard to the Stockholders Loans. Pursuant to the Debt Cancellation Letters the accumulated interest on the Stockholders’ Loans was waived and 842,135 shares of Duke’s common stock were issued in exchange for the cancellation of $623,180 in debt, leaving $280,000 of outstanding Stockholders Loans (the “Outstanding Stockholders’ Loans”). The Outstanding Stockholders’ Loans, including the accumulated interest amount, shall be repaid on the later of the following: (i) three years after the Effective Date (March 9, 2020); or (ii) Duke raised capital amounting to at least $15 million following the Effective Date and the Earnings before interest, tax, depreciation and amortization of Duke has reached an amount of $3 million.

As of December 31, 2025, and December 31, 2024, the outstanding balances of such stockholders’ loans were $330,000 and $322,000, respectively.

On May 11, 2021, we entered into securities purchase agreements with eight (8) non-U.S. investors, pursuant to which we, in a private placement offering, agreed to issue and sell to investors an aggregate of: (i) 500,000 shares of our Common Stock at a price of $10.00 per share; and (ii) warrants to purchase 500,000 of our Common Stock. The warrants were exercisable immediately and for a term of 18 months and have an exercise price of $10 per share. The aggregate gross proceeds from the offering were approximately $5,000,000 and the offering closed on May 11, 2021. On April 5, 2022, we entered into an agreement with the Investors pursuant to which we extended the term of the warrants, to expire on November 11, 2023. On November 1, 2023, we and the Investors executed a second extension agreement, such that the term of the warrants was extended to expire on November 11, 2024. On June 20, 2024, we entered into a Warrant Amendment Agreement with the Investors to amend the terms of the warrants issued in connection with the May 11, 2021 securities purchase agreements. Under the Warrant Amendment Agreement, we and the Investors agreed to: (i) extend the warrant exercise term to May 11, 2026; (ii) amend the warrant exercise price, increasing it from $10.00 per share to $16.25 per share; and (iii) include a beneficial ownership blocker that limits the exercise of such warrants if the exercise would result in the holder beneficially owning more than 19.99% of the Company’s common stock immediately following the exercise. On March 10, 2026, we entered into an additional Warrant Amendment Agreement with the Investors pursuant to which we extended the term of the warrants, to expire on May 1, 2031.

On December 30, 2025, we entered into securities purchase agreements with seven (7) non-U.S. investors, pursuant to which we, in a private placement offering, agreed to issue and sell to the investors an aggregate of: (i) 83,338 shares of our common stock at a price of $9.00 per share); and (ii) warrants to purchase 83,338  shares of common stock. The warrants have an exercise price of $16.25 per share, are exercisable immediately and expire on November 30, 2026, subject to extension to May 30, 2028 if a public offering or other qualifying financing of at least $2,500,000 has not occurred prior to such date. In addition, the securities purchase agreement contains a make whole provision that provides for the investors to receive additional shares of Common Stock in the event that we consummates a firm-commitment underwritten public offering on a major stock exchange by November 30, 2026 at a price per share (after giving effect to a 20% discount) that is less than the Purchase Price. The aggregate gross proceeds from the offering were approximately $750,000 and the offering closed on January 6, 2026. Proceeds from the offering were used for general corporate purposes and working capital, including supporting our operational and commercialization initiatives. On March 10, 2026, we entered into an additional Warrant Amendment Agreement with the Investors pursuant to which we extended the term of the warrants, to expire on May 1, 2031.

Since our incorporation, we incurred losses from operations and net cash outflows from operating activities as reflected in the consolidated statements of operations and cash flows. As of December 31, 2025, we had an accumulated deficit of $12,403,000, and we expect to incur losses for the foreseeable future. We have historically financed our operations primarily through fundraising from various investors and the revenues that were generated from our operations to date were not sufficient to cover our losses. As a result, we remain dependent upon external sources to finance our operations. There can be no assurance that we will succeed in obtaining the necessary financing to continue our operations. These factors raise substantial doubt about our ability to continue as a going concern through at least twelve months from our financial statements ended December 31, 2026.

We currently believe that our existing capital resources will be sufficient to support our operating plan at least through the fourth quarter of 2026. To support our planned growth, strategic initiatives and general working capital needs, we will likely seek to raise additional capital through the issuance of debt, equity, or a combination thereof. There can be no assurance we will be successful in raising additional capital on favorable terms, or at all.

Although we are actively pursuing opportunities to increase revenues, including the potential expansion of commercial sales in additional jurisdictions, some of these efforts remain at an early stage while other initiatives have progressed to more advanced stages of discussion. However, because none of these initiatives have resulted in binding agreements or firm commitments, there can be no assurance that any of them will materialize within our expected timeframes. If we are unable to successfully proceed with these initiatives, our need for additional capital may accelerate.

As a result, there is substantial doubt about our ability to continue as a going concern. If we are unable to obtain sufficient amounts of additional capital, we may be required to reduce the scope of our operations, delay or discontinue development activities, limit our manufacturing or commercial expansion plans, or take other actions that could materially harm our business, financial condition, and operating results. If we obtain additional funds by selling any of our equity, the percentage ownership of our stockholders will be reduced, stockholders may experience additional dilution, or the equity securities may have rights preferences or privileges senior to the common stock. If we issue debt securities, there may be negative covenants which may restrict our company’s activities. If adequate funds are not available to our company when needed on satisfactory terms, we may be required to cease operating or otherwise modify our business strategy. The financial statements included in this registration statement do not include adjustments for measurement or presentation of assets and liabilities, which may be required should we fail to operate as a going concern.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Our directors and executive officer and their ages as of April 24, 2026, are as follows:

Name	Age	Position
Yariv Alroy	65	Chairman of the Board of Directors
Yossef Balucka	57	Chief Executive Officer and President
Erez Nachtomy	64	Vice Chairman
Eran Antebi	55	Director
Keren Gousman Golan	50	Director
Shlomo Zakai	56	Chief Financial Officer
Vadim Maor	54	Chief Technology Officer

Yariv Alroy, Director and Chairman. Mr. Alroy has been serving as a Director and Chairman since March 10, 2020. Mr. Yariv Alroy is the Managing Director of T.N.S.A Consulting and Management LTD., a private consulting services and investments firm. From 1989 to 1993 Mr. Alroy worked for an Israeli law firm, with his last position as a partner. From 1993 to 1997, Mr. Alroy served as COO of SHAHAL Medical Services, and from 1997 to 2000 as Managing Director of SHL International Ltd. From 2000 until January 2016 Mr. Alroy served as Co-CEO of SHL Telemedicine LTD a company in the field of medical technology development and provision of global telemedicine services, including in the United States, Germany, India, Japan and Israel, traded in the Swiss Stock exchange (SWX:SHLTN). From December 2018 to August 2024 Mr. Alroy also served as member of the board of directors and Chairman of SHL Telemedicine. Yariv Alroy holds an LL.B from Tel Aviv University, Israel.

Mr. Alroy was selected to serve as Director and Chairman of our board of directors because of his senior leadership experience in global operations, publicly traded companies and capital markets, as well as his legal background, which the board of directors believes positions him to provide strategic oversight and corporate governance leadership.

Yossef Balucka, CEO and President. Mr. Yossef Balucka has been serving as CEO and President of our Company, Duke and Duke Israel since March 2021. Prior to entering the private sector, Mr. Balucka served for twenty-five years in various field and headquarters positions in the Israeli Navy and retired as Colonel. Following his retirement from the Israeli Navy, between 2014 to 2016, Mr. Balucka served as a senior executive and management member for retail and customer service at Partner Communications Ltd. (TASE:PTNR), one of the leading mobile telecommunications companies in Israel. From 2017 to 2019 Mr. Balucka served as the CEO of Electra Technologies Ltd., a division of Electra Ltd. (TASE:ELTR), which is active in the fields of integrated electro-mechanical and construction. Since 2019 Mr. Balucka is the owner of T.R. Eshkolot Com Services Ltd., providing global strategic consulting services. Mr. Balucka holds a BA in Economics and Business Administration and an MA in Social Sciences from the Haifa University, and MA in Public Administration from the Bar Ilan University.

Erez Nachtomy, Director, Vice Chairman of the Board. Mr. Nachtomy has been serving as a Director and Vice Chairman of our board of directors since March 10, 2020. Mr. Erez Nachtomy is the Managing Director of Ermi Nachtomy Assets Ltd., a private consulting services and investments firm. From May 2020 until September 2024 Mr. Nachtomy served as CEO of SHL Telemedicine Ltd. (SWX:SHLTN). From 1989 until 2001, Mr. Nachtomy practiced law as an associate in one of the leading law firms in Israel, becoming a partner in the firm in 1994 and later on promoted to a senior partner. In March 2001, Mr. Nachtomy joined the executive team of SHL Telemedicine Ltd. (SWX:SHLTN), as Vice President, and from January 2005 to December 2016 he served as Executive Vice President. SHL Telemedicine Ltd. is active in the field of medical technology development and provision of global telemedicine services, including in the United States, Germany, India and Japan. From December 2018 to February 2024 Mr. Nachtomy also served as Member of the Board of SHL Telemedicine. Mr. Nachtomy holds an LL.B. from Tel Aviv University, Israel.

Mr. Nachtomy was selected to serve as Director and Vice Chairman of our board of directors because of his managerial and board-level experience and his expertise in strategic matters and publicly traded companies, which the board of directors believes strengthens its oversight of operations, capital markets matters and corporate strategy.

Eran Antebi, Director. Mr. Antebi has been serving as a Director since March 10, 2020. Mr. Antebi is the Senior Finance Director, Global End to End Surgery Supply Chain at Johnson & Johnson. From 2017 to 2022 he served as Finance Director Biosurgery Supply Chain at Johnson & Johnson. Prior to that he was CFO of SHL Telemedicine Ltd. (SWX:SHLTN) since 2008. Mr. Antebi joined SHL in May 2004 as CFO of Shahal Israel. Prior to joining SHL, from 2000 to 2004, Mr. Antebi was a manager with Ernst & Young in Israel. Mr. Antebi is a certified public accountant (CPA) in Israel and holds a B.A. in Accounting and Economics from Tel Aviv University, Israel.

Mr. Antebi was selected to serve on our board of directors because of his relevant financial experience and qualifications, including his expertise in areas the board of directors believes are important to the Company’s technology, product development and defense-related markets and operations.

Keren Gousman Golan. Director. Ms. Gousman has been serving as a Director since March 18, 2025. Ms. Gousman has 25 years of extensive experience in managing operations and multi-disciplinary task teams. Until 2022 Ms. Gousman served as Head of the Field Unit at the Israeli Prime Minister Office. Following retirement from the Israeli Prime Minister Office and until 2024 she served as CEO of AIRNETTRESS, a baby mattress company that markets and sells the “numu® air™”. In 2024 she served as sales and business development executive for BARIKS, a company that developed portable and foldable oxygen pressure chamber for Hyperbaric Oxygen Therapy (HBOT). Ms. Gousman holds dual-major B.A., from Faculty of Social Sciences from the Tel Aviv University and M.B.A in Business Administration, specializing in Strategy and Business Entrepreneurship from the Ono Academic College.

Ms. Gousman Golan was selected to serve on our board of directors because of her relevant business and leadership experience and her contributions to our board of directors oversight, including as a member of our independent committees.

Shlomo Zakai, Chief Financial Officer. Mr. Zakai has served as our Chief Financial Officer since May 19, 2020. Mr. Zakai brings extensive and proven experience in similar positions with companies operating in international markets and related industries. Prior to joining the Company Mr. Zakai served as the Chief Financial Officer of Save Foods, Inc. (OTC:SAFO) (August 2017 to December 2021). Prior to that, Mr. Zakai worked as an accountant for nine years at Kost, Forer, Gabbay & Kasierer, an independent registered public accounting firm and a member firm of Ernst & Young Global, where he last served as a Senior Manager and worked with technology companies publicly traded on the Nasdaq Stock Market and on the Tel Aviv Stock Exchange. Mr. Zakai holds a B.A. in accounting from the College of Management in Rishon Le’Zion, Israel.

Vadim Maor, Chief Technology Officer. Mr. Maor was appointed as CTO of our Company, Duke and Duke Israel on March 18, 2025. Prior to that he provided research and development (“R&D”) services to the Company during 2024. Mr. Maor is an experienced head of R&D and technology operations in the computer software industry, possessing strong professional skills in product and technology development (IT & SaaS) and enterprise architecture design. Since 2019 Mr. Maor has been the CEO of OSYM Technologies Ltd., a private technology consulting and services company. Between 2011 to 2018 he has been co-founder and CEO of WiseSec, a private company that developed advanced mobile platform micro-location solutions. From 2001 to 2010 Mr. Maor was a director at Rafael Advanced Defense Systems, and prior to that he worked at the MOD - Israeli Ministry of Defense and at IMI - Israeli Military Industries. Mr. Moar holds a B.A. in Near and Middle Eastern Studies from the Hebrew University of Jerusalem, Israel.

There are no arrangements or understandings between any of our directors or executive officers and any other person pursuant to which such director or executive officer was selected as a director or officer.

Family Relationship

There are no family relationships among the directors and officers of the Company.

Involvement in Certain Legal Proceedings

Over the past ten (10) years, none of our directors or our executive officer have been (i) involved in any petition under Federal bankruptcy laws or any state insolvency law, (ii) convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses), (iii) subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from (a) acting as a future’s commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity, (b) engaging in any type of business practice, or (c) engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws, or (d) subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right to engage in any activity described in (iii)(a), (iv) found by a court of competent jurisdiction in a civil action or by the U.S. Securities and Exchange Commission (the “SEC”) to have violated any Federal or State securities law, and the judgment in such civil action or finding by the SEC has not been subsequently reversed, suspended, or vacated, (v) found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated, (vi) subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of (a) any Federal or State securities or commodities law or regulation, (b) any law or regulation respecting financial institutions or insurance companies, or (c) any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity, or (vii) the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member. Except as set forth in our discussion below in “Transactions with Related Persons; Promoters and Certain Control Persons; Director Independence,” none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

CORPORATE GOVERNANCE

Code of Ethics

We uphold a set of basic values to guide our actions and are committed to maintaining the highest standards of business conduct and corporate governance. Effective March 9, 2020, we adopted an Amended and Restated Code of Business Conduct and Ethics for directors, officers (including our principal executive officer and principal financial officer) and employees, which, in conjunction with our Certificate of Incorporation, and Bylaws, as amended (the “Bylaws”) form the framework for governance of the Company. The Code of Ethics and Business Conduct, Bylaws and Article of Incorporation are available at our corporate offices and are filed as exhibits to the registration statement of which this prospectus forms a part. Stockholders may request free printed copies of these documents from:

DUKE Robotics Corp.

Attn: CFO

10 HaRimon Street

Mevo Carmel Science and Industrial Park, Israel 2069203

Committees of the Board of Directors

Our board of directors has established three standing committees the Audit Committee, the Compensation Committee, and the Governance and Nominating Committee. Each of these committees consist solely of independent directors. We have adopted written charters for the Audit Committee, the Compensation Committee, and the Governance and Nominating Committee, which are available on our website, www.dukeroboticsys.com. Our board of directors may establish other committees as it deems necessary or appropriate from time to time.

Audit Committee

The Audit Committee is composed of three independent directors: Eran Antebi (Chairman of the Audit Committee and the Company’s audit committee financial expert as such term is defined in Item 407(d)(5) of Regulation S-K), Keren Gousman and Erez Nachtomy. Each member of the Audit Committee is an independent director as defined by the rules of the SEC and Nasdaq. The Audit Committee has the sole authority and responsibility to select, evaluate and engage independent auditors for the Company. The Audit Committee reviews with the auditors and with the Company’s financial management all matters relating to the annual audit of the Company.

The Audit Committee monitors the integrity of our financial statements, monitors the independent registered public accounting firm’s qualifications and independence, monitors the performance of our internal audit function and the auditors, and monitors our compliance with legal and regulatory requirements. The Audit Committee also meets with our auditors to review the results of their audit and review of our annual and interim financial statements.

The Audit Committee meets at least on a quarterly basis to discuss with management the annual audited financial statements and quarterly financial statements and meets from time to time to discuss general corporate matters.

Compensation Committee

The Compensation Committee is composed of three independent directors: Eran Antebi, Keren Gousman and Erez Nachtomy. Among other things, the Compensation Committee reviews, recommends and approves salaries and other compensation of the Company’s executive officers, and administers the Company’s equity incentive plans (including reviewing, recommending and approving stock option and other equity incentive grants to executive officers).

The Compensation Committee meets in executive session to determine the compensation of the Chief Executive Officer of the Company. In determining the amount, form, and terms of such compensation, the Committee considers the annual performance evaluation of the Chief Executive Officer conducted by the board of directors in light of company goals and objectives relevant to Chief Executive Officer compensation, competitive market data pertaining to Chief Executive Officer compensation at comparable companies, and such other factors as it deems relevant, and is guided by, and seeks to promote, the best interests of the Company and its shareholders.

In addition, subject to existing agreements, the Compensation Committee determines the salaries, bonuses, and other matters relating to compensation of the executive officers of the Company using similar parameters. It sets performance targets for determining periodic bonuses payable to executive officers. It also reviews and makes recommendations to the board of directors regarding executive and employee compensation and benefit plans and programs generally, including employee bonus and retirement plans and programs (except to the extent specifically delegated to a board of directors appointed committee with authority to administer a particular plan). In addition, the Compensation Committee approves the compensation of non-employee directors and reports it to the full board of directors.

Governance and Nominating Committee

The Governance and Nominating Committee consists of Eran Antebi, Keren Gousman and Erez Nachtomy, each of whom meets the independence requirements of all other applicable laws, rules and regulations governing director independence, as determined by the board of directors.

The Governance and Nominating Committee identifies individuals qualified to become members of the board of directors, consistent with criteria approved by the board of directors; recommends to the board of directors the director nominees for the next annual meeting of stockholders or special meeting of stockholders at which directors are to be elected; recommends to the board of directors candidates to fill any vacancies on the board of directors; develops, recommends to the board of directors, and reviews the corporate governance guidelines applicable to the Company; and oversees the evaluation of the board of directors and management.

In recommending director nominees for the next annual meeting of stockholders, the Governance and Nominating Committee ensures the Company complies with its contractual obligations, if any, governing the nomination of directors. It considers and recruits candidates to fill positions on the board of directors, including as a result of the removal, resignation or retirement of any director, an increase in the size of the board of directors or otherwise. The Committee conducts, subject to applicable law, any and all inquiries into the background and qualifications of any candidate for the board of directors and such candidate’s compliance with the independence and other qualification requirements established by the Committee. The Committee also recommends candidates to fill positions on committees of the board of directors.

In selecting and recommending candidates for election to the board of directors or appointment to any committee of the board of directors, the Governance and Nominating Committee will not select nominees through mechanical application of specified criteria. Rather, the Governance and Nominating Committee will consider such factors at it deems appropriate, including, without limitation, the following: personal and professional integrity, ethics and values; experience in corporate management, such as serving as an officer or former officer of a publicly-held company; experience in the Company’s industry; experience as a board member of another publicly-held company; diversity of expertise and experience in substantive matters pertaining to the Company’s business relative to other directors of the Company; practical and mature business judgment; and composition of the board of directors (including its size and structure).

The Governance and Nominating Committee develops and recommends to the board of directors a policy regarding the consideration of director candidates recommended by the Company’s stockholders and procedures for submission by stockholders of director nominee recommendations.

In appropriate circumstances, the Governance and Nominating Committee, in its discretion, will consider and may recommend the removal of a director, in accordance with the applicable provisions of our Articles of Incorporation, as amended, and amended bylaws. If the Company is subject to a binding obligation that requires director removal structure inconsistent with the foregoing, then the removal of a director shall be governed by such instrument.

The Governance and Nominating Committee oversees the evaluation of the board of directors and management. It also develops and recommends to the board of directors a set of corporate governance guidelines applicable to the Company, which the Governance and Nominating Committee shall periodically review and revise as appropriate. In discharging its oversight role, the Governance and Nominating Committee will be empowered to investigate any matter brought to its attention.

Nominees to the Board of Directors

During the Company’s 2025 fiscal year, there were no material changes to the procedures by which security holders may recommend nominees to the board of directors.

Insider Trading Policy

We have adopted an insider trading policy (the “Policy”) governing the purchase, sale and other transactions in our securities that applies to our directors, executive officers, employees, and other covered persons, including immediate family members and entities controlled by any of the foregoing persons, as well as by the Company itself.

The Policy prohibits, among other things, insider trading and certain speculative transactions in our securities (including short sales, buying put and selling call options and other hedging or derivative transactions in our securities) and establishes a regular blackout period schedule during which directors, executive officers, employees, and other covered persons may not trade in the Company’s securities, as well as certain pre-clearance procedures that directors and executive officers must observe prior to effecting any transaction in our securities.

We believe that the Policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, and listing standards applicable to us. A copy of the Policy is filed as Exhibit 19.1 to our Annual Report on Form 10-K.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation of Executive Officers

The compensation of our named executive officers is determined by our board of directors, with the objective of attracting and retaining qualified executives, aligning executive compensation with our business objectives and stockholder interests, and rewarding performance and contribution to the Company.

Cash Compensation and Bonuses

For the fiscal year ended December 31, 2025, the primary component of our named executive officers’ compensation consisted of base salary. We did not maintain a formal bonus or incentive cash compensation plan for our executive officers during 2025, and no discretionary or performance-based cash bonuses were awarded to our named executive officers for that year. Accordingly, the amounts reflected in the “Bonus” column of the Summary Compensation Table, if any, represent discretionary payments approved by the board of directors based on overall performance and service to the Company rather than pursuant to any pre-established performance targets or formula.

Equity-Based Compensation

On May 27, 2021, our board of directors approved the 2021 Plan, pursuant to which we may issue awards, from time to time, consisting of non-qualified stock options, restricted stock grants and restricted stock units (“RSUs”). In addition, stock option awards that qualify under Section 102 of the Israeli Tax Ordinance (New Version) 1961 (the “ITO”), and/or under Section 3(i) of the ITO, may be granted. A summary of the 2021 Plan is found below.

Under the 2021 Plan, options, restricted share and RSUs may be granted to our officers, directors, employees and consultants or the officers, directors, employees and consultants of our subsidiary. On March 18, 2025, our board of directors approved an increase in the amount of shares of common stock available under the 2021 Plan from 192,000 to 360,000. On March 10, 2026, the board approved an increase in the number of shares available under the plan from 360,000 to 480,000 shares, and also approved to adjust the number of shares under the 2021 Equity Incentive Plan and the numbers of options and per-option exercise price of the options that were already granted according to the Reverse Stock Split ratio of 25:1. To the extent that an award lapses or is forfeited, the shares subject to such Award will again become available for grant under the terms of the 2021 Plan.

We do not have any formal policy that requires the Company to grant, or avoid granting, equity-based compensation at certain times. We do not grant equity awards in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our common stock, and do not time the public release of such information based on award grant dates. The timing of any equity grants to executive officers or directors in connection with new hires, promotions, or other non-routine grants is tied to the event giving rise to the award (such as an executive officer’s commencement of employment or promotion effective date).

On March 18, 2025, our board of directors approved the following grants: (i) 40,000 options to purchase shares of common stock to Mr. Yossef Balucka, our CEO; (ii) 20,000 options to purchase shares of common stock to Mr. Vadim Maor, our CTO, (iii) 4,800 options to purchase shares of common stock to Ms. Gousman, our newly appointed Director, (iv) 16,000 options to purchase shares of common stock to Mrs. Alexandra Papaconstantinou the appointed Managing Director of Duke Greece, (v) 2,000 options to purchase shares of common stock to Mr. Shlomo Zakai, our CFO.

On March 10, 2026, our board of directors approved the following grants: (i) options to purchase 16,000 shares of our common stock to each of Yossef Balucka, our Chief Executive Officer, and Erez Nachtomy, our Vice Chairman; (ii) options to purchase 10,000 shares of our common stock to Shlomi Zakai, our Chief Financial Officer; and (iii) options to purchase 4,000 shares of our common stock to each of Vadim Maor, our Chief Technology Officer, Eran Antebi, a member of our board of directors, and Keren Gousman, a member of our board of directors. Each of the aformentioned options have an exercise price of $7.88 per share, a term of six (6) years from issuance and vest over a three (3) year period, with one third vesting on each of the first three anniversaries of the dates of grant.

The following table summarizes certain information regarding our equity compensation plans as of December 31, 2025:

Plan Category	Number of securities to be issued upon exercise of outstanding options	Weighted- average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plan not approved by security holders	179,876	20.33	180,124

No Loans for Option Exercises. It is our policy to not make loans to employees or officers for the purpose of paying for the exercise of stock options.

Other Compensation Arrangements

We do not maintain any pension, retirement, deferred compensation, severance or change-in-control arrangements for our executive officers, other than benefits required to be provided under applicable Israeli law. As of December 31, 2025, none of our named executive officers had employment agreements that provided for severance or other post-employment payments

Summary Compensation Table

The following sets forth the compensation of our Chief Executive Officer during fiscal 2025, and the other persons who served as executive officers during the Company’s fiscal year ended December 31, 2025. Unless otherwise noted, the amounts shown represent what was earned in the Company’s fiscal year ended December 31, 2025.

SUMMARY COMPENSATION TABLE - FISCAL YEAR ENDED DECEMBER 31, 2025

Name and principal position	Year	Salary ($)	Bonus ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Change in Pension Value and Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)

Yossef Bakula - CEO	2024	110,549	31,830	0	3,149	0	0	0	145,528
	2025	140,107	0	0	103,426	0	0	0	243,533

Shlomo Zakai - CFO	2024	22,957	0	0	793	0	0	0	23,750
	2025	48,784	0	0	5,171	0	0	0	53,955

Restricted Stock Awards

There were no shares of restricted stock awarded during the Company’s fiscal year ended December 31, 2025.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2025

Outstanding Equity Awards at Fiscal Year End

There are no outstanding equity awards for the year ended December 31, 2025 except as disclosed below.

Grants of Plan-Based Awards for 2025

The following table presents the outstanding equity awards held as of December 31, 2025 by our named executive officers and directors, all of which have been issued pursuant to our 2021 Equity Compensation Plan, or the 2021 Plan:

Name	Number of shares that have not vested (#)	Market value of shares that have not vested ($)	Equity incentive plan awards: Number of shares that have not vested (#)	Equity incentive plan awards: Market value of shares that have not vested ($)
Yossef Bakula	-	-	-	-
Erez Nachtomy	-	-	-	-
Eran Antebi	-	-	-	-
Sagiv Aharon	-	-	-	-
Shlomo Zakai	-	-	-	-

Pension Benefits

We have no arrangements or plans, except for those we are obligated to maintain pursuant to the Israeli law, under which we provide pension, retirement or similar benefits for directors or executive officers. Our directors and executive officers may receive share options or restricted shares at the discretion of our board of directors in the future.

Nonqualified Deferred Compensation

The Company does not have a Deferred Compensation Plan for its executive officers.

Other Potential Post-Employment Payments

As of December 31, 2025, there were no named executives with employment contracts that require or required severance or other post-employment payments.

Director Compensation

We reimburse directors for out-of-pocket expenses they incur when attending meetings of the board of directors. On April 12, 2020, effective as of March 1, 2020, our board of directors approved payment of certain fees to our directors in the amounts of $4,980, $4,980 and $6,950 per month to our directors, Yariv Alroy, Sagiv Aharon and Erez Nachtomy (each, an “Active Director”), respectively. On April 12, 2020, we also enacted a policy to pay each director (that is not otherwise an Active Director) an amount of $1,500 for each calendar quarter and $400 for attendance of each meeting of the board of directors. On May 12, 2024, the board of directors approved an increase of $3,050 per month, in the compensation received by Mr. Erez Nachtomy, from $6,950 per month to $10,000 per month, for his service as a member of the board of directors. These amounts are exclusive of Israeli VAT, if applicable.

The following table provides information regarding compensation earned by, awarded or paid to each person for serving as a director who is not an executive officer during the fiscal year ended December 31, 2025:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Total ($)

Yariv Alroy	60,249	-	60,249
Sagiv Aharon	59,844	-	59,844
Erez Nachtomy	120,313	-	120,313
Eran Antebi	11,246	-	11,246
Keren Gousman	8,509	12,411	20,920

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of April 24, 2026 regarding the beneficial ownership of our common stock, for:

●	each person (or group of affiliated persons) who, insofar as we have been able to ascertain, beneficially owned more than 5% of the outstanding shares of our common stock;

●	each director;

●	each named executive officer; and

●	all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Except as otherwise indicated, each person or entity named in the table has sole voting and investment power with respect to all shares of our capital shown as beneficially owned, subject to applicable community property laws.

In computing the number and percentage of shares beneficially owned by a person, shares that may be acquired by such person within 60 days of the date of this prospectus are counted as outstanding, while these shares are not counted as outstanding for computing the percentage ownership of any other person. Unless otherwise indicated, the address of each person listed below is c/o Duke Robotics Ltd., 10 HaRimon Street, Mevo Carmel Science and Industrial Park, Israel, Israel 2069203.

We relied on information received from each stockholder as to beneficial ownership, including information contained on Schedules 13D and 13G and Forms 3, 4 and 5. As of April 24, 2026, there were 2,260,383 shares of common stock issued and outstanding.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
5% Stockholders:
Afek Trading - Kadosh and Razi Ltd.(2)	296,956	13.1%
Y.D More Investments Ltd. (3)	450,000	19.9%
Sagiv Aharon	200,983	8.9%

Named Executive Officers and Directors:
Yariv Alroy (4)	232,531	10.3%
Eran Antebi	4,800	*%
Yossef Balucka	31,333	1.4%
Erez Nachtomy (5)	60,673	2.7%
Shlomo Zakai	2,667	*%
Keren Gousman Golan	1,600	*%
Vadim Maor	6,667	*%
All directors and executive officers as a group (7 Persons)**	340,271	14.7%

*	less than one percent

(1)

The persons named in this table have sole voting and investment power with respect to all shares of common stock reflected as beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within sixty (60) days from April 24, 2026, and the total outstanding shares used to calculate each beneficial owner’s percentage includes such shares, although such shares are not taken into account in the calculations of the total number of shares or percentage of outstanding shares. Beneficial ownership as reported does not include shares subject to option or conversion that are not exercisable within 60 days of April 24, 2026.

(2)	Address: Rimon 8, Sha’ar Shomron, Israel, 4481800.

(3)	Based solely on information contained in Form 13D filed with the SEC on June 20, 2024. Includes (i) 400,000 shares of common stock and 400,000 warrants exercisable into 400,000 shares of common stock), held directly by More Co-Invest (L.P.), Limited Partnership, an Israeli limited partnership, whose general partner, More Co-Invest 1 (G.P.) Ltd., is controlled by Y.D More Investments Ltd. Y.D More Investments Ltd. is an Israeli public company controlled through a voting agreement among the following individuals: (a) Yosef Meirov, directly and through B.Y.M. Mor Investments Ltd., a company he controls with Michael Meirov and Dotan Meirov, (b) Benjamin Meirov (c) Yosef Levy and (d) Eli Levy through Elldot Ltd., a wholly owned company and (ii) include a beneficial ownership blocker that limits the exercise of such warrants if the exercise would result in the holder beneficially owning more than 19.99% of our common stock immediately following the exercise.

(4)	Includes 208,673 shares of common stock held by Mr. Alroy directly and 23,858 shares of common stock held by IKI Alroy Investments Ltd., of which Mr. Alroy has control over voting and investment power.

(5)	Includes 49,684 shares of common stock held by Mr. Nachtomy directly and 2,989 shares of common stock held by ERMI Nachtomy Assets Ltd., of which Mr. Nachtomy has control over voting and investment power.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the fiscal years ended December 31, 2024 and 2025, we did not participate in any transaction, and we are not currently participating in any proposed transaction, or series of transactions, in which the amount involved exceeded the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years, and in which, to our knowledge, any of our directors, officers, five percent beneficial security holders, or any member of the immediate family of the foregoing persons had, or will have, a direct or indirect material interest.

Indemnification Agreements

Under our Articles of Incorporation, as amended, the liability of our officers and directors will be eliminated or limited to the fullest extent permitted by Nevada law. If Nevada law is amended to further eliminate or limit, or authorize further corporate action to further eliminate or limit, the liability of officers and directors, the liability of officers and directors shall be eliminated or limited to the fullest extent permitted by Nevada law then in effect.

The Company has entered into indemnification agreements with its officers and directors pursuant to which the Company agrees to indemnify said officer or director, to the fullest extent permitted by Nevada law, against any and all losses resulting from any claims relating to the fact that he or she is or was a director, officer, employee, or agent of the Company. The indemnitee will be fully indemnified for any claims (i) to the extent that he or she was successful on the merits in defense of said claims in a court of law; or (ii) to the extent that he or she is serving as a witness and not as a party, in connection with said claim. If items (i) and (ii) do not apply, the Company will indemnify its directors and officers for any losses resulting from any claims, so long as they have complied with the applicable standard of conduct under Nevada law as determined by (i) a majority vote of disinterested directors; or (ii) the written opinion of independent counsel, as applicable. The indemnification agreement also provides the officer or director with the right to request that we advance their expenses prior to final disposition of the claim so long as they execute an undertaking to repay all advances in the event that a Nevada court ultimately determines that they were not entitled indemnification. The officer or director is required under the indemnification agreement to give us notice in writing of a claim as soon as practicable and we are not responsible to provide indemnification if we were not given a reasonable and timely opportunity to participate in the defense of the claim at our own expense.

Information related to the independence of our directors is provided under the section titled “Directors, Executive Officers and Corporate Governance.”

DESCRIPTION OF OUR SECURITIES THAT WE ARE OFFERING

Our authorized capital stock consists of 350,000,000 shares of common stock, $0.0001 par value per share, and 10,000,000 shares of “blank check” preferred stock, par value $0.0001 per share. As of April 26, 2026, there are 2,260,383 shares of common stock outstanding.

This description is intended as a summary, and is qualified in its entirety by reference to applicable Nevada law, and our Articles of Incorporation, as amended, and amended by-laws, which are filed, or incorporated by reference, as exhibits to the registration statement of which this prospectus forms a part.

Units

We are offering 648,298 Units in this offering at an assumed public offering price of $12.34 per unit, and up to an additional Units upon full exercise of the over-allotment option by the underwriters. Each Unit consists of one share of our common stock and a warrant to purchase one share of our common stock at an exercise price equal to $13.57, which is 110% of the public offering price of the Units. Our Units will not be certificated and the shares of our common stock and the warrants that are part of such Units must be purchased together in this offering as Units and are immediately separable and will be issued separately in this offering. We are also registering the shares of common stock issuable upon exercise of the warrants. These securities are being issued pursuant to an underwriting agreement between us and the underwriters. You should review the underwriting agreement and the form of warrant, each filed as exhibits to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.

Common Stock

Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, and do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for dividend payments. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and nonassessable. The holders of common stock have no preferences or rights of cumulative voting, conversion, or pre-emptive or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. In the event of any liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in any of our assets remaining after payment or provision for payment of all of our debts and obligations and after liquidation payments to holders of outstanding shares of preferred stock, if any.

Warrants

As of April 24, 2026, there are 731,394 shares of our common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $16.25 per share.

Overview. The following summary of certain terms and provisions of the warrants offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the warrant agent agreement between us, the Warrant Agent, and the form of warrant, both of which are filed as exhibits to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions set forth in the warrant agent agreement, including the annexes thereto, and form of warrant.

The warrants issued in this offering entitle the registered holder to purchase one share of our common stock at a price equal to $13.57 per share (based on an assumed public offering price of 12.34 per Unit), subject to adjustment as discussed below, immediately following the issuance of such warrant and terminating at 5:00 p.m., New York City time, five years after the closing of this offering.

The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances, including in the event of a stock dividend or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at prices below its exercise price.

Exercisability. The warrants are exercisable at any time after their original issuance and at any time up to the date that is five (5) years after their original issuance. The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the Warrant Agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. Under the terms of the Warrant Agreement, we must use our best efforts to maintain the effectiveness of the registration statement and current prospectus relating to common stock issuable upon exercise of the warrants until the expiration of the warrants. If we fail to maintain the effectiveness of the registration statement and current prospectus relating to the common stock issuable upon exercise of the warrants, the holders of the warrants shall have the right to exercise the warrants solely via a cashless exercise feature provided for in the warrants, until such time as there is an effective registration statement and current prospectus. Notwithstanding the foregoing, on the expiration date of the warrants, they shall be automatically exercised via cashless exercise pursuant to the terms of the warrants.

Exercise Limitation. A holder may not exercise any portion of a warrant to the extent that the holder, together with its affiliates and any other person or entity acting as a group, would own more than 4.99% (or, upon election by a warrant holder prior to the issuance of such warrants, 9.99%) of the outstanding common stock after exercise, as such percentage ownership is determined in accordance with the terms of the warrant, except that upon at least 61 days’ prior notice from the holder to us, the holder may waive such limitation up to a percentage not in excess of 9.99%.

Exercise Price. The exercise price per whole share of common stock purchasable upon exercise of the warrants is $13.57 per share (based on an assumed public offering price of $12.34 per Unit) or 110% of the assumed public offering price of the common stock. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Fractional Shares. No fractional shares of common stock will be issued upon exercise of the warrants. If, upon exercise of the warrant, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, pay a cash adjustment in respect of such fraction in an amount equal to such fraction multiplied by the exercise price. If multiple warrants are exercised by the holder at the same time, we shall pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Transferability. Subject to applicable laws, the warrants may be offered for sale, sold, transferred or assigned without our consent.

Amendment and Waiver. Subject to any non-conflicting terms of the warrant agency agreement and the exercise adjustment provisions of the warrants, the warrants may be modified or amended or the provisions thereof waived (i) with respect to an amendment or modification, upon obtaining the written consent of the Company and the holders of at least 50.1% of the shares common stock issuable upon the exercise of the then-outstanding warrants issued pursuant to the warrant agency agreement and (ii) in the case of a waiver, by the party against whom enforcement of any such waived provision is sought; provided, that, in each case, if any amendment, modification or waiver disproportionately, materially and adversely impacts a warrant holder (or group of holders), the written consent of such disproportionately impacted holder (or group of holders) shall also be required, and provided further that such modification, amendment or waiver applies to all of the then-outstanding warrants.

Warrant Agent; Global Certificate. The warrants will be issued in registered form under a warrant agent agreement between the Warrant Agent and us. We have applied to list the warrants on Nasdaq, under the symbol “DUKRW,” and, if approved, trading of the warrants is expected to commence on or about the date of issuance. The warrants shall initially be represented only by one or more global warrants deposited with the Warrant Agent, as custodian on behalf of The Depository Trust Company (DTC) and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Fundamental Transactions. In the event of a fundamental transaction, as described in the warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the warrants will be entitled to receive the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such fundamental transaction.

Rights as a Stockholder. The warrant holders do not have the rights or privileges of holders of common stock or any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Governing Law. The warrants and the warrant agent agreement are governed by New York law.

Representative’s Warrants. The registration statement of which this prospectus is a part also registers for sale the Representative’s Warrants, as a portion of the underwriting compensation payable to the Representative in connection with this offering. The Representative’s Warrants will be exercisable six months after the effective date of the registration statement of which this prospectus is a part, will expire five years after such effective date, and have an exercise price of $15.43 (125% of the assumed public offering price of the Units). Please see “Underwriting—Representative’s Warrants” for a description of the warrants we have agreed to issue to the Representative in this offering, subject to the completion of the offering. We expect to enter into a warrant agreement in respect of the Representative’s Warrants prior to the closing of this offering.

Effects of Certain Provisions of Our Articles of Incorporation and Amended By-laws

Provisions of our articles of incorporation, as amended, and our amended by-laws may delay or discourage transactions involving an actual or potential change of control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock.

Board of Directors; Removal of Directors. The board of directors shall consist of one to nine persons. Increases or decreases to said number may be made, within the numbers authorized by the Articles of Incorporation, as the board of directors shall from time to time determine by amendment to our Bylaws. An increase or a decrease in the number of the members of the board of directors may also be had upon amendment to our Bylaws by a majority vote of all of the shareholders, and the number of directors to be so increased or decreased shall be fixed upon a majority vote of all of the shareholders of the corporation. Each director shall hold office until the next annual meeting of shareholders of the corporation and until his or her successor shall have been elected and shall have qualified. Directors need not be residents of the state of incorporation or shareholders of the corporation. At a meeting expressly called for that purpose, one or more directors may be removed by a vote of a majority of the shares of outstanding stock of the corporation entitled to vote at an election of directors.

Board Vacancies.  If any vacancies shall occur in the board of directors by reason of death, resignation or otherwise, or if the number of directors shall be increased, the directors then in office shall continue to act and such vacancies or newly created directorships shall be filled by a vote of the directors then in office, though less than a quorum, in any way approved by the meeting. Any directorship to be filled by reason of removal of one or more directors by the shareholders may be filled by election by the shareholders at the meeting at which the director or directors are removed.

Special Meetings of Stockholders. Special meetings of the board of directors may be called by or at the request of the president, vice president, or any two directors. The person or persons authorized to call special meetings of the board of directors may fix any place, either within or without the state of incorporation, as the place for holding any special meeting of the board of directors called by them.

Blank-Check Preferred Stock. Our board of directors will be authorized to issue, without stockholder approval, preferred stock, the rights of which will be determined at the discretion of the board of directors and that, if issued, could operate as a “poison pill” to dilute the stock ownership of a potential hostile acquirer to prevent an acquisition that our board of directors does not approve.

Nevada Anti-Takeover Statutes

The following provisions of the Nevada Revised Statutes (“NRS”) could, if applicable, have the effect of discouraging takeovers of our company.

Transactions with Interested Stockholders. The NRS prohibits a publicly-traded Nevada company from engaging in any business combination with an interested stockholder for a period of three years following the date that the stockholder became an interested stockholder unless, prior to that date, the board of directors of the corporation approved either the business combination itself or the transaction that resulted in the stockholder becoming an interested stockholder.

An “interested stockholder” is defined as any entity or person beneficially owning, directly or indirectly, 10% or more of the outstanding voting stock of the corporation and any entity or person affiliated with, controlling, or controlled by any of these entities or persons. The definition of “business combination” is sufficiently broad to cover virtually any type of transaction that would allow a potential acquirer to use the corporation’s assets to finance the acquisition or otherwise benefit its own interests rather than the interests of the corporation and its stockholders.

In addition, business combinations that are not approved and therefore take place after the three year waiting period may also be prohibited unless approved by the board of directors and stockholders or the price to be paid by the interested stockholder is equal to the highest of (i) the highest price per share paid by the interested stockholder within the 3 years immediately preceding the date of the announcement of the business combination or in the transaction in which he or she became an interested stockholder, whichever is higher; (ii) the market value per common share on the date of announcement of the business combination or the date the interested stockholder acquired the shares, whichever is higher; or (iii) if higher for the holders of preferred stock, the highest liquidation value of the preferred stock.

Acquisition of a Controlling Interest. The NRS contains provisions governing the acquisition of a “controlling interest” and provides generally that any person that acquires 20% or more of the outstanding voting shares of an “issuing corporation,” defined as Nevada corporation that has 200 or more stockholders at least 100 of whom are Nevada residents (as set forth in the corporation’s stock ledger); and does business in Nevada directly or through an affiliated corporation, may be denied voting rights with respect to the acquired shares, unless a majority of the disinterested stockholder of the corporation elects to restore such voting rights in whole or in part.

The statute focuses on the acquisition of a “controlling interest” defined as the ownership of outstanding shares sufficient, but for the control share law, to enable the acquiring person, directly or indirectly and individually or in association with others, to exercise (i) one-fifth or more, but less than one-third; (ii) one-third or more, but less than a majority; or (iii) a majority or more of the voting power of the corporation in the election of directors.

The question of whether or not to confer voting rights may only be considered once by the stockholders and once a decision is made, it cannot be revisited. In addition, unless a corporation’s articles of incorporation or bylaws provide otherwise (i) acquired voting securities are redeemable in whole or in part by the issuing corporation at the average price paid for the securities within 30 days if the acquiring person has not given a timely information statement to the issuing corporation or if the stockholders vote not to grant voting rights to the acquiring person’s securities; and (ii) if voting rights are granted to the acquiring person, then any stockholder who voted against the grant of voting rights may demand purchase from the issuing corporation, at fair value, of all or any portion of their securities.

The provisions of this section do not apply to acquisitions made pursuant to the laws of descent and distribution, the enforcement of a judgment, or the satisfaction of a security interest, or acquisitions made in connection with certain mergers or reorganizations.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Direct Transfer, LLC, a subsidiary of Issuer Direct Corporation, with its business address at One Glenwood Ave, Suite 1001 Raleigh, NC 27603.

Market Listing

Our common stock is currently quoted on the OTCQB under the symbol “DUKR”. We intend to apply to have our common stock and warrants listed on Nasdaq under the symbols “DUKR” and “DUKRW” respectively. We cannot guarantee that Nasdaq will approve our initial listing application for our common stock upon such reverse stock split. If our listing application is not approved by Nasdaq, we will not be able to consummate this offering and will terminate the offering. For a list of specific requirements to uplist to Nasdaq, see “Risk Factors”.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

SELLING STOCKHOLDERS

The Resale Prospectus covers the offering for resale of 170,954 shares of common stock by the Selling Stockholders. This prospectus and any prospectus supplement will only permit the Selling Stockholders to sell the number of shares of common stock identified in the column “Maximum Number of Shares to be Sold Pursuant to the Resale Prospectus.” The shares of common stock issued to the Selling Stockholders are “restricted” securities under applicable U.S. federal and state securities laws and are being registered to provide the Selling Stockholders the opportunity to sell those shares of common stock.

The following table sets forth the name of the Selling Stockholders who are offering the shares of common stock for resale by the Resale Prospectus, the number and percentage of shares beneficially owned by each such Selling Stockholder, the maximum number of shares that may be offered for resale by the Resale Prospectus and the number of shares each such Selling Stockholder will own after the offering, assuming each such Selling Stockholder sells the maximum number of shares to be sold by it pursuant to the Resale Prospectus. The information appearing in the table below is based on information provided by or on behalf of the named Selling Stockholders. We will not receive any proceeds from the resale of the shares by the Selling Stockholders. The Selling Stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution” in the Resale Prospectus for additional information.

Name of Selling Stockholder	Shares Beneficially Owned Prior to Offering		Percentage Ownership Prior to Offering(1)		Maximum Number of Shares to be Sold Pursuant to this Prospectus		Percentage Ownership Immediately Following this Offering		Shares Owned Immediately After Sale of Maximum Number of Shares in this Offering
Neor El-Hay	14,400	(2)	*	%	7,200	(2)	*	%	7,200
Yehoshua Abramovich	37,024	(3)	1.64%		7,400	(3)	*	%	29,624
Womble Enterprises LLC	3,313		*	%	3,313		-		-
Shaked Rakach	47,697		2.11%		47,697		-		-
Noy Alroy Schnitzer	31,798		1.41%		31,798		-		-
Ronen Waisserberg	36,624	(4)	1.62%		7,200	(4)	*	%	29,424
Ori Raam	14,400	(5)	*	%	7,200	(5)	*	%	7,200
Chad Swan	12,392		*	%	12,392		-		-
Corporate Profile LLC	8,000		*	%	8,000		-		-
Nehama Alroy	38,754		1.71%		38,754		-		-

*	less than 1%

(1)	Based on 2,260,383 shares of common stock issued and outstanding immediately prior to the offering and not including any shares issued in our public offering.

(2)	Consists of 7,200 shares of common stock and warrants to purchase up to 7,200 shares of common stock. The Company is registering 7,200 shares of common stock for resale pursuant to this prospectus

(3)	Consists of 18,512 shares of common stock and warrants to purchase up to 18,512 shares of common stock. The Company is registering 7,400 shares of common stock for resale pursuant to this prospectus.

(4)

Consists of 7,200 shares of common stock and warrants to purchase up to 7,200 shares of common stock held directly by Mr. Waisserberg, and 11,112 shares of common stock and warrants to purchase up to 11,112 shares of common stock held by A.S.T Investment House Ltd. and entity controlled by Mr. Waisserberg. The Company is registering 7,200 shares of common stock for resale pursuant to this prospectus

(5)	Consists of 7,200 shares of common stock and warrants to purchase up to 7,200 shares of common stock. The Company is registering 7,200 shares of common stock for resale pursuant to this prospectus.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of our Units, common stock and warrants purchased in this offering, which we refer to collectively as our securities, but is for general information purposes only and does not purport to be a complete analysis of all the potential tax considerations. The holder of a unit generally should be treated, for U.S. federal income tax purposes, as the owner of the underlying one share of common stock and one warrant to purchase one share of common stock that underlie the unit, as the case may be. As a result, the discussion below with respect to actual holders of common stock and warrants should also apply to holders of Units (as the deemed owners of the underlying common stock and warrants that comprise the Units). This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income and estate tax consequences different from those set forth below. There can be no assurance that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, and do not intend to obtain, an opinion of counsel or ruling from the IRS with respect to the U.S. federal income tax considerations relating to the purchase, ownership or disposition of our securities.

This summary does not address any alternative minimum tax considerations, any considerations regarding the tax on net investment income, or the tax considerations arising under the laws of any state, local or non-U.S. jurisdiction, or under any non-income tax laws, including U.S. federal gift and estate tax laws, except to the limited extent set forth below. In addition, this summary does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

●	banks, insurance companies or other financial institutions;

●	tax-exempt organizations or governmental organizations;

●	regulated investment companies and real estate investment trusts;

●	controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax;

●	brokers or dealers in securities or currencies;

●	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

●	persons that own, or are deemed to own, more than five percent of our capital stock (except to the extent specifically set forth below);

●	tax-qualified retirement plans;

●	certain former citizens or long-term residents of the United States;

●	partnerships or entities or arrangements classified as partnerships for U.S. federal income tax purposes and other pass-through entities (and investors therein);

●	persons who hold our securities as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction or integrated investment;

●	persons who do not hold our securities as a capital asset within the meaning of Section 1221 of the Code; or

●	persons deemed to sell our securities under the constructive sale provisions of the Code.

In addition, if a partnership (or entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds our securities, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold our securities, and partners in such partnerships, should consult their tax advisors.

You are urged to consult your own tax advisors with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our securities arising under the U.S. federal estate or gift tax laws or under the laws of any state, local, non-U.S., or other taxing jurisdiction or under any applicable tax treaty.

Allocation of Purchase Price and Characterization of a Unit

No statutory, administrative or judicial authority directly addresses the treatment of a unit or instruments similar to a unit for U.S. federal income tax purposes and, therefore, that treatment is not entirely clear. The acquisition of a unit should be treated for U.S. federal income tax purposes as the acquisition of one share of common stock and one warrant to purchase one share of common stock. For U.S. federal income tax purposes, each holder of a unit must allocate the purchase price paid by such holder for such unit between such one share of common stock and one warrant to purchase one share of common stock based on their relative fair market values at the time of issuance. Under U.S. federal income tax law, each investor must make his or her own determination of such value based on all the relevant facts and circumstances. Therefore, we strongly urge each investor to consult his or her tax adviser regarding the determination of value for these purposes. The price allocated to each share of common stock and each warrant should be the stockholder’s tax basis in such share or warrant, as the case may be. Any disposition of a unit should be treated for U.S. federal income tax purposes as a disposition of the one share of common stock and one warrant to purchase one share of common stock comprising the unit, and the amount realized on the disposition should be allocated between the one share of common stock and one warrant to purchase one share of common stock based on their respective relative fair market values (as determined by each such unit holder on all the relevant facts and circumstances) at the time of disposition. The separation of the common stock and warrants comprising units should not be a taxable event for U.S. federal income tax purposes.

The foregoing treatment of the common stock and warrants and a holder’s purchase price allocation are not binding on the IRS or the courts. Because there are no authorities that directly address instruments that are similar to the units, no assurance can be given that the IRS or the courts will agree with the characterization described above or the discussion below. Accordingly, each prospective investor is urged to consult its own tax advisors regarding the tax consequences of an investment in a unit (including alternative characterizations of a unit). The balance of this discussion assumes that the characterization of the units described above is respected for U.S. federal income tax purposes.

Consequences to U.S. Holders

The following is a summary of the U.S. federal income tax consequences that will apply to a U.S. holder of our securities. For purposes of this discussion, you are a U.S. holder if, for U.S. federal income tax purposes, you are a beneficial owner of our securities, other than a partnership, that is:

●	an individual citizen or resident of the United States;

●	a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States, any State thereof or the District of Columbia;

●	an estate whose income is subject to U.S. federal income tax regardless of its source; or

●	a trust (x) whose administration is subject to the primary supervision of a U.S. court and which has one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (y) which has made a valid election to be treated as a “United States person.”

Distributions

As described in the section titled “Market for Our Common Stock—Dividend Policy,” we have never declared or paid cash dividends on our common stock and do not anticipate paying any dividends on our common stock in the foreseeable future. However, if we do make distributions on our common stock, those payments will constitute dividends for U.S. tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, the excess will constitute a return of capital and will first reduce your basis in our common stock, but not below zero, and then will be treated as gain from the sale of stock as described below under “Sale, Exchange or Other Taxable Disposition of Common Stock.”

Dividend income may be taxed to an individual U.S. holder at rates applicable to long-term capital gains, provided that a minimum holding period and other limitations and requirements are satisfied. Any dividends that we pay to a U.S. holder that is a corporation will qualify for a deduction allowed to U.S. corporations in respect of dividends received from other U.S. corporations equal to a portion of any dividends received, subject to generally applicable limitations on that deduction. U.S. holders should consult their own tax advisors regarding the holding period and other requirements that must be satisfied in order to qualify for the reduced tax rate on dividends or the dividends-received deduction.

Constructive Distributions

The terms of the warrants allow for changes in the exercise price of the warrants under certain circumstances. A change in exercise price of a warrant that allows holders to receive more shares of common stock on exercise may increase a holder’s proportionate interest in our earnings and profits or assets. In that case, such holder may be treated as though it received a taxable distribution in the form of our common stock. A taxable constructive stock distribution would generally result, for example, if the exercise price is adjusted to compensate holders for distributions of cash or property to our stockholders.

Not all changes in the exercise price that result in a holder’s receiving more common stock on exercise, however, would be considered as increasing a holder’s proportionate interest in our earnings and profits or assets. For instance, a change in exercise price could simply prevent the dilution of a holder’s interest upon a stock split or other change in capital structure. Changes of this type, if made pursuant to bona fide reasonable adjustment formula, are not treated as constructive stock distributions for these purposes. Conversely, if an event occurs that dilutes a holder’s interest and the exercise price is not adjusted, the resulting increase in the proportionate interests of our stockholders could be treated as a taxable stock distribution to our stockholders.

Any taxable constructive stock distributions resulting from a change to, or a failure to change, the exercise price of the warrants that is treated as a distribution of common stock would be treated for U.S. federal income tax purposes in the same manner as distributions on our common stock paid in cash or other property, resulting in a taxable dividend to the recipient to the extent of our current or accumulated earnings and profits (with the recipient’s tax basis in its common stock or warrants, as applicable, being increased by the amount of such dividend), and with any excess treated as a return of capital or as capital gain. U.S. holders should consult their own tax advisors regarding whether any taxable constructive stock dividend would be eligible for tax rates applicable to long-term capital gains or the dividends-received deduction described below above “Consequences to U.S. Holders—Distributions,” as the requisite applicable holding period requirements might not be considered to be satisfied.

Sale, Exchange or Other Taxable Disposition of Common Stock

A U.S. holder will generally recognize capital gain or loss on the sale, exchange or other taxable disposition of our common stock. The amount of gain or loss will equal the difference between the amount realized on the sale and such U.S. holder’s tax basis in such common stock. The amount realized will include the amount of any cash and the fair market value of any other property received in exchange for such common stock. Gain or loss will be long-term capital gain or loss if the U.S. holder has held the common stock for more than one year. Long-term capital gains of non-corporate U.S. holders are generally taxed at preferential rates. The deductibility of capital losses is subject to certain limitations.

Sale, Exchange, Redemption, Lapse or Other Taxable Disposition of a Warrant

Upon a sale, exchange, redemption, lapse or other taxable disposition of a warrant, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized (if any) on the disposition and such U.S. holder’s tax basis in the warrant. The amount realized will include the amount of any cash and the fair market value of any other property received in exchange for the warrant. The U.S. holder’s tax basis in the warrant generally will equal the amount the holder paid for the warrant. Gain or loss will be long-term capital gain or loss if the U.S. holder has held the warrant for more than one year. Long-term capital gains of non-corporate U.S. holders are generally taxed at preferential rates. The deductibility of capital losses is subject to certain limitations.

Any taxable constructive stock distributions resulting from a change to, or a failure to change, the exercise price of the warrants that is treated as a distribution of common stock would be treated for U.S. federal income tax purposes in the same manner as distributions on our common stock paid in cash or other property, resulting in a taxable dividend to the recipient to the extent of our current or accumulated earnings and profits (with the recipient’s tax basis in its common stock or warrants, as applicable, being increased by the amount of such dividend), and with any excess treated as a return of capital or as capital gain. U.S. holders should consult their own tax advisors regarding whether any taxable constructive stock dividend would be eligible for tax rates applicable to long-term capital gains or the dividends-received deduction described below under “Consequences to U.S. Holders—Constructive Distributions,” as the requisite applicable holding period requirements might not be considered to be satisfied.

Exercise of a Warrant

The exercise of a warrant for shares of common stock generally will not be a taxable event for the exercising U.S. holder, except with respect to cash, if any, received in lieu of a fractional share. A U.S. holder will have a tax basis in the shares of common stock received on exercise of a warrant equal to the sum of the U.S. holder’s tax basis in the warrant surrendered, reduced by any portion of the basis allocable to a fractional share, plus the exercise price of the warrant. A U.S. holder generally will have a holding period in shares of common stock acquired on exercise of a warrant that commences on the date of exercise of the warrant.

Consequences to Non-U.S. Holders

The following is a summary of the U.S. federal income tax consequences that will apply to a non-U.S. holder of our securities. A “non-U.S. holder” is a beneficial owner of our securities (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that, for U.S. federal income tax purposes, is not a U.S. holder.

Distributions

Subject to the discussion below regarding effectively connected income, any dividend, including any taxable constructive stock dividend resulting from certain adjustments, or failure to make adjustments, to the exercise price of a warrant (as described above under “Consequences to U.S. Holders—Constructive Distributions”), paid to a non-U.S. holder generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. In order to receive a reduced treaty rate, a non-U.S. holder must provide us with an IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable IRS Form W-8 properly certifying qualification for the reduced rate. These forms must be updated periodically. A non-U.S. holder eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. If a non-U.S. holder holds our securities through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then may be required to provide certification to us or our paying agent, either directly or through other intermediaries.

Dividends received by a non-U.S. holder that are effectively connected with its conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States) are generally exempt from such withholding tax if the non-U.S. holder satisfies certain certification and disclosure requirements. In order to obtain this exemption, the non-U.S. holder must provide us with an IRS Form W-8ECI or other applicable IRS Form W-8 properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated U.S. federal income tax rates applicable to U.S. holders, net of certain deductions and credits. In addition, dividends received by a corporate non-U.S. holder that are effectively connected with its conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty. Non-U.S. holders should consult their own tax advisors regarding any applicable tax treaties that may provide for different rules.

Gain on Sale, Exchange or Other Taxable Disposition of Common Stock or Warrants

Subject to the discussion below regarding backup withholding and foreign accounts, a non-U.S. holder generally will not be required to pay U.S. federal income tax on any gain realized upon the sale, exchange or other taxable disposition of our common stock or a warrant unless:

●	the gain is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States);

●	the non-U.S. holder is a non-resident alien individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

●	shares of our common stock or our warrants, as applicable, constitute U.S. real property interests by reason of our status as a “United States real property holding corporation” (a USRPHC) for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the non-U.S. holder’s disposition of, or the non- U.S. holder’s holding period for, our common stock or warrants, as applicable.

We believe that we are not currently and will not become a USRPHC for U.S. federal income tax purposes, and the remainder of this discussion so assumes. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our common stock is regularly traded on an established securities market, such common stock will be treated as U.S. real property interests only if the non-U.S. holder actually or constructively hold more than five percent of such regularly traded common stock at any time during the shorter of the five-year period preceding the non-U.S. holder’s disposition of, or the non-U.S. holder’s holding period for, our common stock. In addition, provided that our common stock is regularly traded on an established securities market, a warrant will not be treated as a U.S. real property interest with respect to a non-U.S. holder if such holder did not own, actually or constructively, warrants whose total fair market value on the date they were acquired (and on the date or dates any additional warrants were acquired) exceeded the fair market value on that date (and on the date or dates any additional warrants were acquired) of 5% of all our common stock.

If the non-U.S. holder is described in the first bullet above, it will be required to pay tax on the net gain derived from the sale, exchange or other taxable disposition under regular graduated U.S. federal income tax rates, and a corporate non-U.S. holder described in the first bullet above also may be subject to the branch profits tax at a rate of 30%, or such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet above will be required to pay a flat 30% tax (or such lower rate specified by an applicable income tax treaty) on the gain derived from the sale, exchange or other taxable disposition, which gain may be offset by U.S. source capital losses for the year (provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses). Non-U.S. holders should consult their own tax advisors regarding any applicable income tax or other treaties that may provide for different rules.

Federal Estate Tax

Common stock or warrants beneficially owned by an individual who is not a citizen or resident of the United States (as defined for U.S. federal estate tax purposes) at the time of their death will generally be includable in the decedent’s gross estate for U.S. federal estate tax purposes. Such shares, therefore, may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS the amount of dividends paid to you, your name and address and the amount of tax withheld, if any. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence.

Payments of dividends on or of proceeds from the disposition of our securities made to you may be subject to information reporting and backup withholding at a current rate of 28% unless you establish an exemption, for example, by properly certifying your non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E or other applicable IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that you are a U.S. person.

Backup withholding is not an additional tax; rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Foreign Account Tax Compliance

The Foreign Account Tax Compliance Act (“FATCA”) generally imposes withholding tax at a rate of 30% on dividends on our securities paid to a “foreign financial institution” (as specially defined under these rules), unless such institution enters into an agreement with the U.S. government to, among other things, withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding the U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or otherwise establishes an exemption. FATCA also generally imposes a U.S. federal withholding tax of 30% on dividends on our securities paid to a “non-financial foreign entity” (as specially defined for purposes of these rules) unless such entity provides the withholding agent with a certification identifying certain substantial direct and indirect U.S. owners of the entity, certifies that there are none or otherwise establishes an exemption. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this paragraph. Non-U.S. holders should consult their own tax advisors regarding the possible implications of this legislation on their investment in our securities.

Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, owning and disposing of our securities, including the consequences of any proposed changes in applicable laws.

UNDERWRITING

Maxim Group LLC is acting as the representative of the underwriters of the offering (the “Representative”). We intend to enter into an underwriting agreement with the Representative. We plan to list our common stock and warrants for trading on Nasdaq under the symbols “DUKR” and “DUKRW” respectively, in connection with this offering, and if necessary, to effect a reverse stock split of our common stock in order for our common stock to be approved for listing on Nasdaq, although there is no assurance that such reverse stock split will occur based on any specific ratio, that such reverse stock split will be necessary or will occur in connection with the uplisting to Nasdaq, or that Nasdaq will approve our initial listing application for our common stock upon such reverse stock split. If we fail to effect such reverse stock split of our common stock if necessary to obtain such Nasdaq approval, or if we are not able to uplist our common stock or list the warrants for any other reason, we will not be able to consummate the offering and will terminate this offering. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to each underwriter named below and each underwriter named below has severally and not jointly agreed to purchase from us, at the public offering price per Unit less the underwriting discounts set forth on the cover page of this prospectus, the number of Units listed next to its name in the following table:

Underwriter	Number of Units
Maxim Group LLC
Total

A copy of the underwriting agreement will be filed as an exhibit to the registration statement of which this prospectus is part.

The underwriting agreement provides that the obligation of the underwriters to purchase all of the Units being offered to the public is subject to specific conditions, including the absence of any material adverse change in our business or in the financial markets and the receipt of certain legal opinions, certificates and letters from us, our counsel and the independent auditors. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated. Subject to the terms of the underwriting agreement, the underwriters will purchase all of the Units being offered to the public, other than those securities covered by the over-allotment option described below, if any of these Units are purchased.

The underwriters are offering the Units, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Over-Allotment Option

We have granted to the Representative an option, exercisable one or more times in whole or in part, not later than 45 days after the date of this prospectus, to purchase from us up to 97,245 additional shares of common stock at an assumed offering price of $12.34 per share, and/or warrants to purchase up to 97,245 additional shares of common stock at a price of $0.0001 per warrant (15% of the shares of common stock and warrants included in the Units offered in this offering, the warrants to have the same terms as the warrants included in the Units), in each case, less the underwriting discounts and commissions set forth on the cover of this prospectus in any combination thereof to cover over-allotments, if any. We will be obligated, pursuant to the option, to sell these additional Units to the underwriters to the extent the option is exercised. If any additional shares of common stock and/or warrants are purchased, the underwriters will offer the additional shares of common stock and/or warrants on the same terms as those on which the other Units are being offered hereunder. If this option is exercised in full, the total offering price to the public will be $12.34 and the total net proceeds, before expenses and after the credit to the underwriting commissions described below, to us will be $7,954,000.

Discounts and Commissions; Expenses

The following table shows the assumed public offering price, underwriting discount and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the Representative of the over-allotment option.

	Per Unit	Total Without Over- Allotment Option	Total With Full Over- Allotment Option
Public offering price	$12.34	$8,000,000	$9,200,000
Underwriting discount (8.0%)	$0.99	$640,000	$736,000
Proceeds, before expenses, to us	$11.35	$7,360,000	$8,464,000

We estimate the total expenses payable by us for this Offering to be approximately $1,150,000, which amount includes (i) the underwriting discount of $640,000 (8.0%) assuming no exercise by the underwriters of their over-allotment option, (ii) reimbursement of the accountable expenses of the Representative up to $125,000 and (iii) other estimated expenses of approximately $385,000, which includes legal accounting printing costs and various fees associated with the registration of the Units offered hereby.

We have been advised by the Representative that it proposes to offer the Units offered by us to the public at the assumed public offering price per Unit set forth on the cover of this prospectus. In addition, the underwriters may offer some of the Units to other securities dealers at such price less a concession of $0.59232. After the initial offering, the public offering price and concession to dealers may be changed.

We have paid an expense deposit of $40,000 to the Representative, which will be applied against the accountable expenses that will be paid by us to the Representative in connection with this offering. The $40,000 expense deposit will be returned to us to the extent not actually incurred. The underwriting agreement also provides that in the event the offering is terminated, the $40,000 expense deposit paid to the Representative will be returned to us to the extent that offering expenses are not actually incurred by the Representative in accordance with Financial Industry Regulation Authority (“FINRA”) Rule 5110(f)(2)(C).

We have also agreed to reimburse the Representative for reasonable out-of-pocket expenses not to exceed $125,000 in the aggregate. We estimate that total expenses payable by us in connection with this offering, other than the underwriting discount, will be approximately $385,000.

Discretionary Accounts

The Representative has advised us that the underwriters do not intend to confirm sales of the Units offered hereby to any accounts over which they have discretionary authority.

Indemnification

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

Lock-Up Agreements

We and our officers and directors, and the holders of 3% or more of the outstanding shares of our common stock, as of the effective date of the Registration Statement, have agreed, subject to limited exceptions, for a period of 180 days after the closing of this offering, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, directly or indirectly any shares of our common stock or any securities convertible into or exchangeable for our common stock either owned as of the date of the underwriting agreement or thereafter acquired without the prior written consent of the Representative. The Representative may, in its sole discretion and at any time or from time to time before the termination of the lock-up period, without notice, release all or any portion of the securities subject to lock-up agreements.

Pricing of this Offering

Prior to this offering, except for the quotation of our common stock on the OTCQB, there has not been an active market for our common stock and there has been no public market for our warrants. The public offering price for our Units will be determined through negotiations between us and the underwriters. Among the factors to be considered in these negotiations will be prevailing market conditions, our financial information, market valuations of other companies that we and the underwriters believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

We offer no assurances that the public offering price of our Units will correspond to the price at which our common stock will trade in the public market subsequent to this offering or that an active trading market for our common stock will develop and continue after this offering.

Representative’s Warrants

We have agreed to issue to the Representative (or its permitted assignees) warrants to purchase up to a total of shares of common stock (8% of the shares of common stock included in the Units, excluding the over-allotment, if any). The warrants will be exercisable at any time, and from time to time, in whole or in part, commencing six months from the effective date of the registration statement of which this prospectus is a part and will expire five years from such effective date, which period is in compliance with FINRA Rule 5110(g)(8)(A). The warrants are exercisable at a per share price equal to $15.43 per share, or 125% of the assumed public offering price per Unit in the offering (based on the assumed public offering price of $12.34 per Unit). The warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to FINRA Rule 5110(e)(1) of FINRA. The Representative (or permitted assignees under Rule 5110(e)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the effective date of the registration statement of which this prospectus is a part; provided, however, that the exceptions listed under FINRA Rule 5110(e)(2) shall apply. We have agreed to a one-time demand registration of our shares of common stock underlying the Representative’s Warrants at our expense for a period of five years from the effective date of the registration statement related to this offering and an additional demand registration at the holders’ expense for a period of five years from the effective date of the registration statement related to this offering. The Representative’s Warrants also provide for unlimited “piggyback” registration rights at our expense with respect to the underlying shares of common stock during the five-year period commencing from the effective date of the registration statement related to this offering. We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of shares of common stock at a price below the warrant exercise price. In addition, the holders thereof shall have the right to exercise the warrants via a cashless exercise feature, and on the expiration date of such warrants, they shall be automatically exercised via cashless exercise pursuant to the terms of such warrants.

Right of First Refusal and Certain Post-Offering Investments

Subject to the closing of this offering and certain conditions set forth in the underwriting agreement, for a period of eighteen (18) months after the closing of the offering, the Representative shall have a right of first refusal to act as lead managing underwriter and book-runner and/or placement agent for any and all future public or private equity, equity-linked or debt (excluding commercial bank debt) offerings undertaken during such period by us, or any of our successors or subsidiaries, on terms customary to the Representative. The Representative in conjunction with us, shall have the sole right to determine whether or not any other broker-dealer shall have the right to participate in any such offering and the economic terms of any such participation. In addition, we have also agreed that in the event any investor previously directly introduced to us by the underwriters subsequently provides capital to us in any transaction, other than via any exercise of warrants issued in this offering, for a period of eighteen (18) months following the closing of the offering, we will pay the underwriters a cash fee of 8.0% of the gross proceeds on any such investments.

Subsequent Equity Sales; Capital Changes

Pursuant to the underwriting agreement, subject to certain exceptions, from the date of such agreement until 120 days after the closing date of the offering, neither the Company nor any of its subsidiaries shall issue, or solicit, negotiate with, or enter into any agreement with any source of financing (whether equity, debt or otherwise) other than the Representative, in connection with an offering or proposed offering of the Company’s debt or equity securities or any other financing by the Company, and the Company shall be prohibited from effecting or entering into an agreement to effect any issuance by the Company or any of its subsidiaries of common stock or common stock equivalents (or a combination of units thereof) involving a Variable Rate Transaction (as defined in such underwriting agreement). In addition, until 120 days after the closing of this offering and except for the Reverse Stock Split, the Company shall not undertake a reverse or forward stock split or reclassification of its common stock without the prior written consent of the Representative.

Trading; NASDAQ Capital Market Listing

Our common stock is presently quoted on the OTCQB under the symbol “DUKR.” We intend to apply to list our common stock and warrants on Nasdaq under the symbols “DUKR” and “DUKRW”, respectively. No assurance can be given that our listing application will be approved by Nasdaq.

Price Stabilization, Short Positions and Penalty Bids

In connection with this offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act:

●	Stabilizing transactions permit bids to purchase securities so long as the stabilizing bids do not exceed a specified maximum.

●	Over-allotment involves sales by the underwriters of securities in excess of the number of securities the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of securities over-allotted by the underwriters is not greater than the number of securities that they may purchase in the over-allotment option. In a naked short position, the number of securities involved is greater than the number of securities in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing securities in the open market.

●	Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. A naked short position occurs if the underwriters sell more securities than could be covered by the over-allotment option. This position can only be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in this offering.

●	Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when securities originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our securities or preventing or retarding a decline in the market price of the securities. As a result, the price of our shares of common stock may be higher than the price that might otherwise exist in the open market. These transactions may be discontinued at any time.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our shares of common stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that any transaction, if commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of Units

This prospectus in electronic format may be made available on websites or through other online services maintained by the underwriters, or by their affiliates. Other than this prospectus in electronic format, the information on the underwriters’ websites and any information contained in any other websites maintained by the underwriters is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriters in their capacity as underwriters, and should not be relied upon by investors.

Other Relationships

From time to time, the underwriters and/or their affiliates have provided, and may in the future provide, various investment banking and other financial services for us for which services it has received and, may in the future receive, customary fees. Except for the services provided in connection with this offering and other than as described below, the underwriters have not provided any investment banking or other financial services during the 180-day period preceding the date of this prospectus.

Offers Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

LEGAL MATTERS

Certain legal matters in connection with the securities offered by this prospectus have been passed upon for the Company by Sullivan & Worcester LLP. Harter Secrest & Emery LLP is acting as counsel for the underwriters in this offering.

EXPERTS

The consolidated financial statements of Duke Robotics Corp. as of December 31, 2025 and 2024, and for each of the years in the two-year period ended December 31, 2025, have been included herein in reliance upon the report of Somekh Chaikin, a member firm of KPMG International, independent registered public accounting firm, appearing elsewhere  herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2025 consolidated financial statements contains an explanatory paragraph that states that the Company has incurred significant losses and negative cash flows from operations and has an accumulated deficit that raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the shares of common stock being offered by this prospectus. This prospectus does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the common stock offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. All filings we make with the SEC are available on the SEC’s web site at www.sec.gov. You may also request a copy of these filings, at no cost, by writing us at 10 HaRimon Street, Mevo Carmel Science and Industrial Park, Israel, 2069203 or contacting us at +972-054-5707050.

We are subject to the periodic reporting requirements of the Exchange Act, and we will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available on the website of the SEC referred to above. We maintain a website at www.datastoragecorp.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge or at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. We have not incorporated by reference into this prospectus, or the registration statement to which this prospectus forms a part, the information contained in, or that can be accessed through, our website, and you should not consider it to be a part of this prospectus, or the registration statement.

INDEX TO FINANCIAL STATEMENTS

DUKE ROBOTICS CORP.

(FORMERLY UAS DRONE CORP.)

CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2025

DUKE ROBOTICS CORP.

CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2025

DUKE ROBOTICS CORP.

CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2025

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG Somekh Chaikin

KPMG Millennium Tower

17 Ha’arba’a street, PO Box 609

Tel Aviv 6100601 Israel

+972 3 684 8000

To the Stockholders and Board of Directors
DUKE Robotics Corp.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of DUKE Robotics Corp. and its subsidiaries (the Company) as of December 31, 2025 and 2024, the related consolidated statements of comprehensive loss, changes in stockholders’ equity, and cash flows for each of the years in the two year period ended December 31, 2025, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the years in the two year period ended December 31, 2025, in conformity with U.S. generally accepted accounting principles.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred significant losses and negative cash flows from operations and has an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

KPMG Somekh Chaikin, an Israeli partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of a critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Valuation of warrant liability

As discussed in Note 9 to the consolidated financial statements, as part of the private placement offering completed on December 30, 2025, the Company issued investors warrants to purchase 83,338 Company’s Common Stock. The warrants have been classified as a liability instrument because of a make-whole provision. The warrants are recorded at fair value amounting to $189 thousand as of December 31, 2025 and will be remeasured at fair value at each reporting date. The Company used both the Monte Carlo Simulation Model and Black-Scholes option-pricing model to value the warrant liability. Key inputs to the models included the Company’s underlying share price, conversion price, risk-free interest rate, expected dividend yield, expected term in years, expected offering date and expected volatility.

We identified the evaluation of the fair value of the warrant liability as a critical audit matter. A high degree of auditor judgment, and specialized skills and knowledge, were required in the evaluation of the estimated fair value due to the degree of subjectivity associated with the expected volatility and its sensitivity to variation.

The following are the primary procedures we performed to address this critical audit matter. We evaluated the design of certain internal controls over the Company’s warrant liability valuation process, including controls related to the determination of the expected volatility. We involved valuation professionals with specialized skills and knowledge, who assisted in:

●	assessing the expected volatility by comparing it against publicly available market data of comparable companies.

●	developing an independent range of the fair value of the warrant liability, using independently developed assumptions, including expected volatility, and comparing the independently developed ranges to the respective fair value of the warrant liability recorded by the Company as of December 31, 2025.

/s/ Somekh Chaikin

Member Firm of KPMG International

We have served as the Company’s auditor since 2023.

Tel Aviv, Israel

March 12, 2026

DUKE ROBOTICS CORP.

CONSOLIDATED BALANCE SHEETS

(USD in thousands except share and per share data)

	December 31,	December 31,
	2025	2024
Assets
Current Assets
Cash and cash equivalents	750	1,256
Restricted Cash	-	31
Trade receivables	41	37
Other current assets (Note 3)	116	31
Total Current Assets	907	1,355

Operating lease right-of-use asset and lease deposit (Note 4)	127	184

Property and equipment, net (Note 5)	215	88

Total Assets	1,249	1,627

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	129	92
Operating lease liability	72	60
Other liabilities (Note 6)	366	193
Stock purchase warrants liability (Note 9B)	189	-
Total current liabilities	756	345
Related parties loans (Note 7)	330	322
Operating lease liability (Note 4)	63	109

Total Liabilities	1,149	776

Stockholders’ Equity (**) (Note 9)
Common stock of US$ 0.0001 par value each (“Common Stock”): 350,000,000 and 100,000,000 shares authorized as of December 31, 2025 and 2024, respectively; issued and outstanding 2,168,813 shares as of December 31, 2025 and 2024.	*	*
Additional paid-in capital	12,505	12,013
Foreign currency translation adjustments	(2)	-
Accumulated deficit	(12,403)	(11,162)
Total Stockholders’ Equity	100	851
Total liabilities and stockholders’ Equity	1,249	1,627

(*)	Less than $1 thousand.
(**)	Adjusted to reflect one (1) for twenty five (25) reverse stock split on March 10, 2026 (see note 1B).

The accompanying notes are an integral part of the consolidated financial statements.

DUKE ROBOTICS CORP.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(USD in thousands except share and per share data)

	Year ended
	December 31
	2025	2024

Revenues (Note 12)	377	108
Cost of revenues	(198)	(71)
Gross profit	179	37

Research and development expenses	(104)	(157)
General and administrative expenses (Note 11)	(1,281)	(905)
Operating loss	(1,206)	(1,025)
Financing income (expenses), net	(25)	40
Other loss	(10)	-
Net loss	(1,241)	(985)
Other comprehensive gain (loss) - Foreign currency translation adjustments	(2)	-
Comprehensive loss	(1,243)	(985)

Loss per share (basic and diluted) (*) (Note 14)	(0.57)	(0.45)

Basic and diluted weighted average number of shares of Common Stock outstanding (*)	2,186,813	2,186,124

(*)	Adjusted to reflect one (1) for twenty five (25) reverse stock split on March 10, 2026 (see note 1B).

The accompanying notes are an integral part of the consolidated financial statements.

DUKE ROBOTICS CORP.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (**)

(USD in thousands, except share and per share data)

	Number of Shares	Amount	Additional paid-in capital	Foreign currency translation adjustments	Accumulated deficit	Total stockholders’ equity (deficit)

BALANCE AT DECEMBER 31, 2023	2,168,813	*	11,755	-	(9,947)	1,808
				-
Share based compensation for services	-	-	28	-	-	28
Warrants modification (note 9)	-	-	230	-	(230)	-
Net loss for the year	-	-	-	-	(985)	(985)
BALANCE AT DECEMBER 31, 2024	2,168,813	*	12,013	-	(11,162)	851

Share based compensation for services	-	-	224	-	-	224
Commitment to issue shares under private placement securities purchase agreement (“PIPE Agreement”)	-	-	268	-	-	268
Foreign currency translation adjustments	-	-	-	(2)	-	(2)
Net loss for the year	-	-	-	-	(1,241)	(1,241)
BALANCE AT DECEMBER 31, 2025	2,168,813	*	12,505	(2)	(12,403)	100

(*)	Less than $1 thousand.
(**)	Adjusted to reflect one (1) for twenty five (25) reverse stock split on March 10, 2026 (see note 1B).

The accompanying notes are an integral part of the consolidated financial statements.

DUKE ROBOTICS CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(USD in thousands, except share and per share data)

	Year ended
	December 31
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss for the year	(1,241)	(985)
Adjustments required to reconcile net loss for the year to net cash used in operating activities:
Depreciation	68	29
Share based compensation	224	28
Interest on loans from related parties	8	8
Reduction in the carrying amount of right-of-use assets	51	51
Change in operating lease liability	(35)	(48)
Loss from sale of property and equipment	10	-
Increase in trade receivable	(*)	(37)
Decrease (increase) in other current assets	(86)	10
Increase (decrease) in accounts payable	35	(6)
Increase in other liabilities	155	32
Net cash used in operating activities	(811)	(918)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(205)	(77)
Net cash used in investing activities	(205)	(77)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from PIPE Agreement	475	-
Net cash provided by financing activities	475	-

Effect of exchange rate changes on cash and cash equivalents	4	1

DECREASE IN CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	(537)	(994)

CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AT BEGINNING OF YEAR	1,287	2,281

CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AT END OF YEAR	750	1,287
Supplemental disclosure of cash flow information:
Non cash transactions:
Initial recognition of operating lease	-	119
Purchase of fixed assets in trade in transaction	11	-

The accompanying notes are an integral part of the consolidated financial statements.

DUKE ROBOTICS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(USD in thousands, except share and per share data)

NOTE 1 – GENERAL

A.	DUKE ROBOTICS CORP. (FORMERLY UAS DRONE CORP.) (“the Company”) was incorporated under the laws of the State of Nevada on February 4, 2015.

On March 9, 2020, the Company closed on the Share Exchange Agreement (as defined hereunder), pursuant to which, Duke Robotics, Inc. (“Duke Inc.”) a corporation incorporated under the laws of the state of Delaware, became a majority-owned subsidiary of the Company. Duke Inc. has a wholly-owned subsidiary, Duke Airborne Systems Ltd. (“Duke Israel,” and collectively with Duke Inc., “Duke”), which was formed under the laws of the State of Israel in March 2014 and became the sole subsidiary of Duke after its incorporation.

On April 29, 2020, the Company, Duke Inc., and UAS Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Company (“UAS Sub”), executed an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which UAS Sub merged with and into Duke Inc., with Duke Inc. surviving as our wholly-owned subsidiary (the “Short-Form Merger”). Upon closing of the Short-Form Merger, each outstanding share of UAS Sub’s common stock, par value $0.0001 per share, was converted into and became one share of common stock of Duke Inc., with Duke Inc. surviving as a wholly-owned subsidiary of the Company.

Following the above transactions, Duke Israel became a wholly-owned subsidiary of Duke Inc., which is a wholly-owned subsidiary of the Company.

On February 18, 2025, the Company established Duke Robotics Hellas M I.K.E (“Duke Greece”), a wholly owned subsidiary, formed under the laws of Greece, to support the ongoing global commercialization efforts of the Company’s Insulator Cleaning (“IC”) Drone system.

The Company (collectively with Duke, the “Group”) is a robotics company dedicated to developing an advanced robotics stabilization system that enables remote, real-time, pinpoint accurate firing of small arms and light weapons as well as other civilian applications, with an emphasis in the field of routine infrastructure maintenance. The Company offers high-voltage insulator washing abilities using its innovative Insulator Cleaning (“IC”) Drone system. This technology provides an efficient and safe method for cleaning high-voltage insulators, improving their performance, enhancing safety, and reducing maintenance costs.

On October 28, 2024, the Company filed a certificate of amendment to its Articles of Incorporation with the Nevada Secretary of State to change the Company’s corporate name from UAS Drone Corp. to DUKE Robotics Corp. effective as of November 4, 2024.

The Company’s Common Stock is quoted on the OTC Markets Group, Inc.’s OTCQB® tier Venture Market, under the symbol “DUKR” (“USDR” prior to November 4, 2024).

B.	Reverse stock split

On February 15, 2026, the Company’s Board of Directors approved a 25-for-1 reverse stock split Stock (the “Reverse Stock Split”) of the Company’s issued and outstanding shares of common stock, par value $0.0001 per share, and on August 12, 2025 the majority of the Company’s stockholders approved the Reverse Stock Split. On March 4, 2026 the Company filed a Certificate of Amendment (the “Amendment”) to its Amended and Restated Certificate of Incorporation in Nevada to effect the Reverse Stock Split. The Amendment became effective on March 6, 2026.

DUKE ROBOTICS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(USD in thousands, except share and per share data)

NOTE 1 – GENERAL (continued)

As a result of the Reverse Stock Split, every 25 shares of the Company’s outstanding shares of common stock prior to the effect of the Amendment were combined and reclassified into one share of the Company’s common stock. No fractional shares were issued in connection with or following the reverse split and the shares were rounded to the nearest whole number. The authorized capital and par value of the common stock remained unchanged.

All shares, stock option and per share information in these consolidated financial statements have been restated to reflect the Reverse Stock Split on a retroactive basis.

C.	Going concern uncertainty

Since inception, the Company has incurred significant losses and negative cash flows from operations and has an accumulated deficit of $12 million. The Company has financed its operations mainly through financing by the issuance of the Company’s equity from various investors.

Based on the projected cash flows and cash balances as of December 31, 2025, management currently is of the opinion that its existing cash will be sufficient to fund operations for at least the end of 2026. As a result, there is substantial doubt regarding the Company’s ability to continue as a going concern.

Management plans to continue securing sufficient financing through the sale of additional equity securities or capital inflows from strategic partnerships. Additional funds may not be available when the Company needs them, on favorable terms, or at all. If the Company is unsuccessful in securing sufficient financing, it may need to cease operations.

The financial statements do not include adjustments for measurement or presentation of assets and liabilities, which may be required should the Company fail to operate as a going concern.

D.	In October 2023, a large-scale terrorist attack in southern Israel led to the outbreak of armed conflict between Israel and Hamas. The conflict subsequently expanded to additional regional fronts and contributed to a period of heightened geopolitical and security instability in the region.

During 2024 and 2025, hostilities included military operations in Lebanon and direct confrontations involving Iran. These developments increased regional uncertainty and, at times, resulted in temporary disruptions to the Company’s operations in Israel, including limited interruptions to routine business activities.

In September 2025, a ceasefire agreement was reached between Israel and Hamas, and all remaining living Israeli hostages were released and returned to Israel. While the ceasefire has generally held as of the date of these financial statements, the security situation remains sensitive, and the potential for renewed hostilities or broader regional escalation cannot be ruled out. More recently, on February 28, 2026, hostilities between Israel and Iran escalated again. Israel, together with the United States, conducted a major joint military campaign of air and missile strikes against targets in Iran, which triggered a broad Iranian response and contributed to significant regional instability. The situation remains highly fluid, and we are unable to predict when, or on what terms, this escalation will be resolved. Accordingly, the extent of the continued impact on the Company’s operations and financial results, if any, cannot be reasonably estimated at this time.

Given that the majority of the Company’s operations are conducted in Israel, and that all members of the Company’s board of directors and management, as well as most employees, consultants, and service providers, are located in Israel, the Company is directly affected by the economic, political, geopolitical, and military conditions impacting the region. As of December 31, 2025, while ceasefire arrangements with Hamas, Lebanon and Iran were generally in effect and large-scale military operations had subsided, the overall security environment in Israel and the surrounding region remained unstable and unpredictable. The recent hostilities resulted in temporary disruptions to the Company’s operations, resulting in a decrease in revenues during certain periods in 2025, and may continue to have an adverse impact on certain business activities. Any further escalation or expansion of the conflict could negatively affect both regional and global conditions, and may adversely impact the Company’s business, financial condition, and results of operations.

DUKE ROBOTICS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(USD in thousands, except share and per share data)

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

A.	Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries Duke Inc., Duke Israel and Duke Greece. All significant intercompany balances and transactions have been eliminated on consolidation.

B.	Use of Estimates in the preparation of financial statements

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, certain revenues and expenses, and disclosure of contingent assets and liabilities as of the date of the financial statements. Actual results could differ from those estimates. As applicable to these financial statements, the most significant estimates and judgments involve valuation of equity and liability classified stock purchase warrants.

C.	Cash and cash equivalents

Cash equivalents are short-term highly liquid investments which include short term bank deposits (up to three months from date of deposit), that are not restricted as to withdrawals or use that are readily convertible to cash with maturities of three months or less as of the date acquired.

D.	Functional currency

Most of the Group’s costs are denominated and determined in dollars. Management believes that the dollar is the currency in the primary economic environment in which the Group operates. Thus, the functional and reporting currency of the Group is the U.S. dollar.

The functional currency of Duke Greece is the Euro, which is the currency of the primary economic environment in which that subsidiary operates.

Transactions and monetary balances in other currencies are translated into the functional currency using the current exchange rate. Such remeasurement is performed in accordance with Accounting Standards Codification (ASC) 830, “Foreign Currency Matters”, and remeasurement gains and losses are reflected in the statements of comprehensive loss as financial income or expenses, as appropriate.

DUKE ROBOTICS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(USD in thousands, except share and per share data)

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (continued)

E.	Property, plant and equipment, net

1.	Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. When an asset is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts and the net difference less any amount realized from disposition is reflected in the Statements of Comprehensive Loss.

2.	Rates of depreciation:

%

Furniture and office equipment	7-15
Computers	33
Drones	50
Vehicles	15
Office improvements	33

F.	Impairment of long-lived assets

The Group’s long-lived assets are reviewed for impairment in accordance with ASC Topic 360, “Property, Plant and Equipment”, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair value. No impairment expenses were recorded during the years ended December 31, 2025 or 2024.

DUKE ROBOTICS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(USD in thousands, except share and per share data)

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (continued)

G.	Income taxes

Income taxes are accounted for under the asset and liability method. The Group accounts for income taxes in accordance with ASC Topic 740, “Income Taxes.” Accordingly, deferred taxes are determined based on the estimated future tax effects of differences between the financial statement carrying amount and the tax bases of assets and liabilities under the applicable tax law. Deferred tax balances are computed using the enacted tax rates expected to be in effect when these differences reverse. Valuation allowances in respect of deferred tax assets are provided for, if necessary, to reduce deferred tax assets to amounts more likely than not to be realized.

The Group accounts for tax positions in accordance with ASC Topic 740-10, which prescribes detailed guidance for the financial statement recognition, measurement and disclosure of tax positions in an enterprise’s financial statements. According to ASC Topic 740-10, tax positions must meet a more-likely-than-not recognition threshold. Recognized tax positions are measured as the largest amount of tax benefit that is greater than 50 percent likely of being realized. The Company’s accounting policy is to classify interest and penalties relating to income taxes under income taxes, however the Company did not recognize such items in its fiscal 2025 and 2024 financial statements and did not record any unrecognized tax benefits in its balance sheets.

H.	Revenue recognition

The Group provides services to customers and has related performance obligations and recognizes revenue in accordance with ASC 606. Revenues are recognized when the Group satisfies performance obligations under the terms of its contracts, and control of its services or products is transferred to its customers in an amount that reflects the consideration the Company expects to receive from its customers in exchange for those products. This process involves identifying the customer contract, determining the performance obligations in the contract, determining the transaction price, allocating the transaction price to the distinct performance obligations in the contract, and recognizing revenue when the performance obligations have been satisfied. A performance obligation is considered distinct from other obligations in a contract when it (a) provides a benefit to the customer either on its own or together with other resources that are readily available to the customer and (b) is separately identified in the contract. The Company considers a performance obligation satisfied once it has transferred control of a good or product to a customer, meaning the customer has the ability to direct the use and obtain the benefit of the product.  The Company has elected to use the practical expedient provided in ASC 606-10-55-18, which allows revenue to be recognized in the amount to which the Company has a right to invoice. This method is applied to contracts where the invoicing aligns with the performance obligations satisfied over time. (see note 12).

I.	Research and development expenses

Research and development expenses are charged to operations as incurred.

J.	Basic and diluted loss per share

Basic loss per share is computed by dividing the loss for the period applicable to shareholders, by the weighted average number of shares of common stock outstanding during the period.

In computing diluted loss per share, basic loss per share is adjusted to reflect the potential dilution that could occur upon the exercise of potential shares. Accordingly, in 2025 and 2024, no potential shares are considered.

DUKE ROBOTICS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(USD in thousands, except share and per share data)

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (continued)

K.	Stock-based compensation

The Company measures and recognizes the compensation expense for all equity-based payments to non employees directors and officers based on their estimated fair values in accordance with ASC 718, “Compensation-Stock Compensation”. Share-based payments including grants of stock options are recognized in the statement of comprehensive loss as an operating expense based on the fair value of the award at the date of grant. The fair value of stock options granted is estimated using the Black-Scholes option-pricing model. The Company has expensed compensation costs, net of forfeitures, over the requisite service period.

L.	Concentrations of credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents as well as certain other current assets that do not amount to a significant amount. Cash and cash equivalents, which are primarily held in Dollars and New Israeli Shekels, are deposited with major banks in Israel and the United States. Management believes that such financial institutions are financially sound and, accordingly, minimal credit risk exists with respect to these financial instruments. The Company does not have any significant off-balance-sheet concentration of credit risk, such as foreign exchange contracts, option contracts or other foreign hedging arrangements.

M.	Commitments and Contingencies

The Company records accruals for loss contingencies arising from claims, litigation and other sources when it is probable that a liability has been incurred and the amount can be reasonably estimated. These accruals are adjusted periodically as assessments change or additional information becomes available. Legal costs incurred in connection with loss contingencies are expensed as incurred.

N.	Fair Value Measurements

Fair value of certain of the Company’s financial instruments including cash, accounts receivable, account payable, accrued expenses, accounts payable, and other accrued liabilities approximate cost because of their short maturities. The Company measures and reports fair value in accordance with ASC 820, “Fair Value Measurements and Disclosure” (“ASC 820”) defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles and expands disclosures about fair value investments.

Fair value, as defined in ASC 820, is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value of an asset should reflect its highest and best use by market participants, principal (or most advantageous) markets, and an in-use or an in-exchange valuation premise. The fair value of a liability should reflect the risk of non-performance, which includes, among other things, the Company’s credit risk.

Valuation techniques are generally classified into three categories: the market approach; the income approach; and the cost approach. The selection and application of one or more of the techniques may require significant judgment and are primarily dependent upon the characteristics of the asset or liability, and the quality and availability of inputs. Valuation techniques used to measure fair value under ASC 820 must maximize the use of observable inputs and minimize the use of unobservable inputs. ASC 820 also provides fair value hierarchy for inputs and resulting measurement as follows:

Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets or liabilities.

DUKE ROBOTICS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(USD in thousands, except share and per share data)

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (continued)

Level 2: Quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability; and inputs that are derived principally from or corroborated by observable market data for substantially the full term of the assets or liabilities; and

Level 3: Unobservable inputs for the asset or liability that are supported by little or no market activity, and that are significant to the fair values.

Fair value measurements are required to be disclosed by the Level within the fair value hierarchy in which the fair value measurements in their entirety fall. Fair value measurements using significant unobservable inputs (in Level 3 measurements) are subject to expanded disclosure requirements including a reconciliation of the beginning and ending balances, separately presenting changes during the period attributable to the following: total gains or losses for the period (realized and unrealized), segregating those gains or losses included in earnings, and a description of where those gains or losses included in earning are reported in the statement of comprehensive loss.

The Company’s financial liabilities that are measured at fair value on a recurring basis by level within the fair value hierarchy are as follows:

	As of December 31, 2025
	Level 1	Level 2	Level 3	Total
	US$

Stock purchase warrants liability	-	-	189	189
Total	-	-	189	189

O.	Leases

The Company determines if an arrangement is or contains a lease at contract inception.

Operating leases are included in operating lease right-of-use (“ROU”) assets, other current liabilities, and operating lease liabilities in Company’s consolidated balance sheets.

ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Group’s obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As the Company’s leases do not provide an implicit rate, the Company generally uses the incremental borrowing rate based on the estimated rate of interest for collateralized borrowing over a similar term of the lease payments at commencement date. The operating lease ROU asset also includes any lease payments made and excludes lease incentives. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

The Company monitors for events or changes in circumstances that require a reassessment of one of its leases. When a reassessment results in the remeasurement of a lease liability, a corresponding adjustment is made to the carrying amount of the corresponding ROU asset unless doing so would reduce the carrying amount of the ROU asset to an amount less than zero. In that case, the amount of the adjustment that would result in a negative ROU asset balance is recorded in statement of comprehensive loss.

DUKE ROBOTICS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(USD in thousands, except share and per share data)

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (continued)

P.	New Accounting Pronouncements

Recently Adopted Accounting Standards

Income Taxes: In December 2023, the Financial Accounting Standards Board (“FASB”) issued ASU (“Accounting Standard Update”) 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”). The amendments in this ASU add specific requirements for income tax disclosures to improve transparency and decision usefulness. The guidance in ASU 2023-09 requires that public business entities disclose specific categories in the income tax rate reconciliation and provide additional qualitative information for reconciling items that meet a quantitative threshold. In addition, the amendments in ASU 2023-09 require that all entities disclose the amount of income taxes paid disaggregated by federal, state, and foreign taxes and disaggregated by individual jurisdictions. The ASU also includes other disclosure amendments related to the disaggregation of income tax expense between federal, state and foreign taxes. The guidance is effective for the Company for annual periods beginning after December 15, 2024. The Company adopted this ASU effective January 1, 2025. The amendments in this update were applied on a prospective basis, and did not have a material effect on the Company’s consolidated financial statements, but resulted in enhanced income tax disclosures.

Accounting Standards Not Yet Adopted

In November 2024, the FASB issued ASU No. 2024-03 Income Statement- Reporting Comprehensive Income- Expense Disaggregation Disclosures (Subtopic 220-40). The ASU improves the disclosures about a public business entity’s expenses and provides more detailed information about the types of expenses in commonly presented expense captions. The amendments require that at each interim and annual reporting period an entity will, inter alia, disclose amounts of purchases of inventory, employee compensation, depreciation and amortization included in each relevant expense caption (such as cost of sales, selling, general and administrative expenses, and research and development). Amounts remaining in relevant expense captions that are not separately disclosed will be described qualitatively. Certain amounts that are already required to be disclosed under currently effective U.S GAAP will be included in the same disclosure as the other disaggregation requirements. The amendments also require disclosing the total amount of selling expenses and, in annual reporting periods, the definition of selling expenses. The ASU is effective for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027. Early adoption is permitted. The Company is currently evaluating this ASU to determine its impact on the Company’s disclosures.

In December 2025, the FASB issued ASU 2025-11, Interim Reporting (Topic 270): Narrow-Scope Improvements, which clarifies the guidance in Topic 270 to improve the consistency of interim financial reporting. The ASU provides a comprehensive list of required interim disclosures and introduces a disclosure principle requiring entities to disclose events since the end of the last annual reporting period that have a material impact on the entity. ASU 2025-11 is effective for fiscal years beginning after December 15, 2027, including interim periods within those fiscal years, with early adoption permitted. The Company is currently evaluating this ASU to determine its impact on the Company’s disclosures.

DUKE ROBOTICS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(USD in thousands, except share and per share data)

NOTE 3 – OTHER CURRENT ASSETS

	December 31,
	2025	2024

Prepaid and deferred expenses	98	21
Government Institutions	18	10
	116	31

NOTE 4 – LEASES

A.	On April 4, 2022, the Company signed a lease agreement for an office space in Mevo Carmel Science and Industry Park, Israel for a term of 3 years, with an option to extend the term of the lease agreement for an additional 2 years. The monthly lease payments under the lease agreement, for the first two years are NIS 16.5 (approximately $4.6) and for the third year NIS 17.2 (approximately $4.8). The monthly lease payments for the option period will be agreed between the parties, with a minimum increase of 5% above the third year monthly payment. Lease payment are linked to the Israeli Consumer Price Index. The property became available for Company’s use in February 2023. Based on the lease agreement terms, the Company made a deposit of $15 as a guarantee for its lease commitments. The Company utilized the two years extension option under the above lease agreement.

B.	The components of operating lease expense for the period ended December 31, 2025 and 2024 were as follows:

	December 31,
	2025	2024

Operating lease expense	67	54

C.	Supplemental cash flow information related to operating leases was as follows:

	December 31,
	2025	2024

Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	68	59
Right-of-use assets obtained in exchange for lease obligations (non-cash):
Operating leases	-	119

DUKE ROBOTICS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(USD in thousands, except share and per share data)

NOTE 4 – LEASES (continued)

D.	Supplemental balance sheet information related to operating leases was as follows:

	Year ended December 31,
	2025	2024

Operating leases:
Operating leases right-of-use asset and lease deposit	127	184

Current operating lease liabilities	72	60
Non-current operating lease liabilities	63	109
Total operating lease liabilities	135	169

Weighted average remaining lease term (years)	2.08	3.08

Weighted average discount rate	8.75%	8.75%

E.	Future minimum lease payments under non-cancellable leases as of December 31, 2025 are as follows:

2026	75
2027	70
2028	1
Total operating lease payments	146

Less: imputed interest	(11)
Present value of lease liabilities	135

NOTE 5 – PROPERTY AND EQUIPMENT, NET

	December 31,
	2025	2024

Computers	12	10
Furniture and office equipment	14	14
Drones	234	52
Vehicles	33	25
Leasehold improvements	66	66
	359	167
Less - accumulated depreciation	(144)	(79)
Total property and equipment, net	215	88

DUKE ROBOTICS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(USD in thousands, except share and per share data)

NOTE 5 – PROPERTY AND EQUIPMENT, NET (continued)

In the years ended December 31, 2025 and 2024, depreciation expenses amounted to $68 and $29 respectively, and additional property and equipment were purchased for cash in an amount of $216 and $77 during the years ended December 31, 2025 and 2024, respectively. During 2025, the Company sold fixed assets with a cost of $24 and with accumulated depreciation in the amount of $3.

NOTE 6 – OTHER LIABILITIES

	December 31,
	2025	2024

Accrued expenses	341	180
Other	25	13
	366	193

NOTE 7 – RELATED PARTIES LOANS

The Company has outstanding loans with related parties. The loans bear an annual fixed interest rate of 3% and shall be repaid (principal and interest) at the date upon which the Company raises at least $15 million and has achieved earnings before interest, tax, depreciation and amortization of $3 million.

NOTE 8 – CONTINGENCIES

On March 23, 2025, a complaint was filed against Duke Israel, by LOOL T.V. Ltd. (the “Plaintiff”), an Israeli company, in the Tel Aviv-Yafo Magistrate’s Court (the “Court”). The complaint asserts that pursuant to an agreement of principles between Duke Israel and the Plaintiff, Duke Israel is in breach of the agreement, specifically with respect to an allegation that the parties were required to set up a partnership with respect to certain services provided to the Israel Electric Corporation (the “IEC”). The complaint asserts a claim for breach of contract, unlawful use of intellectual property that is not exclusively owned by Duke Israel and unjust enrichment with regards to the agreement of principles. In addition, the Plaintiff’s complaint seeks an order for a permanent injunction to prevent Duke Israel from continuing providing these services to the IEC, and an order to enforce the agreement of principles ordering Duke Israel to act as necessary to establish a partnership or joint venture.

The Company filed a statement of defense against the complaint and denied the allegations and asserted that the complaint was without merit.

On February 26, 2026, following a notice submitted by the Plaintiff, the Court ordered the deletion of the complaint without a ruling on the merits. The Court further ordered the Plaintiff to pay Duke Israel legal expenses and provided that, should the Plaintiff file a new claim, an additional expenses will be payable as a condition for filing such new claim.

In light of the deletion of the complaint, the Company does not believe that the matter will impact the continued performance of the agreement between Duke Israel and IEC or have a material effect on its business, financial condition or results of operations.

No accrual was made in the financial statements as of December 31, 2025 in respect of the above complaint.

DUKE ROBOTICS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(USD in thousands, except share and per share data)

NOTE 9 – SHAREHOLDERS’ EQUITY

Description of the rights attached to the Shares in the Company:

Common stock:

The holders of shares of common stock vote together as one class on all matters as to which holders of common stock are entitled to vote. Except as otherwise required by applicable law and subject to the preferential rights of any outstanding preferred stock, all voting rights are vested in and exercised by the holders of common stock with each share of Company’s common stock being entitled to one vote, including in all elections of directors. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of legally available funds. In the event of the Company’s liquidation, dissolution or winding up, holders of the common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior liquidation rights of preferred stock, if any, then outstanding. The common stock has no cumulative voting rights and no preemptive or other rights to subscribe for shares of the Company. There is no redemption or sinking fund provisions applicable to the common stock. All shares of common stock currently outstanding are fully paid and non-assessable. As of December 31, 2025 and 2024, there were no outstanding preferred stock.

On October 15, 2025, the Company filed a Certificate of Amendment to its Articles of Incorporation with the Nevada Secretary of State, to increase its authorized shares of common stock, from 100,000,000 shares of common stock to 350,000,000 shares of common stock, as well as to permit the issuance of up to 10,000,000 shares of “blank check” preferred stock, par value $0.0001 per share. The “blank-check” preferred stock may have such rights and preferences as may be designated by the Company’s Board of Directors from time to time.

Transactions:

A.	On May 11, 2021, the Company entered into securities purchase agreements with eight (8) non-U.S. investors, pursuant to which the Company, in a private placement offering (the “Offering”), agreed to issue and sell to the investors an aggregate of: (i) 500,000 shares of the Company’s common stock, at a price of $10 per share; and (ii) warrants (the “Warrants”) to purchase 500,000 Company’s common stock. The Warrants are exercisable immediately and for a term of 18 months and have an exercise price of $10 per share. The aggregate gross proceeds from the Offering were approximately $5,000. The Company recorded $1,070 of issuance costs.

On May 11, 2021, the Company signed a service agreement with a non U.S. third party pursuant to which the service provider agreed to provide the Company with financial and project oversight services with respect to the Offering. Pursuant to the service agreement, the Company agreed to pay the service provider (1) 6% of the investment amounts received which amounted to $351 and (2) options to receive a number of units (each unit for a price of $10 includes one share and one warrant with an exercise price of $10 per share) equal to 6% of the investment amount received, divided by $10.

In the event that the investors that participated in the Offering exercise their Warrants, the service provider shall be entitled to receive an additional payment of (1) 6% of the investment amounts received (2) 6% of the warrants exercised amounts received and (3) options to receive a number of units equal to 6% of the warrants exercised amounts received, divided by $10.

On April 5, 2022, the Company and the investors executed a warrant amendment agreement, such that the term of the Warrants was extended so that they expire on November 11, 2023.

DUKE ROBOTICS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(USD in thousands, except share and per share data)

NOTE 9 – SHAREHOLDERS’ EQUITY (continued)

On November 1, 2023, the Company and the investors executed an addition warrant amendment agreement, such that the term of the Warrants was extended so that they expire on November 11, 2024 (see also Note 17(2)).

On June 20, 2024, the Company entered into a warrant amendment agreement with the existing Warrant (the “June 2024 Amendment”). According to the June 2024 Amendment agreement, the Company and Holders agreed to (i) extend the warrant exercise term to May 11, 2026; (ii) amend the warrant exercise price and increase it from $10 per share to $16.25 per share; and (iii) include a beneficial ownership blocker that limits the exercise of such warrants if such exercise would result in the holder beneficially owning in excess of 19.99% of the number of shares of the Company’s Common Stock immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of the warrant. On March 10, 2026, we entered into an additional warrant amendment agreement with the holders pursuant to which we extended the term of the Warrants such that they now expire on May 1, 2031 (See also note 17(2)).

The Company accounted for the Warrant amendments as deemed dividends. The fair value of the Warrant modifications was estimated using the Black-Scholes option-pricing model and is presented within the consolidated statements of changes in shareholders equity as a credit to additional paid in capital and a debit to the accumulated deficit.

The following are the data and assumptions used:

	November 1, 2023	June 20, 2024
Dividend yield	0	0
Expected volatility (%)	128.44-184.22%	125.58-143.75%
Risk-free interest rate (%)	5.44-5.56%	4.70-5.37%
Contractual term of options (years)	0.03-1.11	0.39-1.98
Exercise price (US dollars)	10	10-16.25
Share price (US dollars)	2	1.75
Fair value (USD in thousands)	205	230

B.

On December 30, 2025, the Company entered into Securities Purchase Agreements (each a “Securities Purchase Agreement”) with seven non-U.S. investors (the “2025 Investors”), pursuant to which the Company, in a private placement offering (the “2025 Offering”), agreed to issue and sell to the 2025 Investors an aggregate of: (i) 83,338 shares of the Company’s common stock at a price of $9.00 per share (the “Purchase Price”); and (ii) warrants (the “2025 Warrants”) to purchase 83,338 shares of common stock. The 2025 Warrants have an exercise price of $16.25 per share, are exercisable immediately and expire on November 30, 2026, subject to extension to May 30, 2028 if a public offering or other qualifying financing of at least $2,500 has not occurred prior to such date. In addition, the Securities Purchase Agreement contains a make whole provision that provides for the 2025 Investors to receive additional shares of Common Stock in the event that the Company consummates a firm-commitment underwritten public offering on a major stock exchange by November 30, 2026 at a price per share (after giving effect to a 20% discount) that is less than the Purchase Price. The aggregate gross proceeds from the 2025 Offering were approximately $750 (of which $475 received as of December 31, 2025). On March 10, 2026, we entered into an additional Warrant Amendment Agreement with the Investors pursuant to which we extended the term of the 2025 Warrants such that they expire on May 1, 2031 (See also note 17).

DUKE ROBOTICS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(USD in thousands, except share and per share data)

NOTE 9 – SHAREHOLDERS’ EQUITY (continued)

The Company analyzed the 2025 Offering in accordance with ASC 480, Distinguishing Liabilities from Equity, and ASC 815, Derivatives and Hedging. The make whole provision included in the 2025 Offering provides the 2025 Investors option to adjust the 2025 Offering strike price with a 20% discount also in circumstances at which the price per share that would be determined at a future firm-commitment underwritten public offering on a major stock exchange, to be higher than the strike price per share in the 2025 Offering and as a results such make whole provision do not met the criteria of down-round feature under ASC-815 and the 2025 Warrants do not meet the criteria for equity classification.

The Company also concluded that the make-whole provision is not legally detachable and cannot be separately exercised, and therefore cannot be considered as a freestanding instrument. Accordingly, the 2025 Warrants, inclusive of the make-whole provision, are accounted for as a single liability-classified instrument. The 2025 Warrants are initially recorded at fair value and will be remeasured at fair value at each reporting date, with changes in fair value recognized in the consolidated statements of operations until settlement or expiration.

The Company using a third-party specialist allocated the total proceeds to the 2025 Warrants liability and to equity.

Warrant liability

The fair value of the 2025 Warrants liability was calculated as the sum of the 2025 Warrants issued and the make-whole provision.

The fair value of the 2025 Warrants was calculated based on the probability of the expected offering date, using the Black-Scholes option-pricing model and the make-whole provision was calculated using the Monte Carlo Simulation Model. The 2025 Warrants was estimated at $189 and recorded as current liability on the balance sheet.

The assumptions used to perform the calculations are detailed below:

December 30, 2025
Expected volatility (%)	127.44% - 179.34%
Risk-free interest rate (%)	3.47% - 3.48%
Expected dividend yield	0.0%
Expected term (years)	0.316-2.417
Conversion price (U.S. dollars)	16.25
Underlying share price (U.S. dollars)	6.25
Fair value (U.S. dollars in thousands)	189

Fair Value Proportional Allocation

Based on the above, the fair value proportion allocation as of December 31, 2025 was as follows:

December 31, 2025
Equity component	286
2025 Warrants Liability	189
Total	475

DUKE ROBOTICS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(USD in thousands, except share and per share data)

NOTE 9 – SHAREHOLDERS’ EQUITY (continued)

C.	On December 30, 2025, the Company signed a service agreement with a non U.S. third party pursuant to which the service provider agreed to provide the Company with financial and project oversight services with respect to the 2025 Offering. Pursuant to the service agreement, the Company agreed to pay the service provider (1) 6% of the aggregate gross proceeds which amounted to $45 and (2) options to receive a number of units (each unit for a price of $9.00 includes one share and one warrant with an exercise price of $16.25 per share) equal to 6% of the investment amount received, divided by $9.00.

In the event that the 2025 investors that participated in the 2025 Offering exercise their 2025 Warrants, the service provider shall be entitled to receive an additional payment of (1) 6% of the 2025 Warrants exercised amounts received and (2) options to receive a number of units (each unit for a price of $9.00 includes one share and one warrant with an exercise price of $16.25 per share) equal to 6% of the 2025 Warrants exercised amounts received, divided by $9.00.

As of December 31, 2025, aggregate gross proceeds of $475 had been received under the Securities Purchase Agreements described above and were partially recorded as proceeds on account of shares and Stock purchase warrants liability (see note 17). The Company recorded an accrued cash fee of $28 of which approximately $17 was recorded as a reduction of additional paid-in capital and approximately $11 was recorded as finance expenses.

The Company determined that the 2025 Warrants meet the criteria for equity classification in accordance with ASC 718. The fair value of the warrants granted to the service provider, were estimated at approximately $13, using a third-party appraiser and were recorded $8 and $5 as issuance costs and share based compensation, respectively, with a corresponding increase to additional paid-in capital.

NOTE 10 – SHARE BASED COMPENSATION

On May 27, 2021, the board of directors of the Company approved the 2021 Equity Incentive Plan (the “2021 Plan”) pursuant to which the Company may issue awards, from time to time, consisting of non-qualified stock options, restricted stock grants and restricted stock units (“RSUs”). In addition, stock option awards that qualify under Section 102 of the Israeli Tax Ordinance (New Version) 1961 (the “ITO”), and/or under Section 3(i) of the ITO, may be granted. On March 18, 2025, the board of directors of the Company approved an increase in the number of shares of common stock available under the 2021 Plan from 192,000 to 360,000 (see also Note 17(3)

On March 18, 2025, the board of directors of the Company approved the issuance of 82,800 options for employees, directors and consultants pursuant to the 2021 Plan (see also note 15 below). The fair value of options granted was estimated at the dates of grant using the Black-Scholes option pricing model. The following are the data and assumptions used:

2025

Dividend yield	0
Expected volatility (%) (*)	249.16%
Risk-free interest rate (%) (**)	4.04%
Expected term of options (years) (***)	4.00
Exercise price (US dollars)	5.25
Share price (US dollars)	5.5
Fair value (US dollars)	446

(*)	The expected volatility was based on the historical volatility of the share price of the Company.
(**)	The risk-free interest rate represented the risk-free rate of $ zero – coupon US Government Loans.
(***)	Due to the fact that the Company does not have sufficient historical exercise data, the expected term was determined based on the “simplified method”.

DUKE ROBOTICS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(USD in thousands, except share and per share data)

NOTE 10 – SHARE BASED COMPENSATION (continued)

The following table presents the Company’s stock option activity:

	Number of Options	Weighted Average Exercise Price

Outstanding at December 31,2023	97,076	20.33
Granted	-	-
Exercised	-	-
Forfeited or expired	-	-
Outstanding at December 31,2024	97,076	20.33
Granted	82,800	5.25
Exercised	-	-
Forfeited or expired	-	-
Outstanding on December 31, 2025	179,876	13.39
Number of options exercisable on December 31, 2025	97,076	20.33

The aggregate intrinsic value of the awards outstanding as of December 31, 2025 is $183. These amounts represent the total intrinsic value, based on the Company’s stock price of $6.125 as of December 31, 2025, less the weighted exercise price.

The stock options outstanding as of December 31, 2025, have been separated into exercise prices, as follows:

Exercise price	Stock options outstanding	Weighted average remaining contractual life – years	Stock options exercisable
	As of December 31, 2025
0.0025	18,000	0.23	18,000
5.25	82,800	5.21	-
9.50	50,275	1.53	50,275
25.00	3,975	1.50	3,975
56.25	24,826	1.50	24,826
	179,876	3.09	97,076

The stock options outstanding as of December 31, 2024, have been separated into exercise prices, as follows:

Exercise price	Stock options outstanding	Weighted average remaining contractual life – years	Stock options vested
	As of December 31, 2024
0.0025	18,000	1.23	18,000
9.50	50,275	2.53	50,275
25.00	3,975	2.50	3,975
56.25	24,826	2.50	24,826
	97,076	2.28	97,076

As of December 31, 2025 and 2024, there was $226 and $0, respectively of total unrecognized compensation cost related to non-vested options. Compensation expense recorded by the Company in respect of its stock-based compensation awards for the period ended December 31, 2025 and 2024 was $219 and $28, respectively and are included in General and Administrative expenses in the Statements of Comprehensive Loss.

DUKE ROBOTICS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(USD in thousands, except share and per share data)

NOTE 11 – GENERAL AND ADMINISTRATIVE EXPENSES

	Year ended December 31
	2025	2024

Professional services	871	686
Share base compensation	224	28
Insurance	37	41
Rent and office maintenance	78	69
Levies and tolls	8	12
Depreciation	7	18
Promotions	22	3
Other expenses	34	48
	1,281	905

NOTE 12 – AGREEMENTS

1.	On January 29, 2021, the Company, through its wholly owned subsidiary Duke Israel and Elbit Systems Land Ltd., an Israeli corporation (“Elbit”), entered into a Collaboration Agreement (the “Collaboration Agreement”) for the global marketing and sales, and the production and further development of Duke Israel’s developed advanced robotic system mounted on an Unmanned Aerial Solution (“UAS”), armed with lightweight firearms, which the Company markets under the commercial name “TIKAD.”

Pursuant to the Agreement, Duke Israel granted Elbit a worldwide exclusive license for the use of Duke Israel’s know-how and intellectual property and the marketing, sales, production, and further development of the TIKAD for military, defense, homeland security, and para-military uses.

As consideration for granting the worldwide exclusive license, Elbit will pay Duke royalties from revenues received from worldwide sales of TIKAD, with royalty rates ranging from low to mid-double-figure percentages, depending on the tiers of the selling price of TIKAD, for a period starting from the date of the Agreement until 15 years following receipt of $50,000 in cumulative revenues from sales of TIKAD units. In addition, Duke Israel agreed to pay Elbit similar rates of royalties for revenues received by Duke Israel from sales of its advanced robotic system for civil use, if such systems will include new know-how developed by Elbit. In addition to the above, Elbit paid Duke Israel an upfront fee at the time of signing the Agreement for transfer of the engineering material and support for transferring the required information to Elbit.

In the second quarter of 2025, the Company recognized revenues from royalties for sales of Elbit’s “Bird of Prey” stabilized weapons drone systems (formerly marketed under Company’s commercial name “TIKAD”), pursuant to the Company’s Collaboration Agreement with Elbit signed on January 29, 2021. The Company analyzed such revenues under ASC 606, Revenue from Contracts with Customers.

In addition, on March 24, 2025, the Company and Elbit agreed to expand the Collaboration Agreement to allow the Company to market the stabilized weapons drone system technology that Elbit has been marketing and deploying under the brand name “Bird of Prey” to military, defense, home-land security and para-military customers, in coordination with Elbit. The Company will be entitled to a commission fee, in the mid-single figure percentage range, from transactions resulting from its marketing activities, in addition to the royalties the Company is entitled to receive as part of the original Collaboration Agreement.

DUKE ROBOTICS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(USD in thousands, except share and per share data)

NOTE 12 – AGREEMENTS (continued)

Pursuant to the terms of the Collaboration Agreement, the parties also agreed to cooperate in continuing a project (the “Project”) that has already started with a customer in the Asia Pacific region. Per the Collaboration Agreement, Duke Israel shall be entitled to portion of the revenues generated in the Evaluation Phase of the Project. In addition, Elbit has agreed to invest, at its discretion and pursuant to certain milestones, in the further development and setting up of serial production lines of TIKAD, and may elect to increase such investment subject to the satisfaction of certain criteria, including Elbit’s right to terminate the Collaboration Agreement if, for example, the Project is cancelled by the customer. Such investment amounts will be made into Elbit’s owned assets and production lines of TIKAD. Elbit will recoup 50% of its investment amount, up to $6,000, by offsetting 50% of royalty payments that may be due to Duke Israel. No revenues were generated during 2025 and 2024 or are expected to be generated under the evaluation phase of the Project.

2.	On August 15, 2022, Duke Israel, signed a Collaboration and Development Agreement with the IEC, to perform a test pilot together with IEC of a robotic drone-enabled system for cleaning electric utility insulators to be developed by Duke Israel for a total amount of $300. IEC is a 99% government-owned company that generates, transmits, and supplies electricity to all sectors of the State of Israel. During October 2023, the Company successfully completed its obligations under the agreement with IEC upon delivery of the robotic drone, and accordingly recorded revenues and corresponding expenses at that point in time. As part of the agreement, Duke Israel will be obligated to pay IEC percentage of earned revenues for all future transactions relating to the developed technology up to a maximum of $900.

Following the successful pilot program conducted with the IEC, in August 2024, the Company, through Duke Israel, entered into an agreement with the IEC to provide high-voltage insulator washing services using the innovative IC Drone system.

Under the terms of the agreement, the IEC will receive washing services for its high-voltage electric insulators using the IC Drone system and Duke Israel. will receive compensation in New Israeli Shekels (NIS) in an amount totaling in the low seven figures (in NIS) during the period that services are provided. The Company accounts for the contract as a single performance obligation and recognizes revenue once it has a right to issue an invoice for the services provided. Additionally, as part of the agreement, the IEC has committed to a minimum guaranteed paid utilization of the service, amounting to approximately half of the total contract value described above, within the first year of the agreement. This contract primarily accounts for the revenues recognized during 2025. On May 27, 2025, IEC extended the agreement for an additional year.

NOTE 13 – INCOME TAX

U.S. resident companies are taxed on their worldwide income for corporate income tax purposes at a statutory rate of 21%. If certain conditions are met, income derived from foreign subsidiaries is tax exempt in the US under applicable tax treaties to avoid double taxation.

Income of the Israeli company is taxable from 2018 onwards, at corporate tax rate of 23%.

The Company and subsidiaries have not received final tax assessments since their inceptions although the tax reports of Duke Israel for the years ended by December 31, 2019 are deemed to be final.

DUKE ROBOTICS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(USD in thousands, except share and per share data)

NOTE 13 – INCOME TAX (continued)

As of December 31, 2025, the Company and subsidiaries have operating loss carry forwards of approximately $6,629, of which $674 can be offset against taxable income generated until 2037, $66 can be offset against taxable income generated until 2030 and $1,962 can be offset against future taxable income, if any, indefinitely limited to 80% of the annual taxable income and $3,926 can be offset against future taxable income, if any, indefinitely.

A.	Loss before provision for income taxes was as follows:

	Year ended December 31
	2025	2024
	US Dollars

United States	(395)	(102)
Foreign	(846)	(883)
Income before income taxes	(1,241)	(985)

B.	A reconciliation of the provision for income taxes to the amount computed by applying the 21% statutory U.S. federal income tax rate to income before income taxes after the adoption of ASU 2023-09 is as follows:

	Year ended December 31
	2025
	US Dollars	%

Tax at U.S. Statutory Rate	261	21.0%
State and Local Income Taxes	-	-
Foreign Tax Effects:
Israel:
Changes in statutory tax rates	16	1.3%
Other foreign jurisdictions	1	0.1%
Effect of Cross-Border Tax Laws	-	-
Foreign tax credit for withholding taxes	-	-
Other	-	-
Tax Credits	-	-
Changes in Valuation Allowances	(371)	(29.9)%
Changes in Unrecognized Tax Benefits	(1)	(0.1)%
Remeasurement of deferred taxes for foreign currency effects	94	7.6%
Effective Tax Rate	-	-

DUKE ROBOTICS CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(USD in thousands, except share and per share data)

NOTE 13 – INCOME TAX (continued)

C.	A reconciliation of the provision for income taxes to the amount computed by applying the 21% statutory U.S. federal income tax rate to income before income taxes for years prior to the adoption of ASU 2023-09 is as follows:

Year ended December 31
2024
US Dollars

Loss before income taxes	(985)
U.S federal statutory income tax rate	21%
Income tax computed at the statutory income tax rate	207
Impact of differences in statutory income tax rates	17
Remeasurement of deferred taxes for foreign currency effects	9
Deferred taxes assets recognition for prior years	244
Change in valuation allowance	(477)
-

D.	Deferred taxes result primarily from noncapital loss carryforwards. Significant components of the Company’s deferred tax assets are as follows:

	Year ended December 31
	2025	2024
Composition of deferred tax assets:	US Dollars

Operating loss carry-forwards	1,471	1,188
Operating lease liabilities	31	39
Share-based compensation	268	222
Other temporary differences	115	78
Total deferred tax assets	1,885	1,527

Composition of deferred tax liabilities:
Right-of-use asset	(26)	(39)
Total deferred tax liabilities	(26)	(39)

Net deferred tax assets	1,859	1,488
Valuation allowance	(1,859)	(1,488)
	-	-

DUKE ROBOTICS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(USD in thousands, except share and per share data)

NOTE 14 – LOSS PER SHARE

Basic loss per share is computed by dividing net loss by the weighted average number of shares outstanding during the year. The weighted average number of shares of common stock used in computing basic and diluted loss per share for the years ended December 31, 2025 and 2024, are as follows:

	Year ended December 31
	2025	2024
	Number of shares

Weighted average number of shares of common stock outstanding attributable to shareholders	2,186,813	2,186,124
Total weighted average number of shares of common stock related to outstanding options and warrants, excluded from the calculations of diluted loss per share	840,991	699,073

NOTE 15 – RELATED PARTIES

A.	Transactions and balances with related parties

	Year ended December 31
	2025	2024
General and administrative expenses:
Directors and Officers compensation (*)	748	445
(*) Share base compensation	178	11

Financing:
Financing expense	8	8

B.	Balances with related parties:

	As of December 31,
	2025	2024

Other accounts liabilities	117	43
Loans	330	322

DUKE ROBOTICS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(USD in thousands, except share and per share data)

NOTE 15 – RELATED PARTIES (continued)

C.	On August 4, 2024, the Company entered into a first amendment to service agreement with Mr. Balucka pursuant to which his monthly fee was increased, from NIS 30,000 (approximately $8,200) to NIS 40,000 (approximately $11,000) effective August 1, 2024. In addition, on August 4, 2024, the Company’s board of directors approved an annual bonus of NIS 120,000 (approximately $32,900) for Mr. Balucka pursuant to the terms of his existing services agreement.

D.	On March 18, 2025, the board of directors of the Company approved the following grants pursuant to the 2021 Plan (see also note 10 above):

(i) Options to purchase 40,000 shares of common stock to Mr. Yossef Balucka, CEO, at an exercise price of $5.25 per share, and vest in three equal installments of 33% at the end of each year. The options expire after six (6) years from the date of grant, and such other terms and conditions set forth in the 2021 Plan.

(ii) Options to purchase 20,000 shares of common stock to Mr. Vadim Maor, Company’s CTO nominated at March 18, 2025, at an exercise price of $5.25 per share. The options have the following vesting schedule: 33% of the options will vest after 12 months and the remaining portion will vest in eight equal installments over eight quarters. The options expire after six (6) years from the date of grant, and such other terms and conditions set forth in the 2021 Plan.

(iii) Options to purchase 4,800 shares of common stock to Ms. Keren Gousman Golan, director at an exercise price of $5.25 per share and vest in three equal installments of 33% at the end of each year. The options expire after six (6) years from the date of grant, and such other terms and conditions set forth in the 2021 Plan.

(iv) Options to purchase 2,000 shares of common stock to Mr. Shlomo Zakai, CFO, at an exercise price of $5.25 per share, and vest in three equal installments of 33% at the end of each year. The options expire after six (6) years from the date of grant, and such other terms and conditions set forth in the 2021 Plan.

DUKE ROBOTICS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(USD in thousands, except share and per share data)

NOTE 16 – SEGMENT INFORMATION

The Company has one operating and reportable segment, drone insulators washing activity.

The chief operating decision maker evaluates segment performance primarily based on segment operating loss.

The Company refined the name of the segment previously referred to as ‘Revenue from drones insulators washing’ to ‘Revenues from civil applications segment’ to better reflect its nature. The change had no impact on the composition or nature of the segment’s activities.

The following table presents information about the Company’s reportable segment for the year ended December 31, 2025 and 2024:

Revenue related to the Company’s reportable segments is as follows:

	Year ended
	December 31
	2025	2024

Revenue from civil applications segment	361	108
Cost of revenues from civil applications segment	(198)	(71)
Gross profit	163	37

Gross profit from other revenues	16	-

Research and development expenses	(104)	(157)
Depreciation	(7)	(18)
Professional services	(871)	(686)
Share base compensation	(224)	(28)
Other general and administrative expenses	(179)	(173)
Operating loss	(1,206)	(1,025)

Interest expenses	(128)	(15)
Interest income	103	55
Other expenses	(10)	-
Net loss	(1,241)	(985)

For the year ended December 31, 2025 and 2024, the Company’s operations were mostly confined to Israel.

As of December 31, 2025 and 2024, all of the fixed assets of the Company were located in Israel and Greece.

NOTE 17 – SUBSEQUENT EVENTS

1.	In January 2026, the Company completed the issuance of 83,338 shares of common stock, $0.0001 par value per share, to the 2025 Investors, pursuant to the Securities Purchase Agreements described in Note 9B. Aggregate gross proceeds of $275 under these Securities Purchase Agreements had been received in 2026.

2.	On March 10, 2026, we entered into an additional warrant amendment agreement with the Investors pursuant to which we extended the term of the Warrants, to expire on May 1, 2031.

3.	On March 10, 2026, the board of directors of the Company approved the issuance of 140,000 options for employees, directors and consultants pursuant to the 2021 Plan and in addition an increase in the number of shares of common stock available under the 2021 Plan from 360,000 to 480,000.

4.	On March 9, 2026, Sagiv Aharon resigned from the Board of the Directors of the Company. On March 10, 2026 the Company’s Board of directors approved a consulting agreement with Mr. Sagiv according to which effective as for the same date he will join the Company’s Advisory Board and be entitled for a monthly fee of $5.

648,298 Units

Each Unit Consisting of

One Share of Common Stock and

One Warrant to Purchase One Share of Common Stock

PROSPECTUS

Sole Book-Running Manager

Maxim Group LLC

, 2026

Through and including             , 2026 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED FEBRUARY 21, 2023

170,954 shares of Common Stock

This prospectus relates to the resale by the Selling Stockholders identified in this prospectus of up to 170,954 shares of common stock of Duke Robotics Corp.

The Selling Stockholders are identified in the table commencing on page Alt-3. No shares of common stock are being registered hereunder for sale by us. We will not receive any proceeds from the sale of the shares by the Selling Stockholders. All net proceeds from the sale of the shares covered by this prospectus will go to the Selling Stockholders (see “Use of Proceeds”). The Selling Stockholders may sell all or a portion of the shares of common stock from time to time in market transactions through any market on which our shares of common stock are then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale (see “Plan of Distribution”). We have agreed to bear all of the expenses incurred in connection with the registration of Selling Stockholders’ shares of common stock under this prospectus. The Selling Stockholders will pay or assume discounts, commissions, fees of underwriters, selling brokers or dealer managers and similar expenses, if any, incurred for the sale of any shares pursuant to this prospectus.

We have applied to list our shares of common stock on the Nasdaq Capital Market under the symbol “DUKR.” It is a condition to the closing of this offering that our shares of common stock qualify for listing on a national securities exchange.

Investing in our shares of common stock involves a high degree of risk. See “Risk Factors” beginning on page 9 of the Public Offering Prospectus.

Neither the Securities and Exchange Commission (the “SEC”), nor any state or other foreign securities commission has approved nor disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2026.

Alt-1

THE OFFERING

Shares of common stock being offered	170,954 shares of common stock.

Shares of common stock outstanding after this offering	3,079,635shares of common stock, assuming the issuance by us of 648,298 units pursuant to the Public Offering Prospectus filed contemporaneously herewith.

Use of proceeds	We will not receive any proceeds from the sale of the shares of common stock held by the Selling Stockholders being registered in the registration statement of which this prospectus is a part.

Proposed symbol	Our common stock is currently quoted on the OTCQB under the symbol “DUKR.” We have applied to have our common stock and warrants listed on Nasdaq under the symbol “DUKR” and “DUKRW,” respectively. We cannot guarantee that Nasdaq will approve our initial listing application for our common stock upon. If our listing application is not approved by Nasdaq, we will not be able to consummate this offering and will terminate the offering.

Risk Factors	An investment in our shares of common stock involves a high degree of risk. See ”Risk Factors” beginning on page 9 of the Public Offering Prospectus and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our shares of common stock.

Alt-2

USE OF PROCEEDS

The Selling Stockholders will receive all of the proceeds from any sales of the shares of common stock offered hereby. However, we will incur expenses in connection with the registration of our shares of common stock offered hereby.

SELLING STOCKHOLDERS

This prospectus covers the offering for resale of 170,954 shares of common stock by the Selling Stockholders. This prospectus and any prospectus supplement will only permit the Selling Stockholders to sell the number of shares of common stock identified in the column “Maximum Number of Shares to be Sold Pursuant to the Resale Prospectus.” The shares of common stock issued to the Selling Stockholders are “restricted” securities under applicable U.S. federal and state securities laws and are being registered to provide the Selling Stockholders the opportunity to sell those shares of common stock.

The following table sets forth the name of the Selling Stockholders who are offering the shares of common stock for resale by the Resale Prospectus, the number and percentage of shares beneficially owned by each such Selling Stockholder, the maximum number of shares that may be offered for resale by the Resale Prospectus and the number of shares each such Selling Stockholder will own after the offering, assuming each such Selling Stockholder sells the maximum number of shares to be sold by it pursuant to the Resale Prospectus. The information appearing in the table below is based on information provided by or on behalf of the named Selling Stockholders. We will not receive any proceeds from the resale of the shares by the Selling Stockholders. The Selling Stockholders may sell all, some or none of their shares in this offering. See ”Plan of Distribution” in the Resale Prospectus for additional information.

Name of Selling Stockholder	Shares Beneficially Owned Prior to Offering		Percentage Ownership Prior to Offering(1)		Maximum Number of Shares to be Sold Pursuant to this Prospectus		Percentage Ownership Immediately Following this Offering		Shares Owned Immediately After Sale of Maximum Number of Shares in this Offering
Neor El-Hay	14,400	(2)	*	%	7,200	(2)	*	%	7,200
Yehoshua Abramovich	37,024	(3)	1.64%		7,400	(3)	*	%	29,624
Womble Enterprises LLC	3,313		*	%	3,313		-		-
Shaked Rakach	47,697		2.11%		47,697		-		-
Noy Alroy Schnitzer	31,798		1.41%		31,798		-		-
Ronen Waisserberg	36,624	(4)	1.62%		7,200	(4)	*	%	29,424
Ori Raam	14,400	(5)	*	%	7,200	(5)	*	%	7,200
Chad Swan	12,392		*	%	12,392		-		-
Corporate Profile LLC	8,000		*	%	8,000		-		-
Nehama Alroy	38,754		1.71%		38,754		-		-

*	less than 1%

(1)	Based on 2,260,383 shares of common stock issued and outstanding immediately prior to the offering and not including any shares issued in our public offering.

(2)	Consists of 7,200 shares of common stock and warrants to purchase up to 7,200 shares of common stock. The Company is registering 7,200 shares of common stock for resale pursuant to this prospectus

(3)	Consists of 18,512 shares of common stock and warrants to purchase up to 18,512 shares of common stock. The Company is registering 7,400 shares of common stock for resale pursuant to this prospectus.

(4)

Consists of 7,200 shares of common stock and warrants to purchase up to 7,200 shares of common stock held directly by Mr. Waisserberg, and 11,112 shares of common stock and warrants to purchase up to 11,112 shares of common stock held by A.S.T Investment House Ltd. and entity controlled by Mr. Waisserberg. The Company is registering 7,200 shares of common stock for resale pursuant to this prospectus

(5)	Consists of 7,200 shares of common stock and warrants to purchase up to 7,200 shares of common stock. The Company is registering 7,200 shares of common stock for resale pursuant to this prospectus.

Alt-3

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock covered hereby on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the shares of common stock are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling its shares of common stock:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell their shares of common stock under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by a Selling Stockholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction, not in excess of a customary brokerage commission in compliance with FINRA Rule 2121, and, in the case of a principal transaction, a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the shares of common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of common stock short and deliver these shares to close out their short positions, or loan or pledge the shares to broker-dealers that in turn may sell these shares. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares of common stock offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Alt-4

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholders have informed us that they do not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the shares of common stock.

We are required to pay certain fees and expenses incurred by the Company incident to the registration of the shares of common stock.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares of common stock may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect; or (ii) all of the shares of common stock held by the Selling Stockholders have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The shares of common stock will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares of common stock covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares of common stock may not simultaneously engage in market making activities with respect to the shares of common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the shares of common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Eligibility of Restricted Shares for Sale in the Public Market

We have registered an aggregate of 170,954 shares of common stock for resale by the Selling Stockholders by means of this prospectus. Our directors, executive officers, and any other holder(s) of 3 percent or more of the outstanding shares, representing shares of common stock or % of our shares of common stock, will be subject to the contractual restrictions arising under the lock-up agreements described below.

The Selling Stockholders may also sell their shares of common stock under Rule 144 or any other exemption from registration under the Securities Act, if available.

All of the shares of common stock sold in this offering will be eligible for immediate sale upon the closing of this offering.

Lock-Up Agreements

We, all of our directors and executive officers and holders of 3% or more of our outstanding shares of common stock (including some of the Selling Stockholders) and our shares of common stock issuable upon the exercise of options and warrants have signed lock-up agreements. Pursuant to such lock-up agreements, such persons have agreed, subject to certain exceptions, not to sell or otherwise dispose of shares of common stock or any securities convertible into or exchangeable for shares of common stock for a period of 180 days after the date of this prospectus without the prior written consent of the underwriter in this offering, which may, in its sole discretion, at any time without prior notice, release all or any portion of the shares of common stock from the restrictions in any such agreement.

LEGAL MATTERS

Certain legal matters in connection with the securities offered by this prospectus have been passed upon for the Company by Sullivan & Worcester LLP.

Alt-5

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth an itemization of the various expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered, including the shares registered for sale by the Selling Stockholders. All of the amounts shown are estimated except the SEC Registration Fee and the FINRA filing fee.

Approximate
Amount
SEC Registration Fee	$3,321.85
Nasdaq listing fees	*
FINRA filing fee	*
Fees of transfer agent and warrant agent	*
Accounting fees	*
Legal fees and expenses	*
Miscellaneous	*
Total	$

*	To be added by amendment.

Item 14. Indemnification of Directors and Officers

Nevada law provides that a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation (i.e., a “non-derivative proceeding”), by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he or she:

●	Is not liable under Section 78.138 of the Nevada Revised Statutes for breach of his or her fiduciary duties to the corporation; or

●	Acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

In addition, a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor (i.e., a “derivative proceeding”), by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him or her in connection with the defense or settlement of the action or suit if he:

●	Is not liable under Section 78.138 of the Nevada Revised Statute for breach of his or her fiduciary duties to the corporation; or

●	Acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation.

Under Nevada law, indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any non-derivative proceeding or any derivative proceeding, or in defense of any claim, issue or matter therein, the corporation is obligated to indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense.

Further, Nevada law permits a Nevada corporation to purchase and maintain insurance or to make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him or her and liability and expenses incurred by him or her in his or her capacity as a director, officer, employee or agent, or arising out of his or her status as such, whether or not the corporation has the authority to indemnify him or her against such liability and expenses.

Under our articles of incorporation, as amended, the liability of our officers and directors will be eliminated or limited to the fullest extent permitted by Nevada law. If Nevada law is amended to further eliminate or limit, or authorize further corporate action to further eliminate or limit, the liability of officers and directors, the liability of officers and directors shall be eliminated or limited to the fullest extent permitted by Nevada law then in effect.

The Company has entered into indemnification agreements with its officers and directors pursuant to which the Company agrees to indemnify said officer or director, to the fullest extent permitted by Nevada law, against any and all losses resulting from any claims relating to the fact that he or she is or was a director, officer, employee, or agent of the Company. The indemnitee will be fully indemnified for any claims (i) to the extent that he or she was successful on the merits in defense of said claims in a court of law; or (ii) to the extent that he or she is serving as a witness and not as a party, in connection with said claim. If items (i) and (ii) do not apply, the Company will indemnify its directors and officers for any losses resulting from any claims, so long as they have complied with the applicable standard of conduct under Nevada law as determined by (i) a majority vote of disinterested directors; or (ii) the written opinion of independent counsel, as applicable. The indemnification agreement also provides the officer or director with the right to request that we advance their expenses prior to final disposition of the claim so long as they execute an undertaking to repay all advances in the event that a Nevada court ultimately determines that they were not entitled indemnification. The officer or director is required under the indemnification agreement to give us notice in writing of a claim as soon as practicable and we are not responsible to provide indemnification if we were not given a reasonable and timely opportunity to participate in the defense of the claim at our own expense.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Company plans to enter into an underwriting agreement in connection with this offering that provides that the underwriters are obligated, under some circumstances, to indemnify the Company’s directors, officers and controlling persons against specified liabilities, including liabilities under the Securities Act.

Item 15. Recent Sales of Unregistered Securities

In the three (3) years preceding the filing of this registration statement, we have issued the following securities that were not registered under the Securities Act.

On May 11, 2021, we issued 500,000 shares of common stock and warrants to purchase 500,000 shares of common stock to eight non-U.S. investors, for aggregate gross proceeds of approximately $5,000,000. The warrants were exercisable immediately for a term of 18 months at an exercise price of $10 per share.

We also issued to a non-U.S. service provider option to purchase units (each consisting of one share and one warrant) equal to 6% of the investment amount received, resulting in options exercisable for units including 120,000 warrants.

On April 5, 2022, and November 1, 2023, we extended the expiration dates of the warrants issued in the private placement.

On June 20, 2024, we amended the warrants to extend their expiration date to May 11, 2026, increase their exercise price from $10 to $16.25 per share, and added a 19.99% beneficial ownership blocker. These amendments did not involve the issuance of new securities. On March 10, 2026, we further extended the expiration dates of the warrants to May 1, 2031.

On December 30, 2025, we entered into securities purchase agreements with seven (7) non-U.S. investors, pursuant to which we, in a private placement offering, agreed to issue and sell to the investors an aggregate of: (i) 83,338  shares of our common stock at a price of $9.00 per share (the “Purchase Price”); and (ii) warrants to purchase 83,338  shares of common stock. The warrants have an exercise price of $16.25 per share, are exercisable immediately and expire on November 30, 2026, subject to extension to May 30, 2028 if a public offering or other qualifying financing of at least $2,500,000 has not occurred prior to such date. In addition, the securities purchase agreement contains a make whole provision that provides for the investors to receive additional shares of common stock in the event that we consummate a firm-commitment underwritten public offering on a major stock exchange by November 30, 2026 at a price per share (after giving effect to a 20% discount) that is less than the Purchase Price. The aggregate gross proceeds from the offering were approximately $750,000 and the offering closed on January 6, 2026. Proceeds from the offering were used for general corporate purposes and working capital, including supporting our operational and commercialization initiatives.

The securities described in this section were issued to investors in reliance upon the exemption from the registration requirements of the Securities Act, as set forth in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder relative to transactions by an issuer not involving any public offering, to the extent an exemption from such registration was required. The recipients of the securities in the transactions described above acquired the securities for their own account for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof. Appropriate legends were affixed to the instruments representing such securities issued in such transactions.

Item 16. Exhibits and Financial Statement Schedules

(a) See the Exhibit Index on the page immediately preceding the signature page hereto for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

(b) No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the notes thereto.

Item 17. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement or are contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)	That,

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The following exhibits to this registration statement are being filed with the Commission as exhibits to this registration statement on Form S-1 and are incorporated by reference.

INDEX TO EXHIBITS

Exhibit No.	Description
1.1*	Form of Underwriting Agreement.
2.1	Share Exchange Agreement dated March 4, 2020, by and among the Company, and the shareholders of Duke Robotics, Inc. who execute and deliver this Share Exchange Agreement. (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on March 10, 2020).
2.2	Agreement and Plan of Merger, dated April 29, 2020, by and among the Company, Duke Robotics, Inc., and UAS Acquisition Corp. (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 29, 2020).
3.1	Articles of Incorporation as filed on February 4, 2015 (incorporated by reference to our Registration Statement on Form S-1 filed on August 25, 2015).
3.2	Bylaws, as amended, on March 4, 2020 (incorporated by reference to Exhibit 3.2 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 10, 2020).
3.3	Certificate of Amendment to the Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 29, 2024).
3.4	Certificate of Amendment to the Articles of Incorporation of DUKE Robotics Corp., as filed with the Nevada Secretary of State on October 15, 2025 (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 16, 2025).
3.5	Certificate of Change filed with the Secretary of State of the State of Nevada on March 3, 2026 (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 5, 2026)
4.1	Form of Warrant (incorporated by reference to Exhibit 4.1 to our Registration Statement on Form S-1 filed on April 1, 2026).
4.2	Form of Representative’s Warrant (incorporated by reference to Exhibit 4.2 to our Registration Statement on Form S-1 filed on April 1, 2026).
4.3*	Form of Warrant Agent Agreement
5.1*	Opinion of Sullivan & Worcester LLP.
10.1	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on May 12, 2021).
10.2#	2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on May 28, 2021).
10.3	Collaboration Agreement, dated January 29, 2021, by and between Duke Airborne Systems Ltd. and Elbit Systems Land Ltd. (translation from Hebrew) (incorporated by reference to Exhibit 10.8 to our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2021).
10.4#	Services Agreement, dated March 25, 2021, between the Company and Yossef Balucka. (incorporated by reference to Exhibit 10.9 to our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2021).
10.5#	Amendment to Services Agreement between the Company and Mr. Yossef Balucka, dated August 4, 2024 (incorporated by reference to Exhibit 10.1 to our quarterly report on Form 10-Q filed with the SEC on August 7, 2024).
10.6#	Consulting Agreement, dated March 18, 2025, between the Company and Vadim Maor (incorporated by reference to Exhibit 10.6 to our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 20, 2025).
10.7	Warrant Extension Agreement, dated April 5, 2022, between the Company and the investors signatory thereto (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on April 8, 2022).
10.8	Warrant Extension Agreement, dated November 1, 2023, between the Company and the investors signatory thereto (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on November 3, 2023).
10.9	Form of Warrant Amendment Agreement, dated June 20, 2024, between the Company and certain warrant holders (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on June 24, 2024).
10.10	Supplement Letter to the Collaboration Agreement between DUKE Robotics Corp. and Elbit Systems Land Ltd., dated April 2, 2025 (incorporated by reference to exhibit 10.1 to our Current Report on Form 8-K filed with the Securities Exchange Commission on April 3, 2025).
10.11	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on January 5, 2026).
10.12#	Amendment No. 1 to 2021 Equity Incentive Plan, as of March 10, 2026 (incorporated by reference to Exhibit 10.12 to our Annual Report on Form 10-K filed with the Securities Exchange Commission on March 12, 2026).
10.13	Form of Warrant Amendment Agreement, dated March 10, 2026, between the Company and certain warrant holders (incorporated by reference to Exhibit 10.13 to our Registration Statement on Form S-1 filed on April 1, 2026).
14.1	Amended and Restated Code of Business Conduct and Ethics. (incorporated by reference to Exhibit 14.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 10, 2020).
21.1	List of Subsidiaries of DUKE Robotics Corp. (incorporated by reference to Exhibit 21.1 to our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 20, 2025).
23.1*	Consent of Somekh Chaikin Member Firm of KPMG International, independent registered public accounting firm
23.2*	Consent of Sullivan & Worcester LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page to the initial filing of this registration statement)
107*	Filing Fee Table

*	Filed herewith

#	Denotes management compensation plan or contract

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Mevo Carmel Science and Industrial Park, Israel, on April 27, 2026.

DUKE Robotics Corp.

/s/ Yossef Balucka
Yossef Balucka
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Yossef Balucka	Chief Executive Officer	April 27, 2026
Yossef Balucka	(Principal Executive Officer)

*	Chief Financial Officer	April 27, 2026
Shlomo Zakai	(Principal Financial and Accounting Officer)

*	Chairman	April 27, 2026
Yariv Alroy

*	Vice Chairman	April 27, 2026
Erez Nachtomy

*	Director	April 27, 2026
Eran Antebi

*	Director	April 27, 2026
Keren Gousman Golan

* By:	/s/ Yossef Balucka
Yossef Balucka
Attorney-in-fact